AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1999
                                                    REGISTRATION NO. 333-_______

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                MEDICALOGIC, INC.
             (Exact name of registrant as specified in its charter)

        OREGON                         7374                  93-0890696
   (State or other              (Primary Standard         (I.R.S. Employer
   jurisdiction of                  Industrial             Identification
    incorporation                 Classification               Number)
   or organization)                Code Number)

                                   -----------

                           20500 NW EVERGREEN PARKWAY
                             HILLSBORO, OREGON 97124
                                 (503) 531-7000
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                                   -----------

                                 MARK K. LEAVITT
                             CHIEF EXECUTIVE OFFICER
                           20500 NW EVERGREEN PARKWAY
                             HILLSBORO, OREGON 97124
                                 (503) 531-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                   COPIES TO:
            STEPHEN E. BABSON                     ROY W. TUCKER
             TODD A. BAUMAN                      Perkins Coie LLP
             Stoel Rives LLP             1211 SW Fifth Avenue, Suite 1500
     900 SW Fifth Avenue, Suite 2600            Portland, OR 97204
          Portland, Oregon 97204                  (503) 727-2000
             (503) 224-3380

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement.

                                   -----------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                     Proposed Maximum
    Title of Each Class                  Aggregate             Amount of
Of Securities to Be Registered       Offering Price(1)      Registration Fee
------------------------------       ----------------       -----------------
Common Stock                            $60,000,000             $16,680
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1999

Prospectus
         , 1999

                                MEDICALOGIC, INC.

                                     [LOGO]

                       ____________ Shares of Common Stock

--------------------------------------------------------------------------------

Market & Proposed Symbol:                The Offering:

o    We have applied for listing on      o     We are offering __________ shares
     the Nasdaq National Market with           of our common stock.
     the symbol MDLI.
                                         o     The underwriters have an option
                                               to purchase an additional
                                               __________ shares from us to
                                               cover over-allotments.

                                         o     We anticipate that the initial
                                               public offering price will be
                                               between $______ and $_______ per
                                               share.

--------------------------------------------------------------------------------
                                                Per Share            Total
--------------------------------------------------------------------------------

Public offering price:                          $                    $
Underwriting fees:
Proceeds to MedicaLogic:

     This investment involves risk. See "Risk Factors" beginning on Page 9.

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette

                BancBoston Robertson Stephens

                                  U.S. Bancorp Piper Jaffray

                                                                  DLJdirect Inc.

                                TABLE OF CONTENTS

                                 Page                                     Page
Prospectus Summary ..............   3    Business ........................  40
Risk Factors ....................   9    Management ......................  60
Use of Proceeds .................  22    Certain Transactions ............  70
Dividend Policy .................  22    Principal Shareholders ..........  72
Capitalization ..................  23    Description of Capital Stock ....  75
Dilution ........................  24    Shares Eligible for Future Sale .  79
Selected Consolidated                    Underwriting ....................  81
   Financial Data ...............  25    Additional Information ..........  84
Management's Discussion and              Legal Matters ...................  84
   Analysis of Financial                 Experts .........................  84
   Condition and Results of              Index to Financial Statements ...  F-1
   Operations ...................  27

     "MedicaLogic," "Practice With Knowledge," "Logician," "SIMPL," "Quickstep," "ScheduLogic," "LinkLogic," "KnowledgeBank," "AboutMyHealth" and the MedicaLogic logo are trademarks or service marks of MedicaLogic. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for reasons such as those set forth under "Risk Factors."

                                MedicaLogic, Inc.

Our Business

     Our business is connecting physicians and patients through the Internet. For physicians, we offer a line of enterprise and Internet-based electronic medical record products and services for use at the point of care in the exam room, with configurations suitable for practices of all sizes. For patients, we will provide a Web site that will allow them to access certain healthcare information from their physician-generated medical record, enter personal medical information and effectively communicate with their physician. For both physicians and patients, we will provide focused healthcare content and commerce opportunities, keyed to information in a selectively shared database that unites physicians and patients. Together, these products, services and databases will comprise our Internet Health Services Center. We believe we can increase the efficiency and quality of healthcare and enhance the physician-patient relationship through our Internet Health Services Center.

     Founded in 1985, MedicaLogic has been developing, marketing and supporting electronic medical records for over a decade and has products in daily use by physicians across the country. While most healthcare information systems have primarily supported financial and administrative functions, we have focused exclusively on the challenge of providing clinical solutions that are used by physicians at the point of care to create and access the electronic medical record. Our customers include academic medical centers such as Baylor College of Medicine in Houston, Texas, integrated healthcare delivery systems such as Providence Health System in Portland, Oregon, and other customers such as the NASA space shuttle program. More than 7,000 health professionals, including approximately 3,000 physicians, now maintain electronic medical records with our enterprise electronic medical record software, constituting an estimated base of over 7 million electronic patient records. Our technology will use the Internet to link healthcare consumers to physicians using either our enterprise or Internet-based electronic medical record. We believe we are the leading provider of electronic medical record software in the healthcare industry.

Our Market Opportunity

     The patient medical record developed and maintained by the physician is of paramount importance in the U.S. healthcare system. Despite increased needs by the healthcare industry for more accurate and accessible clinical information, the vast majority of clinical data is still recorded in handwritten or hand-typed notes filed within paper charts which cannot be accessed, aggregated or organized electronically. We believe the Internet has made computerized tools more useful and more affordable than traditional client-server applications to the 600,000 practicing physicians in the United States and will facilitate the widespread adoption of an electronic medical record. The Internet is also an efficient means to distribute medical information to healthcare consumers, whose interest in such information is growing rapidly. According to a 1997 survey in the Journal of the American Medical Association, 43% of U.S. adults who used the Internet were seeking health information. According to Cyber Dialogue, 78% of Internet users with health insurance are interested in managing their health insurance benefits online and 23% of all Internet users are interested in purchasing prescription drugs online. Also according to Cyber Dialogue, 90% of all Internet users have health insurance.

Our Solution

     Our solution is the Internet Health Services Center, which will provide the following benefits:

     Improved Quality of Care. Our solution is designed to increase patient medical information flows among all healthcare participants, which ultimately will result in more accurate diagnoses and more timely and appropriate treatments. Using our solution, physicians will be able to enter and access patient-specific data online at the point of care, allowing them, for example, to review data regarding potentially harmful drug interactions, without manually searching through the often unorganized and incomplete paper records. We believe this and other benefits provided by our solution will result in improved quality of care.

     Empower Healthcare Consumers with Information Regarding their Healthcare. Whether they see a physician themselves on a regular or episodic basis, or act as a coordinator of healthcare for a child, elderly parent or other relative, healthcare consumers want more information and more control over their healthcare needs. Through the use of the Internet, our solution is designed to increase information flows among all healthcare participants, including patients, which ultimately gives patients greater control. Our solution will permit consumers to communicate electronically with other healthcare participants, such as physicians, payers and suppliers, giving them quicker, more efficient and more effective access to patient records, prescription drugs, payment services and information and other health-related supplies and services.

     Improved Physician-Patient Relationship. Our Internet solution is designed to facilitate communication between physicians and patients, which has been reduced by the widespread adoption of managed care. We believe improved physician access to information at the point of care will result in higher-quality clinical interaction between physicians and patients. Likewise, providing patients with better access to information and electronic communication with physicians will result in a better understanding of physician instructions by patients and, ultimately, a lower risk of treatment error.

     Reduced Healthcare Costs. Our solution is designed to reduce healthcare costs and improve the management of patient records by:

     o    Reducing the inefficiencies of manual and paper-based transactions;
     o    Eliminating redundant data entry;
     o    Reducing transcription costs;
     o    Reducing hospitalizations related to harmful drug interaction events;
     o Reducing duplicative and unnecessary laboratory tests resulting from inaccurate or misplaced records;
     o Rationalizing entry and availability of Health Care Financing Administration-mandated patient chart and account coding information;
     o Decreasing the communication inefficiencies created by isolated proprietary systems; and
     o Improving health maintenance through greater efficiency and better access to patient medical records.

Our Strategy

     Our objective is to be the leading provider of Internet-based electronic health record information. Our strategy to achieve this objective has the following key elements:

     o Gain rapid adoption by physicians of our electronic medical records solutions;
     o Offer the most compelling Internet destination for healthcare consumers;
     o    Become a leading driver of clinical e-commerce transactions; and
     o    Capitalize on the value of our large, clinically-rich database.

Strategic Relationships

     Because our products and services are used at the point of care, we are well positioned to offer electronic transaction services to both physicians and their patients. To pursue these opportunities, we will form relationships with strategic partners who can provide these electronic transaction services, including electronic processing of claims, automatic filling and refilling of prescriptions and electronic transmission of laboratory results. In addition, we will enter into strategic partnerships with vendors who will provide medical content to our customers as well as partnerships that will allow our physician customers to have access to computer hardware on which they may use our products and services. To date, we have entered into the following strategic relationships:

     o CVS.com. CVS.com, a leading online pharmacy, will fill orders for prescriptions received from physicians and patients using our Internet-based products.
     o Dell. Dell is a preferred provider of notebooks, personal computers and other hardware, and we granted Dell a nonexclusive right and license to reproduce and install our software programs and related materials on Dell branded hardware products.
     o Envoy. Envoy Corporation, a leader in electronic transaction processing in the healthcare industry, will provide us with a nonexclusive and nontransferable license to its services for the processing of certain healthcare transactions, including patient eligibility and referral checks and medical claims submissions. These services will become available in early 2000.

     MedicaLogic, Inc. was incorporated in Oregon in May 1985 and commenced operations that year. Our executive offices are located at 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124. Our telephone number is (503) 531-7000.

                                  The Offering


Common stock offered by MedicaLogic.........    __________ shares

Common stock to be outstanding after
   the offering.............................    __________ shares

Nasdaq National Market Symbol...............    MDLI

Use of proceeds.............................    o   working capital;
                                                o   general corporate purposes;
                                                    and
                                                o   potential acquisitions.

                                                See "Use of Proceeds" on
                                                page 22.

     The number of shares of common stock to be outstanding after the offering excludes an aggregate of 13,994,384 shares of common stock reserved for issuance under our stock plans, of which 4,359,651 shares of common stock were subject to outstanding options as of September 15, 1999 at a weighted average exercise price of $2.48 per share. See "Management-Stock Incentive Plans," and Notes 7 and 13 of Notes to Consolidated Financial Statements.

                   Assumptions which Apply to this Prospectus

     Unless we indicate otherwise, all information in this prospectus reflects the following:

     o the conversion of our outstanding preferred stock on a one-for-one basis into common stock; and
     o no exercise by the underwriters of their over-allotment option to purchase up to ____ additional shares of common stock.

                       Summary Consolidated Financial Data
                      (In thousands, except per share data)

     The summary consolidated historical financial information below was derived from the Consolidated Financial Statements beginning on page F-1. This summary should be read together with the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27.

     We completed our acquisition of PrimaCis Health Information Technology, Inc. in January 1999. The unaudited pro forma consolidated statements of operations data combine MedicaLogic's and PrimaCis' historical statements of operations for the year ended December 31, 1998 and give effect to the acquisition as if it occurred on January 1, 1998. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the acquisition had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results of the combined company.

                                                          Years Ended December 31,                  Six Months Ended
                                               ----------------------------------------------            June 30,
                                                                                    Pro Forma     ----------------------
                                                     1996       1997       1998          1998          1998         1999
                                               ----------   --------   --------     ---------     ---------     --------
                                                                                   (unaudited)          (unaudited)
Consolidated Statement of Operations
     Data:
     Revenues................................. $    9,664   $ 12,807   $ 16,160     $  16,408     $   6,659     $  8,975
     Operating expenses:
          Cost of revenues....................      6,120      7,756      6,754         6,770         3,283        3,418
          Marketing and sales.................      6,498      7,539      7,579         9,166         3,630        7,946
          Research and development............      6,583      7,047      8,016         8,575         3,858        5,092
          General and administrative..........        718        865      1,044         2,100           451        1,255
                                               ----------   --------   --------     ---------     ---------     --------
     Operating loss...........................    (10,255)   (10,400)    (7,233)      (10,203)       (4,563)      (8,736)
     Net loss................................. $  (10,315)  $(10,670)  $ (7,035)    $ (10,126)    $  (4,497)    $ (7,993)
                                               ==========   ========   ========     =========     =========     ========
     Basic and diluted net loss per common
     share(1)................................. $    (0.78)  $  (0.80)  $  (0.51)    $   (0.66)    $   (0.34)    $  (0.47)
                                               ==========   ========   ========     =========     =========     ========
     Weighted average shares used in computing
     basic and diluted net loss per common
     share(1).................................     13,153     13,269     13,766        15,231        13,358       16,841
     Pro forma basic and diluted net loss per
     common share(1)..........................                         $  (0.20)                                $  (0.21)
                                                                       ========                                 ========
     Weighted average shares used in computing
     pro forma basic and diluted net loss per
     common share(1)..........................                           34,957                                   38,919

Consolidated Balance Sheet Data:                                         June 30, 1999
                                                                         -------------
                                                                          (unaudited)
                                                                      Actual   As Adjusted (2)
                                                                   ---------   ---------------
     Cash and cash equivalents..................................   $   9,922   $
     Working capital............................................      38,424
     Total assets...............................................      59,203
     Long-term obligations, net of current portion..............         984
     Convertible redeemable preferred stock.....................      83,687
     Total stockholders' equity (deficit).......................     (35,841)


(1) For a description of the computation of the net loss per share and number of shares used in per share calculations, see Note 1 of the Notes to the Consolidated Financial Statements. Pro forma basic and diluted net loss per share includes shares of common stock issued on the conversion of our outstanding preferred stock on a one-for-one basis into common stock.
(2) As adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock and the sale by us of _____ shares of common stock offered by this prospectus at an initial public offering price of $___ per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and related notes, before you purchase any shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

                          Risks Related to MedicaLogic

Our Internet-based business model may not be successfully implemented, and it is difficult to evaluate because it is new and unproven.

     We have only recently implemented our Internet-based business model, and we do not have an operating history with this model upon which you can evaluate our prospects. In attempting to implement our Internet-based business model, we are significantly changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below. For each of the last three fiscal years and the first six months of 1999, all of our revenue was generated from the sale of licenses on and services related to our enterprise software and no revenue was derived from our Logician Internet system or other Internet-based products and services. Accordingly, our operating history is not indicative of our future performance under our Internet-based business model, and you should not rely upon our past performance to predict our future performance. We may not be able to implement our business model successfully.

We may not achieve broad acceptance of our products and services by physicians, patients and other healthcare stakeholders.

     Our business model depends on our ability both to sell our Logician and Logician Internet systems to physicians and other healthcare providers and to generate usage by a large number of physicians. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by physicians and healthcare consumers. Use of our products and services requires physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. Physicians may not choose to integrate our products and services into their office work flow. Failure to achieve broad acceptance of our products and services by physicians and other healthcare stakeholders would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a small number of customers.

     We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of customers. To the extent that any significant customer spends less money on licenses for Logician or related services, or terminates its relationship with us, our revenues could decline substantially. In 1998, we derived 21% of our revenue from VHA, Inc., a distribution partner, and in the first six months of 1999, we derived approximately 50% of our revenue from Baylor College of Medicine. The loss of any of these large customers could have a material adverse effect on our business, financial condition and results of operations. In the near term, we expect to continue to derive a significant portion of our future revenues from sales of our Logician enterprise product to a limited number of large integrated healthcare delivery networks. Failure to make such sales during any quarter could cause our revenues and results of operations to fall short of expectation, which could adversely affect the price of our common stock.

We have a history of net operating losses and may not be profitable in the future.

     Failure to achieve or maintain profitability could materially and adversely affect the market price of our common stock. We have experienced net losses of approximately $10.3 million, $10.7 million, $7.0 million and $8.0 million in 1996, 1997, 1998 and the first six months of 1999, respectively. At June 30, 1999, we had a retained deficit of $43.1 million. We are investing heavily to develop our Internet-based products and services and expand our sales and marketing capabilities related to our Internet-based business. To date, we have not achieved any revenue on Internet-based products or services. We expect to continue to experience net losses for the foreseeable future, and we are not certain when we will become profitable, if at all. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

Our results of operations are likely to fluctuate significantly.

     Because of the emerging nature of our Internet-based business, we may be unable to forecast accurately our revenues. In addition, the sales cycle for our products and services varies widely, particularly for sales of our Logician product to large integrated healthcare delivery networks, and it is difficult for us to predict the timing of particular sales. Since most of our costs are based on projected revenue levels, small variations in the timing of revenue recognition could cause significant variations in results of operations from quarter to quarter. Sales and results of operations may fluctuate from quarter to quarter depending on:

     o The amount and timing of operating costs and capital expenditures relating to development and expansion of our business;
     o Our introduction of new or enhanced services and products, and similar introductions by our competitors;
     o The budgetary cycles of large healthcare providers and other healthcare organizations;
     o    Our ability to upgrade and develop our systems and infrastructure;
     o    Government regulations; and
     o    General economic conditions.

     As a result, we believe that quarter-to-quarter comparisons of our sales and results of operations are not necessarily meaningful and that such comparisons may not be accurate indicators of future performance. Since we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant decrease in revenue would likely have an immediate and material adverse effect on our business, financial condition and results of operations. In addition, if our future results of operations are below the expectations of securities analysts or investors our stock price may decline.

Our business prospects depend on our ability to introduce successfully new products and services and enhance current products and services.

     The implementation of our Internet-based business model depends on our ability to introduce successfully new products and services. These include Logician Internet, which we began to offer on a commercial basis in September 1999, and our consumer Web site code-named AboutMyHealth.net, which is currently being tested in a pilot program and which will be released commercially in late 1999. We may not be able to introduce these products and services or our other products and services under development on schedule, or at all. Any failure by us to introduce planned products or to introduce such products on schedule could have a material adverse effect on our business, financial condition and results of operations. In addition, early releases of software often contain errors or defects. Despite our extensive testing, errors could be found in our new product releases and services before or after commercial release, which would result in product redevelopment costs and loss of, or delay in, market acceptance.

     In addition, we must enhance our product and service offerings to add functionality in such areas as interfacing with the products of our strategic partners. Our products and services often must be integrated and customized to operate with existing customer legacy computer systems. Developing, integrating and customizing our products and services will be expensive and time consuming. We are also working on enhancements that will allow our Logician and Logician Internet products to communicate with each other, thereby facilitating connections between physicians in integrated healthcare delivery networks, who primarily use Logician, and physicians who use Logician Internet. Failure to achieve these goals could have a material adverse effect on our business, financial condition and results of operations.

We rely on strategic relationships that may not provide anticipated benefits.

     To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. We will depend upon these relationships to, among other things, extend the reach of our products and services to a larger number of participants in the healthcare industry, develop and deploy new products and generate additional revenue.

     To date, we have established only a limited number of strategic relationships, and these relationships are in the early stages of development. We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. Entering into strategic relationships is complicated by several factors, including the following:

     o Current or future strategic partners may decide to compete with us in some or all of our markets;
     o Key participants in the healthcare industry may refuse to establish strategic relationships with us if we have entered into such relationships with their competitors; and
     o Potential strategic partners may be reluctant to work with us until our products and services have obtained widespread market acceptance.

     If we lose any of our existing strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, which would have a material adverse effect on our business, financial condition and results of operations. See "Business-Sales and Marketing" and "Business-Strategic Relationships."

Potential integrated healthcare delivery network customers could take a long time to evaluate the purchase of our products and services and to complete the purchase even after a decision has been made.

     One element of our strategy is to market our services directly to large healthcare organizations. The sale and implementation of our products and services are often subject to delays due to these organizations' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks. We do not control many of the factors that will influence their buying decisions or affect the timing of implementation.

Intense competition in our markets may lead to reduced sales of our products and services.

     Our industry is intensely competitive and subject to fragmentation, high growth and rapid technological change. We may face significant competition from traditional healthcare information system vendors and Internet healthcare companies as they expand their product offerings. Many of these companies have significantly greater financial resources, well-established brand names and large installed customer bases. We may be unable to compete successfully against these organizations. We believe that, to be successful, we must gain significant market share with our products and services before our competitors introduce alternative products and services with features similar to ours. Failure to achieve a significant market share may materially reduce our ability to compete successfully, if at all, with other market participants and could have a material adverse effect on our business, financial condition and results of operations.

Our failure to keep pace with advances in technology could harm our business.

     If we cannot adapt to changing technologies, our business, financial condition and results of operations could be materially adversely affected. The Internet and healthcare information markets are characterized by rapid technological change, changes in users' and customers' requirements, frequent new service and product introductions embodying new technologies and the emergence of new industry standards and practices that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards.

We may not be able to manage our growth effectively.

     We will need to expand our operations if we successfully achieve market acceptance for our products and services. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future results of operations will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to project the rate or timing of increases in the use of our products and services accurately or to expand and upgrade our systems and infrastructure to accommodate such increases.

Our success depends on our key personnel.

     Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Mark K. Leavitt, our President and Chief Executive Officer, David C. Moffenbeier, our Chief Operating Officer, Harvey J. Anderson, our Senior Vice President, General Manager of Internet Operations, and Cameron Lewis, our Vice President, Internet Marketing and eCommerce Strategies, are integral to the execution of our business strategy. If one or more of our key employees leaves MedicaLogic, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could negatively affect our business, financial condition and results of operations. We do not maintain key person life insurance on any of our employees.

We may not be able to hire or retain skilled personnel.

     Our future success depends on our ability to attract and retain skilled management and other highly qualified personnel who are responsible for day-to-day development and maintenance of our products and technologies, marketing our products and services and servicing our customers. Competition is intense for employees with experience and expertise related to software and the Internet. We may not be able to hire and retain sufficiently skilled personnel to support the development and growth of our business.

Our competitive position depends on our ability to protect our intellectual property rights.

     Our ability to compete depends upon our proprietary systems and technology, including Logician Internet and Logician. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. In addition, we are preparing six patent applications for filing with the U.S. Patent and Trademark Office. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Misappropriation of our intellectual property would have a material adverse effect on our business, financial condition and results of operations. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result.

Intellectual property infringement claims against us can be costly and result in the loss of significant rights.

     We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competing products. One party has recently filed a patent infringement lawsuit against us and several other companies asserting broad proprietary rights in processes similar to our electronic medical record solutions. While we do not believe that we have infringed or are infringing on any valid proprietary rights of third parties, similar infringement claims may be asserted against us and may be successful. We could incur substantial costs and diversion of management resources defending any infringement claims. In addition, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. This type of judgment would have a material adverse effect on our business, financial condition and results of operations. Licenses for intellectual property of third parties that might be required for our products or services may not be available on commercially reasonable terms, or at all.

We are vulnerable to interruptions in our operations.

     To succeed, we must be able to operate our systems without interruption. Our operations are vulnerable to interruption from a variety of sources, many of which are not within our control, including:

     o    Power loss and telecommunications failures;
     o    Software and hardware errors, failures or crashes;
     o    Computer viruses and similar disruptive problems; and
     o    Fire, flood and other natural disasters.

     We have not yet completed comprehensive plans addressing these contingencies. In addition, certain of our communications and information services are provided through our service providers. We expect to depend on independent service providers for many of the services we provide through our Internet Health Services Center system, including the routing of transaction data to third-party payers. Any problems experienced by our providers that result in interruptions of our services or a failure of our services to function as desired could have a material adverse effect on our business, financial condition and results of operations. We may have no means of replacing services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure. Although we attempt to limit our liability for service interruptions, we may face liability for the failure of our system to function for any of the above reasons.

We may be liable for use of data we provide.

     We provide data for use by physicians, consumers and other healthcare stakeholders. This data may be obtained from our physician customers, strategic partners, other third parties or, with patient consent, from the aggregation of patient health records. Although no claims have been brought against us to date regarding injuries related to the use of this data, claims may be made in the future. While we attempt to limit our liability in our license and service agreements, these measures may not prove to be adequate, and we may not be able to insure adequately against these claims. A claim brought against us that is uninsured or under-insured could materially harm our business, financial condition and results of operations.

Our Internet infrastructure is unproven and may not accommodate high levels of use.

     To date, we have processed a limited number and variety of Internet-based transactions. In addition, our Internet products and services have only been used by a limited number of physicians and healthcare consumers. Our infrastructure may not accommodate increased use while maintaining acceptable overall performance. To successfully implement our Internet-based business model, we must continue to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. An unexpectedly large increase in the volume or pace of traffic on our Web site, the number of physicians using Logician Internet or our other Internet-based products and services, or orders placed by customers may require us to expand and further upgrade our technology. This expansion and adaptation would be expensive and will divert our attention from other activities. Failure to expand and adapt our Internet infrastructure could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to prevent security breaches.

     The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications. We believe that any well-publicized compromise of Internet security may deter people from using our products and services to conduct transactions that involve transmitting confidential healthcare information over the Internet.

     It is also possible that third parties could penetrate our network security or otherwise misappropriate our patient and other information. If this happens, our operations could be interrupted, and we could be subject to liability. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information.

If we are unable to obtain additional financing for our future needs, our business may be adversely affected.

     We expect the net proceeds of this offering, together with our available cash, to be sufficient to meet our anticipated needs for working capital and other cash requirements for at least the next 12 months. We may need to raise additional funds, however, in order to:

     o    Fund more rapid expansion;
     o    Develop new or enhance existing services or products;
     o    Respond to competitive pressures; or
     o    Acquire complementary products, businesses or technologies.

We cannot be certain that additional financing will be available on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited. This limitation could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to implement our new management information systems in a timely manner and the new systems may not be adequate to support our operations.

     The growth in the complexity of our business has placed and will continue to place a significant strain on our operational, financial and management information systems. In June, 1999 we purchased a new management information system from Oracle Corporation and the required hardware to support it. This system includes accounting, operations, purchasing and project billing capability. We must integrate this system with our Internet products and services and with our existing customer relationship management system. The successful implementation of this system is expected to be crucial to our operations. We may not be able to implement this new system in an efficient and timely manner and the new system may not be adequate to support our operations.

Year 2000 problems may adversely affect us.

     We may discover Year 2000 compliance problems that will require substantial revisions to our systems, products or services. In addition, third-party software, hardware or services that we rely on may need to be revised or replaced, all of which could be time consuming and expensive. Failure to address any problems that may arise on a timely basis could result in lost revenue, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

     In addition, systems and software used by physicians, payers, Internet access companies, business partners and others outside our control may not be Year 2000 compliant. The failure of these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet or communications failure, which could also prevent us from delivering our services to customers, decrease the use of the Internet or prevent users from accessing our services. This failure could have a material adverse effect on our business, financial condition and results of operations. As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Year 2000 Compliance."

            Risks Related to the Healthcare Industry and the Internet

Government regulation of the healthcare industry could adversely affect our business.

     We are subject to government regulation of the healthcare industry. Existing and new laws and regulations applicable to the healthcare industry could have a material adverse effect on our business, financial condition and results of operations. The federal and state governments extensively regulate the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically.

     Legislation currently being considered at the federal level could affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the Department of Health and Human Services. We are designing our platform and applications to comply with these proposed regulations; however, until these regulations become final, they could change, which could cause us to use additional resources and lead to delays in order to revise our platform and applications. In addition, our success depends on other healthcare participants complying with these regulations.

     Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services are subject to FDA regulation. We may, however, expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay our introduction of new applications or services. See "Business-Governmental Regulation and Healthcare Reform."

     A federal law commonly known as the Medicare/Medicaid antikickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend the acquisition of healthcare products or services. Another federal law, commonly known as the "Stark" law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. The application and interpretation of these laws are complex and difficult to predict and could constrain our financial and marketing relationships.

Government regulation of the Internet could adversely affect our business.

     Our business is subject to evolving government regulation of the Internet. Existing as well as new laws and regulations could adversely affect our business, financial condition and results of operations. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as:

     o    User privacy;
     o    Pricing;
     o    Content;
     o    Copyrights;
     o    Distribution; and
     o    Characteristics and quality of products and services.

     The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet. For example, until recently Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.

We could be subject to sales or other taxes on Internet transactions.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local levels and by certain foreign governments that could impose taxes on online sales of goods and services and certain other Internet activities. A recently enacted federal law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and results of operations. See "Business-Government Regulation and Healthcare Reform."

Consolidation in the healthcare industry could adversely affect our business.

     Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense.

These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our business, financial condition and results of operations could suffer unless we were able to achieve corresponding reductions in our expenses. In addition, the acquisition by third parties of any of our customers could have an adverse effect on our relationship with that customer.

We depend on continued improvements in the Internet infrastructure.

     If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it. The Internet may not prove to be a viable commercial medium because of:

     o    Inadequate development of the necessary infrastructure;
     o Lack of timely development of complementary products like high speed modems; and
     o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation.

               Risks Related to This Offering and Our Common Stock

The public market for our common stock may be volatile.

     Prior to this offering, there has been no public market for our common stock. We cannot guarantee that an active trading market will develop or be sustained or that the market price of our common stock will not decline. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could fluctuate significantly in response to various factors, including:

     o Actual or anticipated variations in our quarterly results of operations;
     o Announcements of technological innovations or new services or products by us or our competitors;
     o    Timeliness of our introductions of new products;
     o    Changes in financial estimates by securities analysts;
     o Conditions and trends in the electronic healthcare information, Internet and e-commerce markets; and
     o    General market conditions and other factors.

     In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. The trading prices of many technology companies' stocks are at or near historical highs. These high trading prices may not be sustained. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price for a company's securities, shareholders have often initiated securities class action litigation. Any securities class action litigation could result in substantial costs and the diversion of management's attention and resources, which would have a material adverse effect on our business, financial condition and results of operations.

We may have substantial sales of our common stock after the offering.

     Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it more difficult for us to raise funds through equity offerings in the future. After the offering, based on shares outstanding on August 31, 1999, the holders of approximately 32,655,933 of our shares of common stock will be entitled to registration rights with respect to these shares until the holders may sell the shares under Rule 144 or 144(k) of the Securities Act. On the 181st day after the date of this prospectus, 32,958,907 shares of our common stock, including 22,279,090 of the shares subject to registration rights, will be eligible for sale in the public market subject in some cases to volume limitations, based on shares outstanding on August 31, 1999. In addition, a substantial number of outstanding shares of common stock and shares issuable upon exercise of outstanding options will become available for resale in the public market at prescribed times. After the offering, we intend to register 13,994,384 shares of common stock reserved for issuance under our stock incentive plans. See "Shares Eligible for Future Sale."

Investors will suffer immediate and substantial dilution.

     The initial public offering price will be substantially higher than the net tangible book value per share of common stock. If we sell _______ shares in the offering at an assumed initial public offering price of $_______ per share, our net tangible book value per share will be $_______, which is $_______ below the assumed initial public offering price. If we issue additional common stock in the future, or outstanding options to purchase our common stock are exercised, there will be further dilution. See "Dilution."

The anti-takeover provisions of our articles of incorporation, bylaws and Oregon law could delay or prevent an acquisition of our company.

     Our articles of incorporation, bylaws and the anti-takeover provisions of Oregon law could make it more difficult for a party to gain control of MedicaLogic, even if doing so would be beneficial to our shareholders. Our articles of incorporation and bylaws contain the following anti-takeover provisions:

     o The authority to issue up to 50 million shares of preferred stock, with preferences, limitations and relative rights fixed by the board of directors without any vote or action by the shareholders;
     o A classified board of directors, which is divided into three classes with each class standing for election every three years;

     o The requirement that directors may only be removed for cause or with the affirmative vote of at least 75% of the voting power of the outstanding shares of our capital stock; and
     o The requirement that the above provisions may only be amended by an affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of our capital stock.

See "Description of Capital Stock."

Forward-looking statements may prove inaccurate.

     This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed above and elsewhere in this prospectus. These statements often contain words like believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements. Recognize these statements for what they are and do not rely on them as facts. We are not obligated to update forward-looking statements.

                                 USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $_______ million, or approximately $______ million if the underwriters' overallotment option is exercised in full, from the sale of shares of common stock offered by us. These estimates assume an initial public offering price of $____ per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

     We expect to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, although we are not currently participating in any active negotiations and have no commitments or agreements with respect to any acquisition, we might in the future use a portion of the remaining proceeds to pay for acquisitions. We intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing instruments until they are used.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to fund the development and growth of our business.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1999 our capitalization (1) on an actual basis and (2) on an as adjusted basis after giving effect to the conversion of all outstanding shares of preferred stock into common stock, the sale by us of the ___________ shares of common stock offered by this prospectus at an initial public offering price of $______ per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and the filing upon the closing of the offering of Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 150 million.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. The shares issued and outstanding do not include 3,883,489 shares issuable on the exercise of outstanding options.

                                                             June 30, 1999
                                                     --------------------------
                                                        Actual      As Adjusted
                                                     ---------      -----------
                                                        (Dollars in thousands)

Cash, cash equivalents and
  short-term investments..........................   $  41,199      $
                                                     =========      ===========

Capital leases and notes payable,
  less current portion............................   $     984      $
                                                     ---------      -----------

Convertible redeemable preferred
  stock; 50,000,000 shares authorized,
  $85,918 aggregate liquidation preference,
  46,091,527 shares designated, 29,059,283
  issued and outstanding at June 30, 1999,
  actual; no shares issued or outstanding,
  as adjusted.....................................      83,687

Shareholders' equity (deficit):

     Common stock, no par value, 100,000,000
       shares authorized, 17,542,422 issued and
       outstanding at June 30, 1999, actual;
       150,000 shares authorized, _______ shares
       issued and outstanding, as adjusted........      14,211

     Common stock notes receivable................      (5,959)

     Deferred compensation........................        (956)

     Accumulated deficit..........................     (43,137)
                                                     ---------      -----------

         Total shareholders' equity (deficit).....     (35,841)
                                                     ---------      -----------

         Total capitalization.....................   $  48,830      $
                                                     =========      ===========

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999 was approximately $44,046,000 or $0.95 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total pro forma number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of ________ shares of common stock offered by this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value would have been approximately $_______, or approximately $_____ per share. This represents an immediate increase in pro forma net tangible book value of $_____ per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $______ per share to new investors.

Assumed initial public offering price per share..............................           $_______
         Pro forma net tangible book value per share as of June 30, 1999.....   $0.95
         Increase attributable to this offering..............................   _____
Pro forma net tangible book value per share after this offering..............            _______
Dilution to new investors....................................................           $

     The following table summarizes, as of June 30, 1999 on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by the existing shareholders and by the new investors based upon an initial public offering price of $_____ per share before deducting the estimated underwriting discounts and commissions and offering expenses payable by us:

                                     Shares Purchased       Total Consideration
                                   --------------------     --------------------   Average Price
                                       Number   Percent         Amount   Percent     Per Share
                                   ----------   -------     ----------   -------   -------------
                                                           (In thousands)
Existing shareholders............  46,601,705   ______%      $  96,942    _____%          $2.08
New investors....................  __________   ______        ________    _____           $_____
     Total.......................  __________    100.0%      $________    100.0%
                                   ==========   ======        ========    =====

     These tables exclude all options that will remain outstanding upon completion of this offering. See Note 7 to Notes to the Consolidated Financial Statements. The exercise of outstanding options having an exercise price less than the offering price would increase the dilutive effect to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and accompanying Notes, which are included elsewhere in this prospectus. The consolidated statements of operations data for the three-year period ended December 31, 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included elsewhere in this prospectus. The consolidated statements of operations data for the two-year period ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from, and are qualified by reference to, audited Consolidated Financial Statements that are not included in this prospectus. The consolidated statements of operations data for the six-month periods ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position and results of operations for these periods. Historical results of operations are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

                                                                                                Six Months Ended
                                                   Years Ended December 31,                         June 30,
                                      ----------------------------------------------------    --------------------
                                          1994       1995       1996       1997       1998        1998        1999
                                      --------   --------   --------   --------   --------    --------   ---------
                                             (In thousands, except per share data)                 (Unaudited)
Consolidated Statements of
Operations Data:
Revenues:
    Software........................  $  2,084   $  6,765   $  6,845   $  7,617   $ 10,410    $  3,989   $   5,787
    Service and support.............       366        772      2,819      5,190      5,750       2,670       3,188
                                      --------   --------   --------   --------   --------    --------   ---------
         Total revenues.............     2,450      7,537      9,664     12,807     16,160       6,659       8,975

Operating expenses:
    Cost of revenue.................       987      3,141      6,120      7,756      6,754       3,283       3,418
    Marketing and sales.............     2,755      5,061      6,498      7,539      7,579       3,630       7,946
    Research and development........     1,024      2,980      6,583      7,047      8,016       3,858       5,092
    General and administrative......       376        582        718        865      1,044         451       1,255
                                      --------   --------   --------   --------   --------    --------   ---------
         Total operating expenses...     5,142     11,764     19,919     23,207     23,393      11,222      17,711
                                      --------   --------   --------   --------   --------    --------   ---------
         Operating loss.............    (2,692)    (4,227)   (10,255)   (10,400)    (7,233)     (4,563)     (8,736)
                                      --------   --------   --------   --------   --------    --------   ---------

Other income (expense):
    Interest expense................       (88)      (176)      (251)      (240)      (187)       (106)        (93)
    Interest income.................        70        172        456        617        707         313         494
    Other, net......................       (22)       (30)      (265)      (647)      (322)       (141)        342
                                      --------   --------   --------   --------   --------    --------   ---------
         Total other income
           (expense)................       (40)       (34)       (60)      (270)       198          66         743
                                      --------   --------   --------   --------   --------    --------   ---------
         Loss before income taxes...    (2,732)    (4,261)   (10,315)   (10,670)    (7,035)     (4,497)     (7,993)

Provision for income taxes..........         -          -          -          -          -           -           -
                                      ========   ========   ========   ========   ========    ========   =========
         Net loss...................  $ (2,732)  $ (4,261)  $(10,315)  $(10,670)  $ (7,035)   $ (4,497)  $  (7,993)
                                      ========   ========   ========   ========   ========    ========   =========

Net loss per share:
                                           $
     Basic and diluted..............  $  (3.30)  $  (0.34)  $  (0.78)  $  (0.80)  $  (0.51)   $  (0.34)  $   (0.47)
                                      ========   ========   ========   ========   ========    ========   =========

     Weighted average shares--basic
     and diluted....................       827     12,603     13,153     13,269     13,766      13,358      16,841

                                                    December 31,
                                -----------------------------------------------------
                                    1994       1995       1996        1997       1998        June 30, 1999
                                --------  ---------   --------    --------   --------        -------------
Consolidated Balance Sheet                     (Dollars in thousands)                         (Unaudited)
Data:
Cash and cash equivalents.....  $  3,545  $  10,614   $ 18,651    $  4,924   $  4,718          $  9,922
Working capital...............     4,159     10,245     19,096      14,870     16,091            38,424
Total assets..................     6,242     14,787     26,074      22,072     24,308            59,203
Long-term obligations, net of
current portion...............       406      1,454        977         278        679               984
Convertible redeemable
preferred stock...............     5,698     15,795     35,818      42,593     49,387            83,687
Total shareholders' deficit...      (869)    (4,995)   (15,268)    (25,895)   (32,044)          (35,841)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of MedicaLogic should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors that include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

     MedicaLogic was founded in 1985 and released its first DOS-based electronic medical record product in 1989. In 1996, we released Logician, our Windows-based electronic medical record product. From 1994 through 1998, we concentrated on building our development and implementation capabilities by hiring additional engineering and sales personnel, improving the functionality of Logician through the release of three major upgrades, and implementing our product at customer sites. During the first six months of 1999, we released our current version of Logician and expect to ship an upgrade in September 1999. Our revenues totaled approximately $16.2 million and $9.0 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. All of this revenue was derived from the sale and associated support and services of our Logician software product, both directly and through resellers, to physicians in integrated healthcare delivery systems.

     We receive software license revenues from licensing our software products both directly to end-users and indirectly through resellers. We receive service revenues from two major sources: customer support contracts and consulting contracts. Customer support revenue, which consists of annual subscription fees for ongoing support of the product, including upgrades, is recognized ratably over the term of the contract, which is typically one year. We derive consulting revenues primarily from the implementation services performed on a time-and-materials basis under separate service arrangements related to the implementation of our software products. We recognize revenues from consulting services as the services are performed.

     During 1996, four customers accounted for approximately 41% of total revenues. During 1997, two customers accounted for approximately 32% of our total revenues and in 1998, one customer accounted for approximately 21% of our total revenues. During the first six months of 1999, one customer accounted for approximately 50% of our total revenues.

     Costs of revenues consist of licensing fees paid to third-party software vendors, the cost of product media, product duplication, order fulfillment personnel, manuals and implementation and support personnel and third-party service provider costs related to customer support. Marketing and sales expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, travel and promotional expenses and facility and communication costs. Research and development expenses consist primarily of salaries and benefits paid to software developers, quality assurance personnel and technical writers, equipment for software developers and payments to outside contractors. General and administrative expenses consist primarily of salaries, benefits and related costs for our finance and administrative personnel and professional services fees.

     We recognize software license revenue in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4. These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and have been applied to transactions entered into after January 1, 1998. The application of SOP 97-2 has not had a material impact on our results of operations.

     With the implementation of our Internet business model, we expect that our historical revenue sources, sales of software licenses and services, will gradually be replaced by sources of revenue related to our Internet business model. Our first Internet product, Logician Internet, was not commercially introduced until September 1999. Our consumer Web site code-named AboutMyHealth.net is being tested in a pilot program and will not be introduced until late 1999. Because our Internet business model is in an emerging stage, revenue and income potential from our Internet products and services is unproven. For this reason, we expect our historical revenue sources will continue to be major contributors to our overall revenues for the foreseeable future. Despite the continued importance of our historical revenue sources, you should not use our past results as a basis to predict our future performance due to the implementation of our Internet business model.

     In addition to our historical revenue sources, we expect to generate future revenue from the following sources:

     o Subscription fees for use of Logician, rather than the one-time license fees we have historically charged;
     o Subscription fees for Logician Internet, our hosted application that allows physicians and other healthcare providers to create and manage electronic medical records over the Internet;
     o Transaction fees for drug prescriptions transmitted through the Internet Health Services Center;
     o Transaction fees to process payment claims through our Internet Health Services Center; and
     o Fees charged to advertisers for posting banner and other forms of advertising on our physician- and consumer-oriented Web sites.

     Since inception, but increasingly during the past year, we have made substantial investments in infrastructure and in staffing and management to accommodate current and anticipated future growth. From January 1, 1999 to August 31, 1999, we hired 73 employees, or approximately 33% of our current workforce, and invested approximately $8.5 million in capital assets. A large portion of these assets is dedicated to the development of our Internet Health Services Center. Our planned growth will require additional staff and infrastructure.

     We have incurred net losses each year since we began operations. We had a net loss of approximately $7.0 million for the year ended December 31, 1998 and $8.0 million for the six months ended June 30, 1999 and, as of June 30, 1999, had an accumulated deficit of $43.1 million. We intend to increase further our spending on technology infrastructure development, marketing and promotion, services development and strategic relationships, all of which are related to the establishment of our Internet Health Services Center. As a result, we expect to continue incurring net losses and negative cash flows from operations at least through 2000.

     Effective January 1999, we acquired PrimaCis Health Information Technology, Inc. in a transaction that was accounted for as a purchase. PrimaCis, which was founded by faculty members of the Baylor College of Medicine, was a developer of electronic medical record software and had developed in-depth Internet-based oncology content for its Internet site. We paid PrimaCis shareholders total consideration of $6.3 million and paid $153,000 in merger-related costs to acquire the outstanding shares of PrimaCis capital stock. These amounts consisted of $2.1 million in cash, the issuance of shares of MedicaLogic common stock valued at $3.3 million and the assumption of $1.1 million in PrimaCis' liabilities. Goodwill in the amount of $3.2 million, reflecting the excess of the purchase price for PrimaCis over the fair value of the net tangible and other intangible assets acquired, will be amortized on a straight-line basis over a four-year period. Concurrently, in a transaction facilitated by our acquisition of PrimaCis, Baylor College of Medicine purchased 1,500 licenses of Logician from us for $4.5 million. Because the PrimaCis transaction facilitated the Baylor College of Medicine transaction, we allocated approximately $2.3 million of the purchase price for PrimaCis as a sales commission, which was recognized during the first six months of 1999.

     At about the time of the PrimaCis acquisition, we entered into an agreement with the Baylor College of Medicine providing that for each purchase of licenses of Logician prior to January 1, 2003 by Baylor College of Medicine or any other institution or health care provider in the Houston, Texas area, we will issue as payment to Baylor College of Medicine shares of our common stock having a then-current fair market value equal to 50% of the license fees received from that sale, up to an aggregate maximum of $12 million of our stock. Accordingly, when we sell additional licenses to Baylor College of Medicine, the amount of revenue we recognize reflects a sales discount equal to 50% of the license fee. When we sell licenses covered by this agreement to others, we reflect the payment to Baylor College of Medicine in the form of a sales commission.

     At June 30, 1999, we recorded aggregate deferred compensation of $956,000 for the grant of stock options at exercise prices less than the deemed fair value on the grant date. We expect to record additional deferred compensation of approximately $1.0 million in the third quarter of 1999 to reflect additional option grants at exercise prices less than the deemed fair value of common stock on the grant date through September 1999. The deferred compensation is being amortized over the vesting period of the options, which is generally three years. Of the total deferred compensation, none was amortized in the second quarter and approximately $127,000 will be amortized in the third quarter of 1999.

Results of Operations

                                                                                            Six Months Ended
                                                Years Ended December 31,                        June 30,
                                     ------------------------------------------        ---------------------------
                                          1996             1997            1998             1998              1999
                                     ---------        ---------       ---------        ---------         ---------
                                                                                               (Unaudited)
Revenues:
     Software                             70.8 %           59.5 %          64.4 %           59.9 %            64.5 %
     Service and support                  29.2             40.5            35.6             40.1              35.5
                                     ---------        ---------       ---------        ---------         ---------
     Total revenues                      100.0            100.0           100.0            100.0             100.0
Operating expenses:
     Cost of revenue                      63.3             60.6            41.8             49.3              38.1
     Marketing and sales                  67.2             58.9            46.9             54.5              88.5
     Research and development             68.1             55.0            49.6             57.9              56.7
     General and administrative            7.4              6.8             6.5              6.8              14.0
                                     ---------        ---------       ---------        ---------         ---------
        Total operating expenses         206.1            181.2           144.8            168.5             197.3

     Operating loss                     (106.1)           (81.2)          (44.8)           (68.5)            (97.3)

Other income (expense):
     Interest expense                     (2.6)            (1.9)           (1.2)            (1.6)             (1.0)
     Interest income                       4.7              4.8             4.4              4.7               5.5
     Other, net                           (2.7)            (5.1)           (2.0)            (2.1)              3.8
                                     ---------        ---------       ---------        ---------         ---------
        Total other income (expense):     (0.6)            (2.1)            1.2              1.0               8.3

        Loss before income taxes        (106.7)           (83.3)          (43.5)           (67.5)            (89.1)

Provision for income taxes                   -                -               -                -                 -
                                     ---------        ---------       ---------        ---------         ---------

        Net loss                        (106.7)%          (83.3)%         (43.5)%          (67.5)%           (89.1)%
                                     ---------        ---------       ---------        ---------         ---------


Six Months Ended June 30, 1999 and 1998

Revenues

     Total revenues, which consisted of software licenses and service revenues, increased to $9.0 million for the first six months of 1999 from $6.7 million for the first six months of 1998. This increase primarily resulted from an increase of $1.8 million in software revenue, which in turn was primarily attributable to increases in the average selling price of Logician, partly offset by a decrease in the total licenses sold. The increase in the average selling price resulted primarily from a higher percentage of products sold through direct channels versus products sold through reseller channels.

     Total service revenue increased to $3.2 million for the first six months of 1999 from $2.7 million for the first six months of 1998, due primarily to an increase in our Logician installed base to 6,790 users on June 30, 1999 from 4,740 users on June 30, 1998. Service revenue represented 36% of our total revenues for the first six months of 1999 and 40% for the same period in 1998. The decrease as a percentage of total revenue was due primarily to the relatively higher increase in software license revenue compared to service revenue.

Operating Expenses

Costs of Revenues

     Costs of revenues increased slightly to $3.4 million for the first six months of 1999 from $3.3 million for the first six months of 1998. Costs of revenues as a percentage of revenues was 38% for the six months ended June 30, 1999 and 49% for the six months ended June 30, 1998. The decrease in cost of revenues as a percentage of revenue resulted primarily from an average decrease of 53% in a third-party's licensing fees which took effect April 1, 1998 and from the decreasing marginal cost of service on each additional installed license. The cost of providing service to customers as a percentage of associated revenues often varies between periods because the costs of implementation and support personnel are relatively fixed and, at any given time, the staff may not be fully utilized. If we are required to hire additional support staff to service installed licenses on support contracts, we may experience short term increases in costs relative to the revenue produced.

Marketing and sales

     Marketing and sales expenses increased to $7.9 million for the first six months of 1999 from $3.6 million for the first six months of 1998. Marketing and sales expenses represented 89% of our total revenues for the six months ended June 30, 1999 and 55% of our total revenues for the six months ended June 30, 1998. The increase in dollar amount and percentage of our marketing and sales expenses resulted primarily from sales commissions of $2.3 million associated with our sale of licenses to Baylor College of Medicine, incremental expenses of $1.5 million related to our new Internet business, including the hiring of 19 new employees and an increase in other marketing activities, including trade shows and public relations. We believe that we need to increase significantly our sales and marketing efforts to expand our market penetration and increase acceptance of our Internet products and services. Accordingly, we anticipate that marketing and sales expenses will continue to increase in future periods.

Research and development

     Research and development expenses increased to $5.1 million for the first six months of 1999 from $3.9 million for the first six months of 1998. The increase resulted from an increase in the number of software developers and quality assurance personnel to 65 as of June 30, 1999 from 52 as of June 30, 1998 and the use of outside contractors to support our product development and testing activities. Research and development costs represented 57% of total revenue for the six months ended June 30, 1999 and 58% of total revenues for the six months ended June 30, 1998.

General and administrative

     General and administrative expenses increased to $1.3 million for the first six months of 1999 from $451,000 for the first six months of 1998. The increase resulted from amortization of $335,000 of goodwill related to the PrimaCis acquisition and an increase in finance and administrative personnel to 17 as of June 30, 1999 from 11 as of June 30, 1998, to support the growth of our business. General and administrative cost represented 14% of our total revenues for the six months ended June 30, 1999 and 7% of our total revenues for the six months ended June 30, 1998. We believe our general and administrative expenses will continue to increase as we expand our administrative staff and incur expenses associated with becoming a public company, including, but not limited to, annual and other public reporting costs, director and officer liability insurance, investor relations programs and professional services fees.

Other Income (Expense)

     Other income consists of earnings on our cash and cash equivalents and short-term investment balances offset by interest expense associated with debt obligations and other non-operating costs. Other income was $743,000 for the first six months of 1999 compared to an expense of ($66,000) for the first six months of 1998. The increase in other income is mainly attributable to an increase of $200,000 in interest earned on cash and cash equivalents and short term investments and the settlement of litigation related to two customer contracts for $350,000 less than we had reserved for that expense.

Provision for Income Taxes

     As a result of our net operating losses, no provision for income taxes during the six month periods ended June 30, 1999 and 1998 was recorded.


Years Ended December 31, 1996, 1997, and 1998

Revenues

     Total revenues increased from $9.7 million in 1996 to $12.8 million in 1997, and to $16.2 million in 1998. Software revenue increased from $6.8 million in 1996 to $7.6 million in 1997, and to $10.4 million in 1998. The increase in software revenues from 1996 to 1997 primarily resulted from an increase in the average selling price from 1996 to 1997 due to more sales through direct rather than reseller channels. The increase in software revenues from 1997 to 1998 continued the trend of realizing higher average selling prices through our direct sales channel.

     Service revenues increased from $2.8 million in 1996 to $5.2 million in 1997, and to $5.8 million in 1998. The increase in the dollar value of service revenues is the result of support contracts on newly installed licenses that have been added each year. Service revenue represented 29% of total revenues in 1996, 41% in 1997 and 36% in 1998. The fluctuation in service revenues as a percentage of total revenues reflects purchasing and implementation cycles of our customers and a lower level of revenues during the early period of our business.

Operating Expenses

Costs of Revenues

     Costs of revenues increased from $6.1 million in 1996 to $7.8 million in 1997, and decreased to $6.8 million in 1998. Costs of revenues as a percentage of revenues was 63% in 1996, 61% in 1997 and 42% in 1998. The decrease in dollar amounts and percentage of revenue amounts from 1997 to 1998 reflects the more favorable license fee terms negotiated with a third-party software product provider and the reorganization of our consulting practice, which included personnel changes, the relocation of personnel to in-home offices from rented space and the reduction of our use of third-party contractors and the decreasing marginal cost of service on each additional installed license.

Marketing and sales

     Marketing and sales expenses increased from $6.5 million in 1996 to $7.5 million in 1997, and to $7.6 million in 1998. The increases in marketing and sales expenses from 1996 to 1998 resulted primarily from an increase in commissions paid to sales staff based on increased sales and marketing activities, including trade shows and public relations. Marketing and sales expenses represented 67% of our total revenues in 1996, 59% in 1997 and 47% in 1998. The decrease in marketing and sales expenses as a percentage of total revenues reflects the more rapid growth in our revenues compared to the growth of marketing and sales expenses due to our early investment in marketing activities to create product awareness.

Research and development

     Research and development expenses increased from $6.6 million in 1996 to $7.0 million in 1997, and to $8.0 million in 1998. The increases in research and development expenses from 1996 to 1998 resulted from an increase in the number of software developers and quality assurance personnel and the use of outside contractors to support our product development and testing activities. Research and development costs represented 68% of total revenues for 1996, 55% in 1997 and 50% in 1998. The decrease in research and development expenses as a percentage of total revenues primarily reflects the higher increase in revenues relative to the increase in research and development staff to develop and enhance our Logician product.

General and administrative

     General and administrative expenses increased from $718,000 in 1996 to $865,000 in 1997, and to $1.0 million in 1998. The increases from 1996 to 1998 resulted primarily from the addition of finance and administrative personnel and professional services to support the growth of our business during these periods. General and administrative expenses represented approximately 7% of total revenues in 1996, 1997 and 1998.

Other Income (Expense)

     Other expense increased from ($60,000) in 1996 to ($270,000) in 1997, compared to other income of $198,000 in 1998. The increased expense in 1997 primarily reflects an accrual of $450,000 for litigation costs related to two customer contracts. Excluding the impact of this accrual, net other income has improved over time due to interest on investments of cash, cash equivalents and short term investments and improved financing rates.

Provision for Income Taxes

     As a result of our net operating loss in 1998 and prior years, we made no provision or benefit for federal or state income taxes. As of December 31, 1998 we had net operating loss carryforwards for tax reporting purposes of approximately $33.7 million and research and experimentation credits of approximately $1.3 million which expire through 2018. Approximately $7.1 million of the net operating losses is subject to an annual utilization limitation due to ownership changes in prior years.

Quarterly Results of Operations

     The following table presents our unaudited quarterly results of operations for 1998 and the first six months of 1999. You should read the following table in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                             Three Months Ended
                            ------------------------------------------------------------------------------------
                                March 31,      June 30, September 30,   December 31,     March 31,       June 30,
                                    1998          1998          1998           1998          1999           1999
                             -----------   -----------  ------------  -------------  ------------   ------------
                                                             (Dollars in thousands)
Revenues:
    Software                 $     1,417   $     2,572  $     2,545   $      3,876   $      2,137   $      3,650
    Service and support            1,394         1,276        1,555          1,525          1,490          1,698
                             -----------   -----------  ------------  -------------  ------------   ------------
     Total revenues                2,811         3,848        4,100          5,401          3,627          5,348
Operating expenses:
    Costs of revenue               1,654         1,629        1,679          1,792          1,602          1,816
    Marketing and sales            1,742         1,888        1,962          1,987          3,211          4,735
    Research and development       1,886         1,972        2,068          2,090          2,292          2,800
    General and administrative       203           248          284            309            462            793
                             -----------   -----------  ------------  -------------  ------------   ------------
        Total operating expenses   5,485         5,737         5,993          6,178         7,567         10,144

                             -----------   -----------  ------------  -------------  ------------   ------------
Loss from operations              (2,674)       (1,889)       (1,893)          (777)       (3,940)        (4,796)
Other income (expense), net           36            29          144             (11)          538            205
                             -----------   -----------  ------------  -------------  ------------   ------------
Loss before income taxes          (2,638)       (1,860)       (1,749)          (788)       (3,402)        (4,591)
Income tax provision                   -             -            -              -              -              -
                             -----------   -----------  ------------  -------------  ------------   ------------
Net loss                     $    (2,638)  $    (1,860) $     (1,749) $        (788) $     (3,402)  $     (4,591)
                             ===========   ===========  ============  =============  ============   ============

Liquidity and Capital Resources

     Since our inception, we have primarily financed our operations through private placements of equity securities with investors such as Continental Casualty Company; Dell Computer Corporation; Franklin Capital Associates III, L.P.; Furman Selz SBIC, L.P.; Glynn Ventures III, L.P.; New Enterprise Associates VI, Limited Partnership; Sequoia funds; Soros investment funds; and VHA, Inc. As of August 31, 1999, net proceeds from these private placements totaled $97.0 million.

     As of August 31, 1999, we had cash and cash equivalents of $13.2 million and short term investments of $33.1 million. We have a $3.3 million term loan facility with General Electric Capital Business Asset Funding Corporation to finance the purchase of new capital equipment. We have borrowed $1.7 million under this facility, and $1.6 million remains available. Notes issued under this facility are payable in two years if they relate to the purchase of computer equipment and in three years if they relate to other office equipment. Interest accrues annually at rates ranging from 9.4% to 10.4%. Principal and interest are payable monthly in arrears and amortized over the term of the note.

     In August 1999, we entered into a leasing arrangement for the purpose of leasing computer equipment for the development of our Internet products and services. The cost of the financed equipment totaled $1.8 million with a lease term of two years. We paid $430,000 of this amount as a down payment. The remaining principal and interest is amortized over the life of the lease.

     Our operating activities resulted in net cash inflows of $3.4 million for the first six months of 1999 and in cash outflows of $6.8 million in 1998 and $11.6 million in 1997. The net cash inflow during the first six months of 1999 resulted from improved collections on customer contracts and an increase in accounts payable due to the timing of invoice due dates. Cash outflows in 1997 and 1998 resulted from our continued investment in research and development, consulting services and sales and marketing, which led to operating losses.

     Investing activities used cash of $33.7 million in the first six months of 1999. Of that amount, $6.3 million was used to purchase fixed assets, $3.2 million was used for the acquisition of PrimaCis and $24.2 million was invested in short term investment instruments. Financing activities provided cash of $35.5 million in the six months ended June 30, 1999, $7.8 million in 1998 and $5.6 million in 1997, primarily through the issuance of equity securities and partially offset by payments on capital equipment lease and note obligations.

     We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we:

     o    Enter new markets for our products and services;
     o    Increase marketing activities;
     o    Increase research and development spending;
     o    Develop new distribution channels;

     o    Expand our infrastructure; and
     o    Improve our operational and financial systems.

     These operating expenses will consume a material amount of our cash resources, including a large portion of the proceeds of this offering. We believe the net proceeds of this offering, together with our existing cash and cash equivalents, and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interest.

Year 2000 Compliance

     Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure our operations will not be adversely affected by Year 2000 software failures. We are assessing the potential overall impact of the impending century change on our business, financial condition and results of operations.

     Based on our assessment to date, we believe the current versions of our software products are Year 2000 compliant; that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that may not be Year 2000 compliant.

     We may face claims based on Year 2000 problems in other companies' products or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services on Year 2000-related disputes, any liability we have for Year 2000 related damages, including consequential damages, could materially adversely affect our business, financial condition and results of operations. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and results of operations would be materially adversely affected.

     We periodically review our internal management information and other systems to identify any products, services or systems that are not Year 2000 compliant and to take

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
corrective action. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment that might be subject to such problems. We also verify compliance by external vendors that supply us with any material software and information systems and communicate with significant suppliers to determine their Year 2000 readiness. As part of our assessment, we periodically evaluate the level of validation we require of third parties to ensure their Year 2000 readiness. To date, we have not encountered any material Year 2000 problems with software and information systems provided to us by third parties.

     The majority of our Internet development and marketing groups will be moving into a new facility in the fourth quarter of 1999 at a location currently under construction. Before the relocation, we will complete our evaluation of whether the infrastructure and building systems associated with the facility, such as security and sprinkler systems, and all information technology systems, such as telephone and computer network systems, are Year 2000 compliant.

     We do not expect the total cost of these Year 2000 compliance activities to be material to our business, financial condition and results of operations. To date, we have spent approximately $450,000 on Year 2000 compliance issues and expect to incur approximately $200,000 in additional expenses to evaluate and address these issues. These costs and the timing of when we plan to complete our Year 2000 modifications and testing processes are based on our management's estimates. However, we may not identify and correct all significant Year 2000 problems before January 1, 2000. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and results of operations.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133." Statement No. 137 defers the effective date of Statement No. 133 for one year. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

     In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.

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     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2,
Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. We are required to implement SOP 98-9 for the year ending December 31, 2000. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through our fiscal year ending December 31, 1999. Adoption of SOP 98-9 is expected to have no material impact on our financial condition or results of operations.

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
                                    BUSINESS

Overview

     Our business is connecting physicians and patients through the Internet. For physicians, we offer a line of enterprise and Internet-based electronic medical record products and services for use at the point of care in the exam room, with configurations suitable for practices of all sizes. For patients, we will provide a Web site that will allow them to access certain healthcare information from their physician-generated medical record, enter personal medical information and effectively communicate with their physician. For both physicians and patients, we will provide focused healthcare content and commerce opportunities, keyed to information in a selectively shared database that unites physicians and patients. Together, these products, services and databases will comprise our Internet Health Services Center. We believe we can increase the efficiency and quality of healthcare and enhance the physician-patient relationship through our Internet Health Services Center.

     Founded in 1985, MedicaLogic has been developing, marketing and supporting electronic medical records for over a decade and has products in daily use by physicians across the country. While most healthcare information systems have primarily supported financial and administrative functions, we have focused exclusively on the challenge of providing clinical solutions that are used by physicians at the point of care to create and access the electronic medical record. Our customers include academic medical centers such as Baylor College of Medicine in Houston, Texas, integrated healthcare delivery systems such as Providence Health System in Portland, Oregon, and other customers such as the NASA space shuttle program. More than 7,000 health professionals, including approximately 3,000 physicians, now maintain electronic medical records with our enterprise electronic medical record software, constituting an estimated base of over 7 million electronic patient records. Our technology will use the Internet to link healthcare consumers to physicians using either our enterprise or Internet-based electronic medical record. We believe we are the leading provider of electronic medical record software in the healthcare industry.

     The Internet, with its open architecture and broadening availability at home, in the workplace and at the point of care, makes it possible for us to create our Internet Health Services Center and make electronic medical records more useful and cost-effective for physicians who practice alone, in small groups or with integrated healthcare delivery networks. As a result, we believe we can substantially accelerate the rate of adoption of electronic medical record technology by physicians. As these electronic medical records are created, our Internet Health Services Center will make available to consumers for the first time accurate and timely access to their physician-created medical information. By connecting physicians and consumers around this shared database of Internet health records, we can enhance the physician-patient relationship and make common communications processes, such as prescription refills or appointment requests, much more convenient. Finally, we will be able to offer healthcare consumers a combination of health news, education, goods and services that will be precisely tailored to their health status and interests because it will be based on the physician-created clinical information included in their personal health record.

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
     The products and services that will comprise our Internet Health Services Center are:

     o Logician, our proprietary client-server electronic medical record enterprise software;
     o Logician Internet, our product for creating and managing electronic medical records over the Internet;
     o AboutMyHealth.net, our code-named Web site for healthcare consumers currently being tested in a pilot program, through which patients will be able to maintain their own personal health portfolio based on their physician-created electronic medical record and access specific healthcare information as well as commerce opportunities; and
     o MedicaLogic.com, our Web site for physicians and other medical professionals, providing for physician access to patient electronic medical records and, over time, a range of healthcare information and commerce opportunities and services.

     Historically, we sold Logician to integrated healthcare delivery networks. Going forward, we will offer both Logician and Logician Internet to these customers depending on their needs. We intend to allow Logician and Logician Internet to communicate with each other, thereby facilitating connections between physicians in such networks and affiliated physicians who use Logician Internet. Logician and Logician Internet will also support communications between physicians and consumers who use our Web site for healthcare consumers code-named AboutMyHealth.net, which we expect to introduce commercially in late 1999.

Industry Background

     Overview of the Healthcare Industry. According to the Health Insurance Association of America, healthcare is the largest single sector of the U.S. economy, consuming approximately $1 trillion annually, or 14% of the country's gross domestic product. The participants include:

     o    Patients: the individual consumers of healthcare services.
     o Providers: physicians and organizations such as hospitals, rehabilitation centers and nursing homes.
     o Suppliers: manufacturers and distributors of goods such as pharmaceuticals, medical devices and healthcare supplies, and providers of ancillary services such as laboratories and others.
     o Payers: the Medicare and Medicaid programs, indemnity insurers, health plans, employers, individuals, government agencies, insurance companies, managed care organizations and other enterprises that pay the bills for healthcare.

     In the midst of this complex industry, and despite additional complexity introduced by managed care programs, the physician remains the ultimate decision-maker. Based on data contained in 1999 Environmental Assessment, a joint publication of VHA and Deloitte & Touche, 85% of the dollars spent on healthcare, such as admitting patients and ordering lab tests, are initiated by the attending physician. However, the information the physician relies upon to

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
make healthcare decisions is largely contained in a paper record that often is unorganized and cannot be sorted or retrieved easily or effectively.

     Inefficiencies within the healthcare system consume enormous amounts of time, resources and money. In a recent report to Congress and the General Accounting Office dated November 1998, the Health Care Financing Administration, or HCFA, estimated that over $250 billion, or 25% of every healthcare dollar, is wasted through the delivery of unnecessary care, performance of redundant tests and procedures and excessive administrative costs. As a result, HCFA has instituted a program to monitor physician billing practices, which has forced physicians to spend more time writing and dictating to comply with strict documentation requirements. Because of this regulatory burden and other administrative burdens created by managed care, the length of a typical physician-patient encounter has been reduced.

     The Patient Medical Record. The patient medical record developed and maintained by the physician is of paramount importance in the U.S. healthcare system. This medical record chronicles all patient history, encounters, medication orders, procedures, referrals and vital statistics. All transactions, from the order of laboratory tests, medical procedures and medication prescriptions to invoice generation, payment requests, payer documentation compliance and clinical research data compilation are recorded in the patient's medical record. Physicians require this information about specific patients to diagnose accurately and prescribe appropriate treatments.

     Despite increasing needs by the healthcare industry for information about its processes and outcomes, the vast majority of clinical data is still recorded today in handwritten or hand-typed notes filed within paper charts which cannot be accessed or aggregated and organized electronically. Recent studies have demonstrated that paper charts are unavailable for patient encounters up to 30% of the time, and that the data within them is frequently inaccurate and incomplete, missing diagnoses, allergies, medication details, and plans for follow-up. Studies show that six out of every 100 hospital admissions are the result of an adverse drug event of which 28% were preventable. Besides the obvious impact on quality, studies have also shown cost consequences, such as laboratory tests being unnecessarily duplicated 11% of the time solely because results have been misfiled.

     Growth of the Internet and Applicability to Healthcare. The Internet's open architecture, accessibility and growing acceptance make it an increasingly important means of information exchange for both business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging and data gathering to critical business transactions and confidential communications.

     We believe that the Internet has changed the electronic medical records software environment and made computerized tools more useful and acceptable to physicians. In the past, several factors have limited the rate of adoption by physicians of computerized tools for creating and accessing the medical record. First, the cost of acquiring, installing and maintaining the workstations, servers and networks required for a conventional client-server product exceeds the capital budgets of most physician practices. Second, there has been a shortage of personnel skilled in implementing advanced information technology within the physician office sector.

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
Internet-hosted applications have the potential to dramatically lower the capital and resources required of customers, insulating them from the cost and complexity of server configuration and administration. In addition, the availability and falling cost of personal computers, and the simple point-and-click paradigm of the Internet have raised the level of computer usage within the general population and clearly shown the benefit of easily accessible digital information. Physicians have not been left behind in this diffusion of new technology: a 1998 survey published in Modern Physician magazine reported that 84% of doctors surveyed used the Internet for e-mail and 78% used the Internet for educational purposes. Moreover, reports indicate that this trend will continue as a new generation of physicians who are more familiar with Internet technology enter the profession.

     Consumer Interest in Healthcare Information. Consumer interest in healthcare information is growing rapidly, driven in part by consumers' needs to form their own opinions about treatment options and restrictions imposed by their health plan, as well as a perception that physicians have less time to explain their health conditions and treatments to them. According to a 1997 survey in the Journal of the American Medical Association, 43% of U.S. adults who used the Internet were seeking health information. According to Cyber Dialogue, 78% of Internet users with health insurance are interested in managing their health insurance benefits online and 23% of all Internet users are interested in purchasing prescription drugs online. Also according to Cyber Dialogue, 90% of all Internet users have health insurance. In addition, the Department of Health and Human Services has recently adopted guidelines stipulating that individuals have a right to access their own or their dependents' medical information. Finally, as healthcare payment models shift more of the financial responsibility for healthcare to the consumer, we expect consumer interest in healthcare information and treatment options to increase.

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
The MedicaLogic Solution

     Our solution is the Internet Health Services Center, which will integrate the following:

     o Electronic Medical Records - for physicians, Internet-hosted applications and Internet-enabled client-server applications, used at the point of care to document physician-patient encounters and manage clinical information.
     o Personal Health Portfolio - for consumers, a compelling Internet application that will let them maintain a personal health portfolio, combining portions of their physician-created electronic medical record with personally entered information.
     o Context-specific Content and eCommerce - for both consumers and physicians, health information content and e-commerce opportunities, precisely tailored to the patient's clinical conditions and needs based on data in the Internet Health Record. The content and e-commerce will be provided through strategic relationships with our e-healthcare partners.
     o Internet Health Record - a highly secure, clinically rich and deeply structured core database for use by physicians, patients and our strategic partners that will combine data from the electronic medical record, the personal health portfolio and our strategic partners. This core database will allow for the sharing of selective data among all the participants in the Internet Health Services Center.

                 The MedicaLogic Internet Health Services Center

                               [Graphic omitted]

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
     The MedicaLogic solution provides the following key benefits:

     Improved Quality of Care. Our solution is designed to increase patient medical information flows among all healthcare participants, which ultimately will result in more accurate diagnoses and more timely and appropriate treatments. Online access to ccurate, up-to-date healthcare records will facilitate timely and accurate determinations by physicians regarding a patient's condition and appropriate treatment. In particular, this access could significantly enhance the ability of providers in remote areas to provide quality care. Using our solution, physicians will be able to enter and access patient-specific data online at the point of care, allowing them, for example, to review data regarding potentially harmful drug interactions, without manually searching through the often unorganized and incomplete paper records. We believe these and other benefits provided by our solution will result in improved quality of care.

     Empower Healthcare Consumers with Information Regarding their Healthcare. Whether they see a physician themselves on a regular or episodic basis, or act as a coordinator of healthcare for a child, elderly parent or other relative, healthcare consumers want more information and more control over their healthcare needs. Through the use of the Internet, our solution is designed to increase information flows among all healthcare participants, including patients, which ultimately gives patients greater control. For healthy adults, our solution will help them gather their medical and family history and set and achieve wellness goals. For those with significant illness together with these persons' healthcare coordinators, our solution will allow them to manage multiple patient records generated by different physicians, provide a physician-patient communication channel for managing disease, deliver educational information and offer a convenient way to purchase healthcare products. With the adoption of legislation and guidelines that will require providers to give patients access to their medical records, the electronic access to healthcare records that will be provided to patients and others through our solution is timely and significant. Likewise, our solution will permit consumers to communicate electronically with other healthcare participants, such as payers and suppliers, giving them quicker, more efficient and more effective access to prescription drugs, payment services and information and other health-related supplies and services.

     Improved Physician-Patient Relationship. Our Internet solution is designed to facilitate communication between physicians and patients. We believe improved physician access to information at the point of care will result in higher-quality clinical interaction between physicians and patients. Likewise, providing patients with better access to information and electronic communication with physicians will result in a better understanding of physician instructions by patients and, ultimately, a lower risk of treatment error.

     Reduced Healthcare Costs. Our solution is designed to reduce healthcare costs and improve the management of patient records by reducing the inefficiencies of manual and paper-based transactions, eliminating redundant data entry, reducing transcription costs, reducing hospitalizations related to harmful drug interaction events, reducing repetitive and unnecessary laboratory tests resulting from inaccurate or misplaced records, rationalizing entry and availability of Health Care Financing Administration-mandated patient chart and account coding information and decreasing the communication inefficiencies created by isolated proprietary

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systems. In addition, through greater efficiency and better access to patient medical records, health maintenance should be improved, thereby reducing the costs of treatment.

Our Growth Strategy

     Our objective is to be the leading provider of Internet-based electronic health record information. Our strategy to achieve this objective has the following key elements:

     Gain Rapid Adoption by Physicians of our Electronic Medical Records Solutions. We intend to build on our position as the leading provider of electronic medical record solutions to define the industry standard for this service. Using Internet technology, we are delivering a solution at a dramatically lower cost than was previously possible, which will allow the physician to reduce his or her operating costs from the first month of use. We believe the value of our solution to physicians will increase and its adoption rate will accelerate as physicians standardize on electronic records and it becomes possible to exchange electronic medical records in the course of referrals and transfers of care. Another key component of creating physician-friendly software is our unique KnowledgeBank, an Internet-based community repository that allows physicians to submit their ideas for the design and layout of clinical encounter forms. The best ideas are implemented and then made available to all physician customers at no additional cost. As a result of KnowledgeBank, the refinement and applicability of our product for specific practices has been continually increasing. As of August 31, 1999, our electronic medical record solutions were being used by more that 7,000 health professionals, including approximately 3,000 physicians, constituting an estimated base of over 7 million electronic patient records.

     Offer the Most Compelling Web Destination for Healthcare Consumers. We believe that our Web-site, code-named AboutMyHealth.net, will be highly valued by consumers. This Web site is currently being tested in a pilot program and will be released commercially in late 1999. The Web site will provide consumers with access to portions of their physician-generated medical records, enable consumers to communicate with physicians and contain highly personalized content surrounding a patient's personal health data. We also believe that as word spreads among consumers of this new level of healthcare service, consumers' usage will increase physician interest in adopting the electronic medical records solutions that make the Internet Health Record possible.

     Become a Leading Driver of Clinical e-Commerce Transactions. Because of our unique position at the point of care, where clinical decisions are made that influence the majority of healthcare expenditures, our systems can provide decision support that makes healthcare more consistent and efficient. For example, in Logician, the physician can quickly select a drug, screen the patient's medical record for harmful drug interactions, check the cost and confirm the acceptability of the chosen drug within the formulary of that patient's health plan, all before the physician has released the prescription to the patient. Without electronic medical records, none of the automatic checks are made, and prescriptions may be rejected when the patient arrives at the pharmacy, creating inefficiencies and frustrations. The desirability of using our systems at the point of care will position us to become a leading driver of clinical e-commerce transactions,

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
which will be completed through strategic partnerships with the appropriate healthcare stakeholders, such as pharmacies, laboratories and electronic claims clearinghouses.

     Capitalize on the Value of our Large, Clinically-Rich Database. As physicians and patients use our systems, we will develop a large and clinically-rich database. With the consent of providers and patients, and in accordance with legal requirements, the aggregated statistical and epidemiological data may be marketed to a range of interested parties in the healthcare industry. These include clinical research organizations, pharmaceutical companies and governmental agencies. We believe that the information in this database has the potential to become one of the most valuable resources in the healthcare industry.

Products and Markets

     The primary target markets for our solution consist of healthcare providers and healthcare consumers. The healthcare provider market is divided into two segments: physicians in private practice and physicians in integrated healthcare delivery systems. In addition, with appropriate patient consent, and in compliance with applicable law, we intend to aggregate anonymous data contained in the Internet Health Record and market the information to a variety of parties in the healthcare industry.

     Physicians in Private Practice. There are approximately 450,000 physicians in private practice, constituting approximately 75% of the practicing physician population in the United States. Our product offering for this market is Logician Internet, which we introduced commercially in September 1999. Logician Internet provides the following benefits:

     o The creation of required documentation at a lower cost and with higher quality than is currently possible with handwriting or dictation/transcription;
     o The ability to verify automatically compliance with Health Care Financing Administration documentation guidelines for the level of service billed;
     o The ability to obtain secure and rapid access to key patient clinical information from any Web browser;
     o The ability to be used at the point of care in the exam room, without requiring a continuous Internet connection;
     o    The ability to securely store electronic records at our data center;
          and
     o Additional planned benefits in future releases including integration of laboratory results, electronic prescription transmission, claims submission and eligibility checking as well as the ability of physicians to communicate with patients using AboutMyHealth.net by sharing records data and exchanging messages via patients' Personal Health Portfolios.

     To minimize the challenges for nontechnical users in installing software and obtaining Internet access, Logician Internet will be available as a complete, ready-to-run solution. For a monthly fee, a physician will receive a complete package that includes an ultramobile laptop computer from Dell Computer Corporation, pre-installed voice recognition software, Internet access service and the Logician Internet hosted application with storage for an unlimited number

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of charts. For users who already have a suitable computer and Internet access, the hosted application and storage service will be made available at a lower monthly fee.

     Physicians in Integrated Healthcare Delivery Systems. Integrated healthcare delivery systems currently employ approximately 150,000 physicians. Our solutions for this market include Logician, a comprehensive client-server based electronic medical record software solution, and Logician Internet, depending on the needs of the institution. Clients will be able to migrate between Logician and Logician Internet in future releases. After delivering first-generation electronic medical record products for the PC-DOS environment from 1990 to 1995, we released Logician for the Windows client-server environment in 1996 and have delivered three major upgrade releases since then. Our current customers include Allina Health System, Baylor College of Medicine, Carilion Health System, Providence Health System, Riverside Health System and more than 30 others.

     Logician provides the following benefits specially designed for this market:

     o Extensive clinical decision support to improve outcomes, including preventive care reminders, drug interaction and allergy checking and formulary management;
     o Enhanced ability to measure and manage patient populations using query, reporting and intervention tools;
     o The creation of required documentation at a lower cost and with higher quality than is currently possible with handwriting or dictation/transcription;
     o The ability to automatically verify compliance with Health Care Financing Administration documentation guidelines for the level of service billed, which will help capture revenue for which physicians are not being adequately reimbursed today; and
     o    The ability to be used at the point of care, in the exam room.

     In the future, Logician will also provide the following benefits:

     o The ability to obtain secure and rapid access to key patient clinical information from any Web browser;
     o    The ability to store electronic records at our data center securely;
     o The ability of physicians to communicate with patients using AboutMyHealth.net by sharing records data and exchanging messages via their Personal Health Portfolio; and
     o Additional planned benefits in future releases including integration of laboratory results, electronic prescription transmission, claims submission and eligibility checking.

     Logician interfaces have been developed and implemented with major vendor systems encountered in the integrated healthcare delivery system environment, including laboratory systems, practice management systems and transcription systems. We intend to expand the interfacing capabilities of Logician to include e-commerce transaction capabilities such as electronic prescription transmission. We will continue to deliver an enterprise-wide electronic

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medical record solution to this market, evolving from its traditional license-based pricing to monthly subscription pricing. We also expect to enhance the enterprise product's compatibility with the Internet and the interconnectivity between Logician and Logician Internet.

     Healthcare Consumers. We estimate that at least 75% of Americans are healthcare consumers, whether they see a physician themselves on a regular or episodic basis, or act as a coordinator of healthcare for a child, elderly parent, or other relative. Healthcare consumers want more information and more control over their healthcare. To provide this, we will offer a Web site code-named AboutMyHealth.net, which is currently in a pilot program and which we expect to be commercially available in late 1999. AboutMyHealth.net will provide the following benefits for healthcare consumers:

     o The ability to securely view summary data from the physician, including medications, diagnoses, allergies, health directives and laboratory results;
     o The ability to enter information about medical and family history, wellness goals and behaviors into a Personal Health Portfolio;
     o The ability to integrate these two sources of data into the Internet Health Record, providing useful information that can be shared selectively with other individuals and health professionals;
     o The ability to conveniently communicate with their personal physician, to request appointments, obtain medication refills, ask questions or clarify their records;
     o The ability to access health information content that is tailored to their personal needs through data in the Internet Health Record; and
     o The ability to engage in commerce, which would also be tailored to specific medical needs through data in the Internet Health Record.

     The Personal Health Portfolio will have the appeal of a personalized Web page while providing specialized tools for health data entry and display, and specific viewing privileges controlled by the individual. For a child, it will provide a visual record of growth and development as well as a timeline of medical incidents. For healthy adults, it will help them gather their medical and family history and set and achieve wellness goals. For those with significant illness together with these persons' healthcare coordinators, it will allow them to manage multiple patient records generated by different physicians, provide a physician-patient communication channel for managing disease, deliver educational information and offer a convenient way to purchase medical products.

     Other Healthcare Stakeholders. As a result of our position as a provider and custodian of personal and professional health data on the Internet, we have the opportunity to become a driver of healthcare e-commerce transactions, such as placing prescription orders with pharmacies, and to become a healthcare infomediary, providing aggregated and anonymous health data to organizations such as clinical research organizations. Subject to the consent of individual patients and physicians, and compliance with applicable legal requirements, these opportunities include:

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
     o Pharmacy - delivery of new and refill prescription orders from physicians and patients to pharmacies and/or pharmacy benefit managers;
     o Laboratory - delivery of orders and return of results to physicians and patients;
     o Payers - direct submission of claims from physicians via electronic data interchange claims clearinghouses and electronic bill presentment/payment for patients via their Personal Health Portfolio;
     o Clinical research organizations - enhanced recruitment of patients for studies through automated screening and notification;
     o Healthcare organizations (government and private) - aggregated and anonymous data about the health of certain populations for epidemiologic research, planning and management;
     o Pharmaceutical marketing research - more accessible data on the use and outcomes of drugs; and
     o Advertising/sponsorship - highly personalized and targeted marketing to consumers and physicians for healthcare-related products or services.

Customer Service and Support

     We believe effective customer service is essential to both attracting and retaining physician usage of our electronic healthcare applications as well as attracting consumers and retaining them as customers of our Internet-based services. We are acutely sensitive to the demands for person-to-person responsiveness of the healthcare community. We provide a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. We also offer Web-based support services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. Our ongoing telephone support is accessible by a toll-free telephone number and is available from either 5 a.m. to 6 p.m. Pacific Time, Monday through Friday or, for an additional charge 24 hours a day, seven days a week. Our operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for consulting with our strategic partners regarding technical support issues and for resolving technical problems encountered by users, strategic partners or other parties. We also employ technical support personnel who work closely with our direct sales force, distribution partners and customers. We provide our customers with the ability to purchase maintenance for our applications and services, which includes technical support and upgrades. We also provide training programs for our customers.

     In addition, we provide enterprise planning, site evaluation, work flow preparation, hardware and software installation, interface development and installation and training of physicians and their staff in connection with the implementation of our Logician application. Enterprise and site evaluation helps us understand how best to implement our Logician application within the enterprise and physician's office work flow. The objective of the implementation process is to maximize the value of electronic medical records to the enterprise and the physician's practice.

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
Significant Customers

     We market our products and services to physicians and large integrated healthcare delivery networks. See "-Products and Markets." Because of our historical reliance on large integrated healthcare delivery networks, a large portion of our revenue has been derived from relatively few customers. In 1997, we derived approximately 20% of our revenue from VHA, Inc., one of our distribution partners, and approximately 12% from Wake Forest Baptist Medical Center. In 1998, we derived approximately 21% of our revenue from VHA. In the first six months of 1999, we derived approximately 50% of our revenue from Baylor College of Medicine.

     Our products and services are currently being used by 40 integrated healthcare delivery networks, including:

     o    Allina Health System;
     o    Baylor College of Medicine;
     o    Carilion Health System;
     o    Christiana Care Health System;
     o    Eastern Maine Healthcare;
     o    MeritCare Health System;
     o    Promina Health System;
     o    Providence Health System;
     o    Riverside Physician Services; and
     o    Wake Forest University Baptist Medical Center.

Sales and Marketing

     Our sales and marketing programs are organized around our main customer segments: integrated healthcare delivery systems, physicians in private practice and healthcare consumers. Our products and services are distributed by a nationwide direct sales force, a complementary inside sales team and a select number of strategic distribution partners, and directly through the Internet. We also partner with national consulting firms and systems integrators to deliver complete information technology solutions for large system customers.

     Physicians in Private Practice. We promote our products and services to physicians in private practice with programs designed to take advantage of the value of peer-to-peer relationships in the physician community. In contrast to the national image-building campaign required for sales to large health systems, we are building our individual physician sales and marketing campaign around activities that will stimulate physician referrals of Logician Internet. Sales will be offered primarily through online subscription capabilities supported by an inside telephone sales team. Programs for this market segment will include:

     o A team of physicians who use our products and who are trained and compensated to present at more than 200 national, state and local physician society meetings from the fourth quarter of 1999 through 2000;

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
     o Promotion of free trial periods and low cost bundled hardware packages;
     o A physician incentive program that offers every physician subscribing to Logician Internet a points-based redeemable reward for referring fellow physicians;
     o An affiliate program for e-commerce partners and professional associations;
     o A media relations campaign targeted at physician publications and local media; and
     o Online and offline brand and product advertising aimed at early adopters and high volume specialties.

     Integrated Healthcare Delivery Systems. We approach the integrated healthcare delivery system market primarily through direct sales and distribution partners. Our access to premier reference accounts plays a large part in the success of the sales process. Direct sales are supported by marketing programs that include:

     o Participation at national health information technology trade conferences;
     o A speakers program placing current customers and executives before key decision makers of prospective customers;
     o An editorial and news presence in the healthcare information technology press supported by targeted advertising of our brand;
     o Publication of industry-reference briefs and texts addressing critical adoption issues; and
     o Internet access to online product and service information, demonstrations and promotional trials and offline publications.

     Healthcare Consumers. Marketing programs for the healthcare consumer market are likely to be more successful when they are supported by the existing relationship between the physician or local health system and their patients. Based on that premise, we will be launching a Web site code-named AboutMyHealth.net, which is currently being tested in a pilot program and which we expect to release commercially in late 1999, that is co-branded with local integrated healthcare delivery networks. In addition, promotion of AboutMyHealth.net will include a national brand building campaign designed to create interest by healthcare consumers through physicians. Consumers will register for membership at no charge at the AboutMyHealth.net site or through a co-branded provider partner site. Marketing programs will include:

     o Co-branded direct mail and point of service promotional campaigns developed and sponsored by us and executed with provider partners;
     o Consumer brand building in communities with a high concentration of physician users of electronic medical record products that can be interfaced to AboutMyHealth.net;
     o    Online advertising with consumer e-commerce and content partners; and
     o An aggressive, locally-based media relations campaign targeting people with chronic disease and women, who tend to be the primary health coordinators of their families.

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
     Our executive sales and marketing management is located in our Hillsboro, Oregon office with significant Internet marketing and business development resources located in our San Francisco, California facilities, while our account representatives are deployed across the United States. As of August 31, 1999, we employed 60 people in the areas of sales and marketing.

Strategic Relationships

     Because our products and services are used at the point of care, we are well positioned to offer electronic transaction services to both physicians and their patients. To pursue these opportunities, we will form relationships with strategic partners who can provide these electronic transaction services, including electronic processing of claims, automatic filling and refilling of prescriptions and electronic transmission of laboratory results. In addition, we will enter into strategic partnerships with vendors who will provide medical content to our customers as well as partnerships that will allow our physician customers to have access to computer hardware on which they may use our products and services.

     To date, we have entered into strategic relationships with the following companies:

     CVS.com. CVS.com, a subsidiary of CVS Corporation, is a leading online pharmacy and source of health, beauty and wellness products. We have entered into an agreement with CVS.com that provides access to an online licensed pharmacy that will receive and fill orders for prescriptions generated from physicians and patients using our Internet-based products. The one year agreement provides that CVS will pay a transaction fee to us for each prescription filled by its pharmacy pursuant to an order received through our Internet-based products. The agreement may be renewed for subsequent one-year terms.

     Dell. Dell Marketing L.P. is a subsidiary of Dell Computer Corporation, a leading manufacturer of personal computers and related equipment and a shareholder of our company. We have entered into a nonexclusive agreement with Dell Marketing L.P. providing for a mutual marketing relationship to promote our respective products and services, including hyperlinks between our respective Web sites and cooperative marketing efforts which may include trade shows, direct mail campaigns and sales training. Pursuant to the agreement, we designated Dell as a preferred provider of notebooks, personal computers and other hardware, and we granted Dell a nonexclusive right and license to reproduce and install our software programs and related materials on Dell branded hardware products. We will promote the Dell products with our pre-installed software programs.

     Envoy. Envoy Corporation is a leader in electronic transaction processing in the healthcare industry. We have entered into an agreement with Envoy that provides us with a nonexclusive and nontransferable license to Envoy's services for the processing of certain healthcare transactions, including patient eligibility and referral checks and medical claims submissions. Envoy will also provide technical assistance in developing new functionality to facilitate claims submission. Envoy will charge us transaction fees for use of its services. These fees will be passed on to our Logician Internet customers who elect to subscribe to this premium service, for which we will charge an additional fee.

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
Pursuant to the agreement, Envoy will rebate to us a portion of the transaction fees received by Envoy for batch electronic transactions generated through Logician Internet that are submitted by Envoy to its participating payers. We expect this service to become available to our Logician Internet subscribers in early 2000.

Competition

     High growth, intense competition, and technological change characterize the market for electronic healthcare information services and e-commerce. In addition to direct competitors in the electronic medical records market, none of which has a significant share of the market, we face competition from many companies with significantly greater financial resources, well-established brand names and large installed customer bases. We expect significant competition from:

     Traditional Healthcare Information System Vendors. These vendors, including Cerner Corporation, Epic Systems Corporation, IDX Corporation, McKesson/HBOC, Medic, a division of Misys PLC, and Shared Medical Systems Corporation, focus on providing information systems to large healthcare enterprises and physician practice groups. They have large installed bases of customers. Although they have not traditionally focused on providing electronic medical record solutions, they have begun to pursue a variety of Internet strategies, some of which could provide functions competitive with our products and services.

     Internet Healthcare Companies. Internet healthcare companies are focusing on a wide variety of areas, including:

     o Automating financial, administrative and clinical transactions, such as Healtheon Corporation and CareInsite, Inc.;
     o Attracting physicians with journalistic content, such as Medscape, Inc. and Physicians Online, Inc.; and
     o Targeting the health consumer area, including drkoop.com, Inc. and iVillage Inc. for content, as well as online pharmacies, such as drugstore.com, Inc.

     Each of these companies can be expected to compete with us within certain segments of the evolving Internet healthcare market, but it is also likely that some of them will serve in the role of our partner or vendor. Major Internet companies, including those not currently specializing in the healthcare industry, may also enter our markets.

     We may be unable to compete successfully against these companies. The most significant competitive factors include clinical focus, service reliability, breadth of product offerings, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition and operating experience. We believe we will be able to compete favorably with respect to these factors.

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
Technology

     Our Internet Health Services Center consists of a fault tolerant configuration of Web and database server computers interconnected through redundant, high speed network components. The Center is currently located at a secure third-party data center. A new, state-of-the-art data center is being constructed at our San Francisco office, together with backup facilities at our corporate headquarters in Hillsboro, Oregon. All data centers incorporate advanced technology to provide a high degree of security in the transmission of highly sensitive and confidential patient medical record data over the Internet. This includes strict authentication, sophisticated data encryption techniques, strong network firewalls, stringent personnel policies, tightly controlled physical access to the data centers and independent overall security audits of those sites. All of our services will be linked to advanced storage systems that provide data protection through techniques such as replication. We also will maintain on-site backup power systems in the San Francisco data center and will install similar facilities in our back-up data center in Oregon. These safeguards are designed to provide a reliable and secure environment for the storage and exchange of confidential patient and customer data. Although we believe our facilities are highly resistant to systems failure and sabotage, we are developing, and are in the process of implementing, a disaster recovery and contingency operations plan.

Development and Engineering

     We believe our future success will depend on our ability to continue to maintain and enhance our Internet Health Services Center, Logician applications and collateral services. We have developed applications and services in house, although future extensions to our products and services may come through acquisitions as well. In any event, we will continue to work closely with other companies in our development efforts.

     We have several significant projects currently in development. These include the continued enhancement of Logician, development of new services such as Logician Internet and our physician and consumer oriented Web sites and development of interfaces with our strategic partners' and others' technology. As of August 31, 1999, we employed 100 people in the areas of applications design, research and development, quality assurance and technical support.

     Rapid technological developments and evolving industry standards characterize the emerging market for Internet-based electronic medical records and associated transaction processing. The emerging nature of this market and its rapid evolution will require that we continually improve the performance, features and reliability of Logician and the Internet Health Services Center, particularly in response to competing offerings.

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
     We must maintain a high standard and appetite for the most effective and innovative technologies. The success of new product and service introductions is dependent on several factors, including:

     o    Proper definition of new applications or services;
     o    Appropriate staffing of expertise on the particular assignment;
     o    Timely completion and introduction of new products and services; and
     o Differentiation of new products and services from those of our competitors.

Government Regulation and Healthcare Reform

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare organizations. Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase or decrease government involvement in healthcare or otherwise change the operating environment for our potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for our products and services. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of our applications and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our business, financial condition and results of operations.

     The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the Department of Health and Human Services. It will be necessary for our products and services to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about individuals' rights to access their own or someone else's medical information within a "Patient Bill of Rights." This legislation would likely define what is to be considered protected health information and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information. In addition, the Department of Health and Human Services has recently adopted guidelines stipulating that individuals have a right to access their own or their dependents' medical information.

     The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications or services are subject to FDA jurisdiction or regulation; however, we plan to expand our

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
application and service offerings into areas that may subject us to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could have a material adverse effect on our ability to introduce new applications or services in a timely manner.

     The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by the federal and state governments. State laws and regulations govern both the disclosure and the use of confidential patient medical record information. Regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures that may require substantial expenditures by us. Changes to state or federal laws may materially restrict the ability of healthcare providers to submit information from patient records using our applications.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of applications and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of some types of information and content.

     Internet user privacy has become an issue in the United States. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. The United States or any state may adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

     International regulations with respect to the Internet, privacy and transborder data flows are considerably more developed than regulations in the United States. We intend to develop applications and services to be used on a worldwide basis and, consequently, will be required to comply with international regulations regarding the Internet and electronic commerce, as well as with U.S. regulations. We have not evaluated the effect that these regulations would have on our business. These regulations also may have an adverse effect on our ability to compete internationally.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and some other Internet activities. A recently passed law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce

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
over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and results of operations.

     We expect to conduct our healthcare e-commerce business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict. We cannot assure you that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. These requirements or interpretations could also limit or prohibit our ability to use the Internet for the methods of healthcare e-commerce we are developing.

Intellectual Property Rights

     We believe patent, trade secret and copyright protection are less significant to our success than our ability to develop new products and services. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions to protect the proprietary aspects of our technology. We presently have several federal trademark registrations, including "MedicaLogic," "Practice With Knowledge," "Logician," "SIMPL" and "LinkLogic" and numerous pending trademark applications, including "KnowledgeBank," "AboutMyHealth," "Quickstep" and "ScheduLogic." We are currently preparing six applications for U.S. patents. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We presently have nine pending copyright applications for our software, tools and KnowledgeBank forms, reports and templates. We license our software under signed license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

     The steps taken by us to protect our proprietary rights may be inadequate, we may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries and third parties may infringe upon or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our services. Our competitors or others may adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember such names, our domain name may lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and results of operations. In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property.

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
Employees

     As of August 31, 1999, we employed 225 persons on a full-time basis, of whom there were 100 in technical development and support, 60 in sales and marketing, 26 in professional services, 17 in operations and networks and 22 in finance and administration. None of our employees is a member of a labor union or is covered by a collective bargaining agreement and we have never experienced a work stoppage. We believe we have good relations with our employees.

Facilities

     Our executive offices are located in Hillsboro, Oregon in approximately 103,000 square feet of leased space under a lease that expires in December 2007. We also lease approximately 38,000 square feet of office space in San Francisco, California under a lease that expires in May 2009. We believe our facilities are adequate for our current operations.

Legal Proceedings

     We have been named as a defendant in an action filed by AllCare Health Management Systems, Inc. in the United States District Court for the Northern District of Texas. The complaint alleges that MedicaLogic and eleven other named defendants are infringing a patent relating to an integrated healthcare system. Pursuant to the complaint, the plaintiff is seeking to recover damages in an unspecified amount. We believe the suit against MedicaLogic is without merit and intend to vigorously defend against such claims.

     This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.

     We are not currently subject to any other material legal proceedings.

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
                                   MANAGEMENT

Executive Officers, Directors and Key Employees

     The following table sets forth information with respect to our executive officers, directors and key employees as of August 31, 1999.

                    Name                     Age                          Position
                    ----                     ---                          --------
     Mark K. Leavitt.......................  49    Chairman of the Board and Chief Executive Officer
     David C. Moffenbeier..................  48    Chief Operating Officer and Director
     Harvey J. Anderson....................  35    Senior Vice President, General Manager of Internet
                                                   Operations
     Blackford Middleton...................  41    Senior Vice President, Clinical Informatics
     Richard L. Samco......................  49    Senior Vice President and Chief Technology Officer
     Thomas M. Watson......................  49    Senior Vice President, Worldwide Sales and Professional
                                                   Services
     Eliot H. Bergson......................  40    Vice President, Internet Content Programming
     Guy E. Field..........................  44    Vice President, Finance
     Joseph M. Godsil......................  34    Vice President, Network Architecture and Data Center
                                                   Operations
     D. Cameron Lewis......................  48    Vice President, Internet Marketing and eCommerce
                                                   Strategies
     C. Sue Reber..........................  53    Vice President, Marketing and Corporate Communications
     Charles D. Burwell....................  54    Director
     Bruce M. Fried........................  49    Director
     Ronald H. Kase........................  41    Director
     Neal Moszkowski.......................  33    Director
     Mark A. Stevens.......................  39    Director
     Ronald R. Taylor......................  51    Director
     David W. Wroe.........................  52    Director

     Mark K. Leavitt founded MedicaLogic in 1985 and has served as its Chairman of the Board and Chief Executive Officer since its inception. From December 1997 to June 1998, Dr. Leavitt served as a director of Physician Partners, Inc., a physician practice management company. From 1992 to 1996, Dr. Leavitt served as a faculty member for St. Vincent Internal Medicine Practice and concurrently served as Medical Director and Regional Information Systems Director for Sisters of Providence Health System from 1992 to 1994. Dr. Leavitt operated a private practice of internal medicine from 1982 to 1992. Dr. Leavitt received a B.S. from the University of Arizona and an M.S. and a Ph.D. in electronic engineering from Stanford University. Dr. Leavitt received an M.D. from the University of Miami and served as a resident in internal medicine at Oregon Health Sciences University from 1979 to 1982.

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
     David C. Moffenbeier has served as Chief Operating Officer and as a Director since 1994. From 1993 to 1994, Mr. Moffenbeier served as chairman of the board of directors of Summit Design Inc., a supplier of software tools for integrated circuits. Previously, Mr. Moffenbeier co-founded Mentor Graphics Corp., a manufacturer of hardware and software for electronic design automation, where he served as a director from 1981 to 1993 and the company's chief financial officer from 1981 to 1984, its vice president of international sales from 1985 to 1988 and its vice president of worldwide sales from 1989 to 1993. He currently serves on the board of directors of Providence Good Health Plan, a health care management organization, and North Pacific Group, Inc., a wholesale distributor of commodities. Mr. Moffenbeier received a B.A. from Wesleyan University and an M.B.A. from Harvard University. Mr. Moffenbeier is a certified public accountant.

     Harvey J. Anderson has served as Senior Vice President, General Manager of Internet Operations since March 1999. From 1996 to 1999, Mr. Anderson served as the assistant general counsel for Netscape Communications Corp., a provider of software, services and Web site resources for the Internet. From 1993 to 1996, Mr. Anderson practiced intellectual property law with McCutchen Doyle Brown & Enersen, LLP, a law firm in San Francisco, California. Mr. Anderson received a B.S. from Marquette University and a J.D. from the University of San Francisco School of Law.

     Blackford F. Middleton has served as Senior Vice President, Clinical Informatics since March 1999. From 1994 to 1999, Dr. Middleton served as our Vice President, Clinical Informatics. From 1992 to 1994, Dr. Middleton served as the medical director for information management and technology at Stanford University. Since 1995, Dr. Middleton has served on the Computer-based Patient Record Institute board of directors and currently serves as its chairman. Dr. Middleton is a general internist who practiced in academic medical centers for over 15 years and received a B.A. from the University of Colorado and an M.D. from Stanford University and additional training in epidemiology and public health at Yale University.

     Richard L. Samco has served as Senior Vice President and Chief Technology Officer since March 1999. From 1991 to 1999, Mr. Samco served as our Vice President, Engineering and Vice President, Product Development. Mr. Samco was a co-founder of Mentor Graphics Corp. in 1981 and served in various engineering and management positions from 1981 to 1991. Prior to 1981, Mr. Samco held various engineering management positions with Tektronix Inc., a maker of high technology products, and Burroughs Corp., a leading computer corporation now known as Unisys Corporation. Mr. Samco received a B.S. from Stanford University.

     Thomas M. Watson has served as Senior Vice President, Worldwide Sales and Professional Services since March 1999. From 1997 to 1999, Mr. Watson served as our Vice President, Sales. From 1989 to 1997, Mr. Watson served as vice president of sales at Phamis Inc., a leading provider of healthcare information systems solutions. Mr. Watson received a B.A. from Drexel University.

     Eliot H. Bergson has served as Vice President, Internet Content Programming since May 1999. From 1998 to 1999, Mr. Bergson served as acting director of content and production at Network Associates, Inc., a network security and management software company. From 1995 to

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
1998, he served as editor-in-chief at Netscape Communications Corp. From 1994 to 1995, Mr. Bergson served as editor for both Online Design, a publication for professional designers, photographers and illustrators, and HotWired, an Internet site on Web technology and culture. From 1992 to 1994, Mr. Bergson served as editor for NeXTWORLD, a publication covering the NEXT and NEXTSTEP markets. Mr. Bergson received a B.A. from the University of Vermont.

     Guy E. Field has served as Vice President, Finance since 1998. From 1994 to 1997, Mr. Field served as the Corporate Controller of MedicaLogic. From 1983 to 1994, Mr. Field held management positions in treasury, finance, marketing and major account management with Mentor Graphics Corp. He has served on the board of directors of the Software Association of Oregon since 1998. Mr. Field received a B.A. from Loyola University in Los Angeles and is a certified public accountant.

     Joseph M. Godsil has served as Vice President, Network Architecture and Data Center Operations since May 1999. From 1996 to 1999, Mr. Godsil served as area engineering manager at Netscape Communications Corp. From 1994 to 1996, he served as regional engineer for Sun Microsystems, Inc., a leading provider of hardware, software and services for the Internet. Mr. Godsil received a B.S. from Millikin University in Decatur, Illinois.

     D. Cameron Lewis has served as Vice President, Internet Marketing and eCommerce Strategies since May 1999. From 1998 to 1999, Mr. Lewis served as director of electronic commerce and Internet operations at Network Associates, Inc. From 1995 to 1998, Mr. Lewis served as group manager of the electronic commerce group and acting vice president of customer marketing at Netscape Communications Corp. From 1994 to 1995, Mr. Lewis served as vice president of sales and marketing for Magellan Interactive. Mr. Lewis received a B.A. from the University of Western Ontario and an executive business degree from the University of Toronto.

     C. Sue Reber has served as Vice President, Strategic Marketing and Corporate Communications since March 1999. From 1993 to 1999, Ms. Reber served as Vice President of Marketing. Prior to joining MedicaLogic, Ms. Reber had more than 15 years of experience in healthcare sales and marketing in managed care, medical equipment distribution and hospital management. She received a nursing degree from the Johns Hopkins Hospital School of Nursing and received an M.B.A. from St. Mary's College in Emmitsburg, Maryland.

     Charles D. Burwell has been a director since 1997. Since 1993, Mr. Burwell has served as Senior Vice President of VHA, Inc., a healthcare alliance. As head of Information Services, he oversees activities associated with VHA's healthcare information technologies and VHA's management information systems team. Mr. Burwell received a B.A. from Northeastern Oklahoma University.

     Bruce M. Fried has been a director since 1998. Mr. Fried is a partner and chair of the healthcare practice group at Shaw Pittman Potts & Trowbridge, a law firm in Washington, D.C. From 1995 to 1998, Mr. Fried served as the Health Care Financing Administration's Director of the Center for Health Plans and Providers, where he was responsible for policy development and execution and operations for the Medicare program. From 1994 to 1995, Mr. Fried was vice

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
president of federal affairs at FHP International Corporation, one of the nation's largest managed care organizations. Mr. Fried received a B.A. and a J.D. from the University of Florida.

     Ronald H. Kase has been a director since July 1994. Mr. Kase joined New Enterprise Associates, a venture capital investment firm in 1990 and has been a general partner since May 1995. Mr. Kase serves on the board of directors of Endocardial Solutions, Inc., a manufacturer of minimally invasive diagnostic healthcare equipment, and several privately-held information technology and healthcare companies. Mr. Kase received a B.S. from Purdue University and received an M.B.A. from the University of Chicago.

     Neal Moszkowski has been a director since May 1999. Since 1998, Mr. Moszkowski has served as a partner of Soros Private Equity Partners, LLC, a venture capital investment firm. From 1993 to 1998, Mr. Moszkowski was an executive director in the Principal Investment Area of Goldman, Sachs International and a vice president of Goldman, Sachs & Co. Mr. Moszkowski serves on the board of directors of Integra Life Sciences Holdings Corporation, a developer and marketer of medical products, implants and biomaterials, Crystal Gas Storage, Inc., a natural gas storage company, Bluefly, Inc., an off-price apparel Internet retailer, and several private companies. Mr. Moszkowski earned his B.A. from Amherst College and an M.B.A. from Stanford University.

     Mark A. Stevens has been a director since 1994. Since 1989, Mr. Stevens has been a principal of Sequoia Capital venture funds. Mr. Stevens serves on the boards of directors of Aspect Development, Inc., a provider of solutions for component and supplier management, Nvidia Corp., a supplier of 3D graphics processors and software, Pixelworks, Inc., an electronic media production company, StratumOne Communications, Inc., a broadband networking company, MP3.com, Inc., a digital music Internet company, Terayon Communication Systems, Inc., a provider of cable modem systems, Medibuy.com, an Internet healthcare commerce company, Billpoint, Inc., an Internet credit card payment processor, and Teragen Pty. Ltd., an Internet networking company. Mr. Stevens received a B.S.E.E., a B.A. and an M.S. in Computer Engineering from the University of Southern California and an M.B.A. from Harvard University.

     Ronald R. Taylor has been a director since 1995. Since 1998, Mr. Taylor has been a general partner of Enterprise Partners, a venture capital firm. In 1987, Mr. Taylor founded Pyxis Corporation, a medical information systems company, and served as its chairman and chief executive officer until it merged with Cardinal Health, Inc. in 1996. Mr. Taylor serves on the boards of directors of Watson Pharmaceuticals, Inc., a pharmaceutical company, and Cavanaugh's Hospitality Corporation, a leading owner of full service hotels in the Northwest. He received a B.A. from the University of Saskatchewan and an M.A. from the University of California at Irvine.

     David W. Wroe has been a director since 1999. Since 1996, he has served as a senior vice president and chief technology officer for Continental Casualty Company, an insurance company. From 1983 to 1996, Mr. Wroe served as chief executive officer of Agency Management Services, Inc., a CCC majority-owned automation company, and Mr. Wroe continues to serve as the chairman of its board of directors. Mr. Wroe serves on the boards of directors of Rogers & Gray Insurance Company, an insurance company, Home Financial

Network, a software company, and Healthware Solutions International, Inc., a software company. Mr. Wroe earned a B.A. from Providence College.

     Executive officers serve at the discretion of the board of directors and hold office until their successors have been duly elected and qualified. There are no family relationships among any of the directors, officers or key employees of MedicaLogic.

     Directors are elected at the annual shareholders meeting and hold office until their successors are elected and qualified.

Committees of the Board of Directors

     The board of directors has an audit committee and a compensation committee.

     The audit committee, among other things, reviews and makes recommendations to the board of directors concerning our internal accounting procedures, reviews and consults with our independent accountants on the accounting principles and auditing practices used for our financial statements and makes recommendations to the board of directors concerning the engagement of independent accountants and the scope of the audit to be undertaken by such accountants. The current members of the audit committee are Bruce M. Fried, Neal Moszkowski and Ronald R. Taylor.

     The compensation committee reviews and makes recommendations to the board of directors concerning the policies, practices and procedures relating to the compensation and benefits of our officers and managerial employees. The compensation committee exercises all authority under our stock incentive plans and advises and consults with our officers regarding personnel policies. The current members of the compensation committee are Charles D. Burwell, Ronald H. Kase and Mark A. Stevens.

Compensation Committee Interlocks and Insider Participation

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more directors serving as an executive officer of our company. See "Certain Transactions."

Director Compensation

     Generally, directors do not receive any cash compensation from us for their service as members of the board of directors, but directors are reimbursed for expenses incurred in connection with their attendance at board and committee meetings. Under our stock incentive plan, non-employee directors are granted a one-time option to purchase 60,000 shares of our common stock upon initial election to the board. In addition, we have entered into an arrangement pursuant to which we pay Enterprise Partners, of which Ronald R. Taylor serves as a general partner, $2,000 for each directors meeting attended by Mr. Taylor. Directors' fees totaling $4,000 have been paid to Enterprise Partners for Mr. Taylor's attendance at board meetings. We carry an insurance policy for the protection of our officers and directors against any liability asserted against them in their official capacities. See "-Stock Incentive Option Plans" and "-Limitations on Directors' Liability and Indemnification."

Executive Compensation

     The following table sets forth the total compensation paid or accrued for services rendered to us in all capacities by our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                   Annual Compensation
                                                 -----------------------          All Other
Name and Principal Position                         Salary         Bonus     Compensation (1)(2)
---------------------------                      ---------     ---------     -------------------
Mark K. Leavitt, Chairman of the Board and
Chief Executive Officer.....................     $ 210,000           ---                 ---

David C. Moffenbeier, Chief Operating
Officer.....................................     $ 190,000           ---           $  50,000

Blackford Middleton, Senior Vice President,
Clinical Informatics........................     $ 160,000     $  20,000           $  48,621

Richard L. Samco, Senior Vice President and
Chief Technology Officer....................     $ 185,000           ---                 ---

Thomas M. Watson, Senior Vice President,
Worldwide Sales and Professional Services...     $ 150,000     $  75,559 (3)             ---

--------------

(1)  Comprised of commission payments.
(2)  See "Long-Term Incentive Plans-Awards in Last Fiscal Year."
(3)  Includes $20,000 payment for 1997 performance.

     We have entered into an employment agreement with Dr. Leavitt. The agreement is terminable at will on 60-days notice.

              Long-Term Incentive Plans-Awards in Last Fiscal Year

                                                              Percent of Total
                                                              Restricted Stock     Per Share      Restriction
Name and Principal Position           Number of Shares(1)          Granted           Price         Expiry(4)
---------------------------           -------------------     ----------------     ---------     ------------
Mark K. Leavitt, Chairman of the
Board and Chief Executive Officer...         30,000                  18%             $ 2.00      July 1, 2000

David C. Moffenbeier, Chief
Operating Officer...................         30,000                  18%             $ 2.00      July 1, 2000

Blackford Middleton, Senior Vice
President, Clinical Informatics.....         15,000 (2)               9%             $ 2.00      July 1, 2000

Richard L. Samco, Senior Vice
President and Chief Technology
Officer.............................         30,000                  18%             $ 2.00      July 1, 2000

Thomas M. Watson, Senior Vice
President, Worldwide Sales and
Professional Services...............         30,000 (3)              18%             $ 2.00      July 1, 2000

--------------

(1) Except as otherwise provided, shares of restricted stock are subject to MedicaLogic's right of repurchase if specific performance criteria are not met. Our option to repurchase is exercisable for all of the shares in the event the holder voluntarily terminates his or her employment within two years of the date the shares were originally granted unless we complete an initial public offering, release an Internet version of Logician and release a consumer based Internet product prior to December 31, 1999. If all performance criteria are met on or before December 31, 1999, the shares will be released from the repurchase option. As of December 31, 1998, the named executive officers beneficially owned 469,000 shares of restricted stock with an aggregate value of $779,000.
(2) Does not include 25,000 shares of restricted stock issued to Mr. Middleton on July 1, 1998 upon his surrender of 25,000 outstanding options to purchase common stock. Of these 25,000 shares of restricted stock, 11,111 were not subject to a right of repurchase, and 13,889 shares were subject to a right of repurchase by MedicaLogic and have been released from the repurchase option ratably over a period of 20 months beginning July 1, 1998.
(3) Does not include 150,000 shares of restricted stock issued to Mr. Watson on July 1, 1998 upon his surrender of 150,000 outstanding options to purchase common stock. Of these 150,000 shares of restricted stock, 66,667 shares were not subject to a right of repurchase, and 83,333 were subject to a right of repurchase by MedicaLogic and have been released from the repurchase option ratably over a period of 20 months beginning July 1, 1998.
(4) Unless the repurchase option is terminated earlier upon satisfaction of performance criteria.

Option Grants in Last Fiscal Year

     No options were granted to, or exercised by, any of the Named Executive Officers during the year ended December 31, 1998.

Stock Incentive Plans

     An aggregate of 13,994,384 shares of common stock have been reserved for issuance under our three stock incentive plans described below.

     The Stock Incentive Plan was adopted February 9, 1993 and, as amended, allowed for issuance of 4,494,384 shares. Under the 1996 Stock Incentive Plan, adopted December 27, 1996, 1,000,000 shares were originally reserved for issuance. The 1996 Plan was amended in 1998 to reserve an additional 700,000 shares for issuance and in 1999 to reserve an additional 3,800,000 shares for issuance, bringing the total number of shares reserved under the 1993 Plan and the 1996 Plan to 9,994,384. The stock option plans were approved by the board of directors and the shareholders. The 1996 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, for the granting to employees and consultants of nonstatutory stock options and for the issuance of stock bonuses, restricted stock and stock appreciation rights. Unless terminated earlier, the 1996 stock incentive plan will terminate automatically in December 2006.

     As of August 31, 1999, options to purchase 4,359,651 shares of common stock at a weighted average exercise price of $2.48 per share were outstanding and 1,525,000 shares of restricted stock had been issued under the stock incentive plans.

     The stock incentive plans are administered by the board of directors. The board has the power to determine the terms of the options or rights granted, including the exercise price, the number of shares subject to each option or right, the character of the grant, the exercisability of the grant and the form of consideration payable upon exercise of options. The board of directors may delegate administration of the stock incentive plans to a committee.

     The exercise price of incentive stock options must not be less than the fair market value of the common stock at the date of the grant or, in the case of incentive stock options issued to holders of more than 10% of the outstanding common stock, 110% of the fair market value. The maximum term of incentive stock options is 10 years, or five years in the case of 10% shareholders. The aggregate fair market value, on the date of the grant, of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

     Options become exercisable over a period of time in accordance with the terms of the option agreements entered into at the time of grant. Options issued to existing employees become exercisable ratably over a 36-month period. Before March 1, 1999, stock options awarded to new employees vested ratably over 30 months beginning six months from the date of hire. For options granted to an employee hired after March 1, one-sixth of the shares vest on the six-month anniversary of the hire date, and the remaining five-sixths of the options vest ratably over the remaining 30 months. These new hire options also include an acceleration clause, which allows 100% of the shares to become exercisable upon termination without cause. Stock option awards to non-employee directors also generally become exercisable over a 36-month period.

     Options granted under the stock incentive plans are generally nontransferable by the optionee and, unless otherwise determined by the board of directors, must be exercised by the optionee during the period of the optionee's employment or service with MedicaLogic or within 90 days of termination thereof.

     The stock incentive plans provide that in the event we merge with or into another corporation, or we sell substantially all of our assets, each outstanding option will be assumed by the successor corporation.

     The 1999 Stock Incentive Plan authorizes the issuance of 4 million shares of our common stock. The 1999 Plan was approved by the board of directors and the shareholders. The 1999 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, for the granting to employees and consultants of nonstatutory stock options and for the issuance of stock bonuses, restricted stock and stock appreciation rights. Unless terminated earlier, the 1999 Plan will terminate automatically in September 2009.

     The 1999 Plan is administered by the board of directors. The board has the power to determine the terms of the options or rights granted, including the exercise price, the number of shares subject to each option or right, the character of the grant, the exercisability of the grant and the form of consideration payable upon exercise of options. The board of directors has delegated administration of the stock incentive plans to the compensation committee.

     The exercise price of incentive stock options must not be less than the fair market value of the common stock at the date of the grant or, in the case of incentive stock options issued to holders of more than 10% of the outstanding common stock, 110% of the fair market value. The maximum term of incentive stock options is 10 years, or five years in the case of 10% shareholders. The aggregate fair market value, on the date of the grant of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

     Options become exercisable over a period of time in accordance with the terms of the option agreements entered into at the time of grant.

     Options granted under the 1999 Plan are generally nontransferable by the optionee and, unless otherwise determined by the board of directors, must be exercised by the optionee during the period of the optionee's employment or service with MedicaLogic or within 90 days of termination thereof.

     The 1999 Plan provides that in the event we merge with or into another corporation, or we sell substantially all of our assets, each outstanding option will be assumed by the successor corporation.

Limitations on Directors' Liability and Indemnification

     Our articles of incorporation eliminate, to the fullest extent permitted by Oregon law, liability of a director to MedicaLogic or its shareholders for monetary damages resulting from conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     Our articles of incorporation require us to indemnify our directors to the fullest extent permitted by law. We believe that the limitation of liability provisions in our articles of incorporation enhance our ability to attract and retain qualified individuals to serve as directors.

     We carry an insurance policy for the protection of our officers and directors against any liability asserted against them in their official capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of MedicaLogic pursuant to the foregoing provisions, or otherwise, MedicaLogic has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     We have accepted promissory notes from the following persons in the amounts set forth below as consideration for restricted stock issued to such persons:

                                          Principal
              Name                   Amount of Note          Date of Note
              ----                   --------------          ------------
       Harvey J. Anderson                  $385,000          March 31, 1999
       Harvey J. Anderson                    66,000          March 31, 1999
       Guy E. Field                          30,000          February 2, 1995
       Guy E. Field                         100,000          July 1, 1998
       Guy E. Field                          30,000          July 1, 1998
       Guy E. Field                          33,000          March 31, 1999
       Mark K. Leavitt                       60,000          July 1, 1998
       Mark K. Leavitt                       66,000          March 31, 1999
       Berkeley T. Merchant                 125,000          June 29, 1994
       Berkeley T. Merchant                 120,000          July 1, 1998
       Blackford F. Middleton               159,000          August 11, 1995
       Blackford F. Middleton                50,000          July 1, 1998
       Blackford F. Middleton                30,000          July 1, 1998
       Blackford F. Middleton                33,000          March 31, 1999
       David C. Moffenbeier                  60,000          July 1, 1998
       David C. Moffenbeier                  66,000          March 31, 1999
       Richard L. Samco                      60,000          July 1, 1998
       Richard L. Samco                      66,000          March 1, 1999
       Thomas M. Watson                     300,000          July 1, 1998
       Thomas M. Watson                      60,000          July 1, 1998
       Thomas M. Watson                      66,000          March 1, 1999

     All of the above non-negotiable promissory notes accrue interest at 6% per annum on the unpaid principal balance from the date of the note until the principal balance is paid in full. Interest is payable quarterly in arrears. The notes are payable in full 10 years from the date of the loan and each note can be prepaid without penalty.

     We loaned Harvey Anderson $103,800 to pay for relocation expenses pursuant to an unsecured promissory note that accrues interest at 6% per annum on the unpaid principal balance from the date of the note until the principal is paid in full. The entire unpaid principal balance and all accrued interest is due and payable on the earlier to occur of (1) the closing of the sale of a residence located in Portland, Oregon, (2) the cessation or termination of his employment by us for any reason, or (3) July 1, 2001. The note is prepayable in full without penalty. In September 1999, we entered into a separate agreement with Mr. Anderson in consideration of Mr. Anderson relocating to San Francisco, California. Under the terms of this agreement, we agreed to (1) reimburse Mr. Anderson for a specified amount in improvements to his Portland, Oregon residence, any shortfall between the sales price on his Portland, Oregon residence and the original purchase price paid by Mr. Anderson and any transaction costs not covered by the sales price of this residence, unless the sales price is greater than the purchase price, (2) forgive the interest accrued on the unsecured promissory note referred to above, which will be repaid from the proceeds of the sale of the Portland, Oregon residence and (3) pay the mortgage payment on Mr. Anderson's residence in Portland, Oregon until it is sold.

     In connection with our Series C Preferred Stock financing, we sold an aggregate of 2,505,970 additional shares of Series C Preferred Stock at a price of $2.25 per share in May 1996, including 514,445 shares of Series C Preferred Stock to New Enterprise Associates IV Limited Partnership, a beneficial owner of greater than 5% of our common stock on a converted basis, and an aggregate of 514,445 shares of Series C Preferred Stock to entities associated with Sequoia Funds, a group of affiliated entities beneficially owning greater than 5% of our common stock on a converted basis. See "Principal Shareholders."

     In August 1998, we entered into Stock Purchase Agreements with Enterprise Partners IV Associates, L.P. and Enterprise Partners IV, L.P. for the issuance of an aggregate of 350,000 shares of our common stock at a price of $2.00 per share. We also granted an option to purchase 16,000 shares of our common stock at a price of $2.00 per share to Enterprise Partners IV Associates, L.P. and granted an option to purchase 184,000 shares of common stock to Enterprise Partners IV, L.P. The options were exercised on April 14, 1999. Directors Ronald
R. Taylor and Ronald H. Kase are affiliated with the Enterprise funds. See "Principal Shareholders."

     In connection with our Series J Preferred Stock financing, we sold an aggregate of 1,052,632 shares of Series J Preferred Stock in May 1999 to Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners, both of which are affiliates of Mark A. Stevens, a director of the Company. See "Principal Shareholders."

     Bruce M. Fried, a member of our board of directors, is a partner in a law firm retained by us to provide legal counsel regarding certain regulatory and intellectual property issues.

                             PRINCIPAL SHAREHOLDERS

     The following table presents the beneficial ownership of our common stock as of August 31, 1999 and as adjusted to reflect the common stock offered by this prospectus, by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock on a converted basis;
(b) each director and named executive officer; and (c) all directors and officers as a group.

                                                       Shares Beneficially Owned(1)
                                                       ----------------------------
                                                                   Percentage          Percentage
    Name                                     Number            Prior to Offering    After Offering
    ----                                   ---------           -----------------    --------------
    Entities associated with Sequoia
      Funds...........................     5,607,679(2)             11.3%
    3000 Sand Hill Road
    Building 4, Suite 280
    Menlo Park, CA  94025
    New Enterprise Associates.........     4,707,189                 9.5%
    2490 Sand Hill Road
    Menlo Park, CA  94025
    Continental Casualty
      Company.........................     4,000,000(3)              8.1%
    CNA Insurance
    CNA Plaza
    Chicago, IL  60685
    Quantum Industrial
      Partners LDC....................     3,136,842                 6.3%
    Kaya Flamboyan 9
    Willemstad, Curacao
    Netherlands Antilles
    SFM Domestic
      Investment LLC..................     3,136,842                 6.3%
    c/o Soros Fund Management LLC
    888 Seventh Avenue
    New York, NY  10016
    Mark A. Stevens...................     5,661,012(4)             11.4%
    3000 Sand Hill Rd.,
    Bldg.4, Ste. 280
    Menlo Park, CA 94025
    Ronald H. Kase....................     4,760,522(5)              9.6%
    2490 Sand Hill Road
    Menlo Park, CA 94025
    David W. Wroe.....................     4,000,000(3)              8.1%
    CNA Insurance
    CNA Plaza
    Chicago, IL 60685
    Mark K. Leavitt...................     3,040,000(6)              6.1%
    20500 NW Evergreen Pky.
    Hillsboro, Oregon 97124

                                       72

                                                       Shares Beneficially Owned(1)
                                                       ----------------------------
                                                                   Percentage          Percentage
    Name                                     Number            Prior to Offering    After Offering
    ----                                   ---------           -----------------    --------------
    Richard L. Samco..................     1,940,606(7)              3.9%
    20500 NW Evergreen Pky.
    Hillsboro, Oregon 97124
    David C. Moffenbeier..............     1,317,903(8)              2.7%
    20500 NW Evergreen Pky.
    Hillsboro, Oregon 97124
    Ronald R. Taylor..................     1,042,111(9)              2.1%
    Enterprise Partners
    7979 Ivanhoe Ave., Ste. 550
    La Jolla, CA 92037
    Blackford F. Middleton............       216,500(10)              *
    20500 NW Evergreen Pky.
    Hillsboro, Oregon 97124
    Thomas M. Watson..................       210,000                  *
    20500 NW Evergreen Pky.
    Hillsboro, Oregon 97124
    Bruce M. Fried....................         3,333(11)              *
    2300 N. Street, NW
    Washington, DC 20037
    Charles D. Burwell................        53,333(12)              *
    220 East Las Colinas Blvd.
    Irving, TX  75039
    Neal Moszkowski...................             0(13)              *
    888 Seventh Avenue
    Suite 3300
    New York, NY  10106
    All Executive Officers
      and Directors as a
      group (14 persons)..............    22,632,389(14)            45.7%

--------------

*    Less than 1%.

(1) Shares that the person or entity has the right to acquire within 60 days after August 31, 1999 are deemed to be outstanding in calculating the percentage ownership of the person or entity but are not deemed to be outstanding as to any other person or entity.
(2)  Includes 3,550,016 shares of common stock held of record by Sequoia Capital
     Growth Fund; 716,541 shares of common stock held of record by Sequoia
     Capital VI; 31,497 shares of common stock held of record by Sequoia 1995;
     39,370 shares of common stock held of record by Sequoia Technology Partners
     VI; 217,623 shares of common stock held of record by Sequoia Technology
     Partners III; 894,737 shares of common stock held of record by Sequoia
     Capital Franchise Fund; and 157,895 shares of common stock held of record by Sequoia Capital Franchise Partner.
(3)  Includes 4,000,000 shares of common stock held of record by Continental
     Casualty Company. Mr. Wroe is Senior Vice President and Chief Technology
     Officer of Continental Casualty Company.
(4) Includes 5,607,679 shares of common stock held of record by entities associated with Sequoia funds, of which Mr. Stevens disclaims beneficial ownership, except to the extent of his pecuniary interest therein. See note
     (2). Mr. Stevens is a general partner of Sequoia Capital VI and Sequoia
     Technology Partners VI and is a managing member of Sequoia Capital
     Franchise Fund and Sequoia Capital Franchise Partners. Mr. Stevens participates in the voting control of the shares held of record by Sequoia
     Capital Growth Fund,

                                       73

     Sequoia 1995 and Sequoia Technology Partners III. The share amount also includes 5,000 shares subject to an option held of record by Mr. Stevens that is exerciseable within 60 days of August 31, 1999.
(5)  Includes 4,726,268 shares of common stock held of record by New Enterprises
     Associates VI, LP, of which Mr. Kase disclaims beneficial ownership.
     Includes 53,333 shares subject to an option held of record by Mr. Kase that is exerciseable within 60 days of August 31, 1999.
(6) Includes 505,000 shares of common stock held of record by Sandra Leavitt, Dr. Leavitt's former wife, which are voted by Dr. Leavitt as trustee of a voting trust, 10,000 shares of common stock held of record by Amy Elizabeth
     Leavitt and 170,000 shares of common stock held in trust for Amy Elizabeth
     Leavitt.
(7) Includes 10,000 shares of common stock held of record by Courtaney E. Samco and 10,000 shares of common stock held of record by Mark R. Samco.
(8)  Includes 500,000 shares of common stock held of record by Elizabeth
     Moffenbeier.
(9) Includes 950,000 shares of common stock held of record by entities associated with Enterprise Partners, for which Mr. Taylor disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Of those shares for which beneficial ownership is disclaimed, Mr.
     Taylor has the right to acquire beneficial ownership of 55,555 shares at any time. Also includes 57,777 shares subject to an option held of record by Mr. Taylor that is exerciseable within 60 days of August 31, 1999 and an aggregate of 9,000 shares of common stock of which 3,000 shares each are held of record by his children, Luke Rand Williams, Leah Williams
     Barbieri and Tiffany Marie Taylor.
(10) Includes 5,000 shares of common stock held of record by Allie Middleton.
(11) Includes 3,333 shares subject to an option held of record by Mr. Fried that is exerciseable within 60 days of August 31, 1999.
(12) Consists of 53,333 shares subject to an option held of record by Mr.
     Burwell that is exerciseable within 60 days of August 31, 1999. Mr. Burwell disclaims beneficial ownership of the shares underlying these options. Mr.
     Burwell is a Senior Vice President of VHA, Inc, which holds of record
     1,587,302 shares of common stock. Mr. Burwell disclaims beneficial ownership in shares of common stock held of record by VHA as he does not have voting or dispositive power over such shares.
(13) Mr. Moszkowski is an employee of Soros Fund Management LLC, which is the principal investment advisor to Quantum Industrial Partners LDC. Mr.
     Moszkowski is also a non-managing member of SFM Domestic Investments LLC.
     Mr. Moszkowski does not have voting or dispositive power over shares held of record by Quantum Industrial Partners LDC or SFM Domestic Investments
     LLC.
(14) Includes 232,359 shares subject to options that are exercisable within 60 days of August 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

     Upon the completion of this offering, we will be authorized to issue 150,000,000 shares of common stock, no par value, and 50,000,000 shares of undesignated preferred stock, no par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Oregon law.

Common Stock

     As of August 31, 1999, there were 46,601,705 shares of our common stock outstanding, which were held of record by approximately 260 shareholders, after giving effect to the conversion of the outstanding series of preferred stock.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the shares of common stock offered by this prospectus when issued will be, fully paid and nonassessable. See "Dividend Policy."

Preferred Stock

     The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things:

     o    Restricting dividends on our common stock;
     o    Diluting the voting power of our common stock;
     o    Impairing the liquidation rights of our common stock; and
     o Delaying or preventing a change in control of our company without further action by the shareholders.

Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

     After this offering, the holders of 32,655,933 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. Under the terms of the agreements between us and the holders of these shares, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include their shares of common stock in the registration. These holders of registrable securities are also entitled to specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of our common stock, and we are required to use our best efforts to effect this registration. Further, some of the holders of these demand registration rights may require us to file additional registration statements. All of the registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within sixty days following the effectiveness of a registration statement registering any of our stock or other securities in connection with the public offering of those securities solely for cash.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

Oregon Control Share and Business Combination Statutes

     Upon completion of this offering, we will become subject to the Oregon Control Share Act. The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation in a transaction, other than a transaction in which voting shares are acquired from the issuing public corporation, that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation cannot vote the shares it acquires in the acquisition unless voting rights are accorded to the control shares by:

     o    A majority of each voting group entitled to vote; and
     o The holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company's officers and inside directors.

The term "acquiror" is broadly defined to include persons acting as a group.

     The acquiror may, but is not required to, submit to the target company a statement setting forth certain information about the acquiror and its plans with respect to the company. The statement may also request that the company call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

     Upon completion of this offering, we will become subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders. The Oregon Business Corporation Act generally provides that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation, the corporation and the acquiring shareholder, or any affiliated entity of the acquiring shareholder, may not engage in certain business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

     o    A merger or plan of share exchange;
     o Any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and
     o Certain transactions that result in the issuance or transfer of capital stock of the corporation to the acquiring shareholder.

     These restrictions do not apply if:

     o The acquiring shareholder, as a result of the transaction in which such person acquired the shares, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefits plans);
     o The board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation's voting stock; or
     o The board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the acquiring shareholder) approve the business combination after the acquiring shareholder acquires 15% or more of the corporation's voting stock.

Staggered Board; Removal of Directors only for Cause

     Our articles and restated bylaws contain provisions that:

     o Classify the board of directors into three classes as nearly equal in number as possible, each of which will serve for three years with one class being elected each year; and
     o Provide that directors may be removed by shareholders only for cause and only upon the vote of 75 percent of the votes then entitled to be cast for the election of directors.

     The classified board provisions may have the effect of lengthening the time required for a third party to acquire control of MedicaLogic through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control of the company. These provisions could deprive you of opportunities to realize a premium for your shares and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any third parties seeking control of MedicaLogic to negotiate terms acceptable to the board of directors. In addition, the provisions regarding removal of directors will make the removal of any director more difficult, even if you believe such removal is in your best interests. Since these provisions make the removal of directors more difficult, they increase the likelihood that incumbent directors will retain their position and, since the board has the power to retain and discharge management, could perpetuate incumbent management.

                         SHARES ELIGIBLE FOR FUTURE SALE

     If our shareholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future and at a time and price that we deem appropriate.

     Upon completion of this offering, we will have outstanding an aggregate of __________ shares of our common stock, assuming no exercise of outstanding options or warrants. As of August 31, 1999, we had approximately 260 holders of common stock, after giving effect to the conversion of the convertible preferred stock. All of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves 46,601,705 shares eligible for sale in the public market as follows:

Number of Shares                               Date
----------------                               ----

   32,958,907                After 180 days from the date of this
                             prospectus (subject, in some cases, to
                             volume limitations).
   13,642,798                At various times after 181 days from the
                             date of this prospectus (subject, in some cases, to volume limitations).

Lock-up Agreements

     All of our officers and directors and shareholders holding substantially all of our outstanding shares of common stock have signed lock-up agreements with our underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

Rule 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o 1% of the number of shares of our common stock then outstanding, which will equal approximately _________ shares immediately after this offering; or
     o the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about MedicaLogic, Inc.

Rule 144(k)

     Under Rule 144(k) as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

Rule 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

     After this offering, the holders of 32,655,933 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of those shares under the Securities Act. If these shares are registered, they will become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

Stock Options

     Shortly after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plans. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement, dated _____________, 1999, the underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc. and DLJdirect Inc. are acting as representatives, have severally agreed to purchase from MedicaLogic the number of shares of common stock set forth opposite each of their names below.

                                                              Number
                    Underwriters                            of Shares
                    ------------                            ---------
     Donaldson, Lufkin & Jenrette Securities Corporation ..
     BancBoston Robertson Stephens Inc. ...................
     U.S. Bancorp Piper Jaffray Inc. ......................
     DLJdirect Inc. .......................................
                                                            ---------

            Total.......................................... =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus (other than those shares covered by the over-allotment option described below) if any are purchased.

     The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the underwriters) at such price less a concession not in excess of $_____ per share. The underwriters may allow, and such dealers may re-allow, to certain other dealers a concession not in excess of $______ per share. After the initial offering of the common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of ________ additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the preceding table.

     The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

                                                       No              Full
                                                    Exercise         Exercise
                                                    --------         --------
Per Share.....................................
Total.........................................

     We will pay the offering expenses, estimated to be $_________________.

     An electronic prospectus is available on the Internet site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on such Internet site relating to our offering is not a part of this prospectus, has not been approved or endorsed by us or any underwriter and should not be relied on by prospective purchasers.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

     Each of MedicaLogic, its executive officers and directors and certain of our shareholders has agreed, subject to certain exceptions, not to (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (b) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (a) or (b) are to be settled by the delivery of common stock, or other securities, in cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson Lufkin & Jenrette Securities Corporation. In addition, during such period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and certain of our shareholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson Lufkin & Jenrette Securities Corporation.

     Prior to this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation among us and the representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "MDLI."

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on us and our common stock, you should review the registration statement and its exhibits and schedules. Any document we file may be read and copied at the Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commissioner located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms and the Web site of the Commission referred to above.

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Perkins Coie LLP, Portland, Oregon. As of the date of this prospectus, partners and employees of Stoel Rives LLP beneficially owned an aggregate of 50,000 shares of our common stock.

                                     EXPERTS

     The financial statements of MedicaLogic, Inc. as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES


                          Index to Financial Statements


                                                                            Page

MedicaLogic, Inc. - Consolidated Financial Statements:

   Report of KPMG LLP........................................................F-2

   Consolidated Balance Sheets...............................................F-3

   Consolidated Statements of Operations.....................................F-4

   Consolidated Statements of Shareholders' Equity (Deficit).................F-5

   Consolidated Statements of Cash Flows.....................................F-6

   Notes to Consolidated Financial Statements................................F-7

PrimaCis Health Information Technology, Inc. - Financial Statements:

   Report of KPMG LLP.......................................................F-26

   Balance Sheet............................................................F-27

   Statement of Operations..................................................F-28

   Statement of Shareholders' Deficit.......................................F-29

   Statement of Cash Flows..................................................F-30

   Notes to Financial Statements............................................F-31

Pro Forma Financial Information:

  Summary...................................................................F-41

  Unaudited Pro Forma Condensed Combined Balance Sheet......................F-42

  Unaudited Pro Forma Condensed Combined Statement of Operations............F-43

  Notes to the Unaudited Pro Forma Condensed Combined Financial Information.F-44

                          Independent Auditors' Report



The Board of Directors
MedicaLogic, Inc.:


We have audited the accompanying consolidated balance sheets of MedicaLogic, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedicaLogic, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                  KPMG LLP


Portland, Oregon
April 23, 1999

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES
                           Consolidated Balance Sheets
                  (Dollars in thousands, except per share data)

                                                                           December 31
                                                                -------------------------------
                            Assets                                       1997              1998                June 30, 1999
                                                                -------------     -------------      -----------------------------
                                                                                                      (Unaudited)      (Unaudited)
                                                                                                                       (Pro forma)
Current assets:
    Cash and cash equivalents                                   $       4,924     $       4,718      $      9,922
    Short-term investments                                              7,116             7,030            31,277
    Accounts receivable, net                                            7,663            10,084             6,219
    Prepaid expenses and other current assets                             263               545             1,379
                                                                -------------     -------------      ------------
              Total current assets                                     19,966            22,377            48,797

Property and equipment, net                                             1,969             1,804             6,619
Other assets                                                              137               127             3,787
                                                                -------------     -------------      ------------
              Total assets                                      $      22,072     $      24,308      $     59,203
                                                                =============     =============      ============
       Liabilities, Redeemable Preferred Stock
          and Shareholders' Equity (Deficit)

Current liabilities:
    Accounts payable                                                      667               557             5,803
    Accrued and other liabilities                                       2,187             2,286             1,204
    Deferred revenue                                                    1,396             2,701             2,338
    Current portion of capital leases                                     846               215               104
    Current portion of notes payable                                       --               527               924
                                                                -------------     -------------      ------------
              Total current liabilities                                 5,096             6,286            10,373

Non-current portion of capital leases                                     278                92               151
Non-current portion of notes payable                                       --               587               833
                                                                -------------     -------------      ------------
              Total liabilities                                         5,374             6,965            11,357
                                                                -------------     -------------      ------------

Convertible redeemable preferred stock; 50,000,000
    shares authorized; aggregate liquidation preference
    $50,128 at December 31, 1998 and $85,918 at June 30,
    1999 (unaudited); issued and outstanding 19,525,545,
    21,524,545, and 29,059,283 at December 31, 1997 and
    1998, and June 30, 1999 (unaudited), respectively;
    pro forma no shares issued and outstanding                         42,593            49,387            83,687      $         --

Commitments and contingencies

Shareholders' equity (deficit):
    Common stock, no par value; authorized 100,000,000
      shares; issued and outstanding 13,308,561, 14,255,122
      and 17,542,422 shares at December 31, 1997 and
      1998 and June 30, 1999 (unaudited), respectively;
      pro forma 46,601,705 shares issued and outstanding                3,202             5,139            14,211            97,898
    Common stock notes receivable                                        (988)           (2,039)           (5,959)           (5,959)
    Deferred compensation                                                  --                --              (956)             (956)
    Accumulated deficit                                               (28,109)          (35,144)          (43,137)          (43,137)
                                                                -------------     -------------      ------------      ------------
              Total shareholders' equity (deficit)                    (25,895)          (32,044)          (35,841)     $     47,846
                                                                -------------     -------------      ------------      ============
              Total liabilities, redeemable preferred stock
                and shareholders' equity (deficit)              $      22,072     $      24,308      $     59,203
                                                                =============     =============      ============

See accompanying notes to consolidated financial statements.

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                  (Dollars in thousands, except per share data)

                                                                                          Six Months Ended
                                                 Years Ended December 31,                     June 30,
                                         -----------------------------------------    --------------------------
                                                1996           1997           1998           1998           1999
                                         -----------    -----------    -----------    -----------    -----------
                                                                                              (Unaudited)
Revenues:
    Software                             $     6,845    $     7,617    $    10,410    $     3,989     $    5,787
    Service and support                        2,819          5,190          5,750          2,670          3,188
                                         -----------    -----------    -----------    -----------    -----------
              Total revenues                   9,664         12,807         16,160          6,659          8,975

Operating expenses:
    Cost of revenue                            6,120          7,756          6,754          3,283          3,418
    Marketing and sales                        6,498          7,539          7,579          3,630          7,946
    Research and development                   6,583          7,047          8,016          3,858          5,092
    General and administrative                   718            865          1,044            451          1,255
                                         -----------    -----------    -----------    -----------    -----------
              Total operating
                 expenses                     19,919         23,207         23,393         11,222         17,711
                                         -----------    -----------    -----------    -----------    -----------
              Operating loss                 (10,255)       (10,400)        (7,233)        (4,563)        (8,736)

Other income (expense):
    Interest expense                            (251)          (240)          (187)          (106)           (93)
    Interest income                              456            617            707            313            494
    Other, net                                  (265)          (647)          (322)          (141)           342
                                         -----------    -----------    -----------    -----------    -----------
              Total other income
                 (expense)                       (60)          (270)           198             66            743
                                         -----------    -----------    -----------    -----------    -----------
              Loss before income
                 taxes                       (10,315)       (10,670)        (7,035)        (4,497)        (7,993)
Provision for income taxes                        --             --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------

              Net loss                   $   (10,315)   $   (10,670)   $    (7,035)   $    (4,497)   $    (7,993)
                                         ===========    ===========    ===========    ===========    ===========
Historical net loss per share:
    Basic and diluted                    $     (0.78)   $     (0.80)   $     (0.51)   $     (0.34)   $     (0.47)
                                         ===========    ===========    ===========    ===========    ===========
    Weighted average shares - basic
       and diluted                        13,152,557     13,269,082     13,766,073     13,357,891     16,840,576

Pro forma net loss per share:
    Basic and diluted                                                  $     (0.20)                  $     (0.21)
    Weighted average shares - basic                                    ===========                   ===========
       and diluted                                                      34,957,284                    38,919,064


See accompanying notes to consolidated financial statements.

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                           Consolidated Statements of
                         Shareholders' Equity (Deficit)
                             (Dollars in thousands)

                                                                              Common                                           Total
                                                    Common stock               stock                                   shareholders'
                                               ----------------------          notes         Deferred      Accumulated        equity
                                                   Shares      Amount     receivable     compensation          deficit     (deficit)
                                               ----------  ----------   ------------   --------------   --------------  -----------
Balance at December 31, 1995                   13,056,224  $    2,812    $      (683)   $          --   $       (7,124) $    (4,995)
Issuance of common stock in exchange
    for a promissory note                         105,000         210           (210)              --               --           --
Issuance of common stock in
    exchange for services                          25,000          50             --               --               --           50
Issuance of common stock for cash                   5,000          10             --               --               --           10
Options exercised                                  36,500          26             --               --               --           26
Interest accrued on common stock
    notes receivable                                   --          --            (44)              --               --          (44)
Net loss                                               --          --             --               --          (10,315)     (10,315)
                                               ----------  ----------   ------------   --------------   --------------  -----------
Balance at December 31, 1996                   13,227,724       3,108           (937)              --          (17,439)     (15,268)

Issuance of common stock in
    exchange for services                          28,700          51             --               --               --           51
Options exercised                                  52,137          43             --               --               --           43
Interest accrued on common stock
    notes receivable                                   --          --            (51)              --               --          (51)
Net loss                                               --          --             --               --          (10,670)     (10,670)
                                               ----------  ----------   ------------   --------------   --------------  -----------
Balance at December 31, 1997                   13,308,561       3,202           (988)              --          (28,109)     (25,895)

Issuance of common stock for acquisition           27,500          55             --               --               --           55
Issuance of common stock for cash                 350,000         700             --               --               --          700
Issuance of restricted common stock
    in exchange for promissory notes              500,000       1,000         (1,000)              --               --           --
Non-cash stock compensation                            --         110             --               --               --          110
Options exercised                                  69,061          72             --               --               --           72
Interest accrued on common stock
    notes receivable                                   --          --            (51)              --               --          (51)
Net loss                                               --          --             --               --           (7,035)      (7,035)
                                               ----------  ----------   ------------   --------------   --------------  -----------
Balance at December 31, 1998                   14,255,122       5,139         (2,039)              --          (35,144)     (32,044)

Issuance of common stock for
    acquisition (unaudited)                     1,500,000       3,300             --               --               --        3,300
Issuance of restricted common stock in
    exchange for promissory notes (unaudited)   1,360,000       3,790         (3,790)              --               --           --
Issuance of common stock in exchange for
    services (unaudited)                           47,500         105             --               --               --          105
Warrants exercised (unaudited)                     45,000          14             --               --               --           14
Options exercised (unaudited)                     334,800         598             --               --               --          598
Stock compensation expense (unaudited)                 --         309             --               --               --          309
Interest accrued on common stock notes
    receivable (unaudited)                             --          --           (130)              --               --         (130)
Deferred compensation related to
    stock options (unaudited)                          --         956             --             (956)              --           --
Net loss (unaudited)                                   --          --             --               --           (7,993)      (7,993)
                                               ----------  ----------   ------------   --------------   --------------  -----------
Balance at June 30, 1999 (unaudited)           17,542,422  $   14,211   $     (5,959)  $         (956)         (43,137) $   (35,841)
                                               ==========  ==========   ============   ==============   ==============  ===========

See accompanying notes to consolidated financial statements.

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                                                       Six Months Ended
                                                                Years Ended December 31,                    June 30,
                                                         --------------------------------------    ------------------------
                                                               1996          1997          1998          1998          1999
                                                         ----------    ----------    ----------    ----------    ----------
                                                                                                          (Unaudited)
Cash flows from operating activities:
    Net loss                                             $  (10,315)   $  (10,670)   $   (7,035)   $   (4,497)   $   (7,993)
    Adjustments to reconcile net loss to net cash
      (used by) provided by operating activities:
        Depreciation and amortization                           912         1,464         1,537           762         2,082
        Non-cash expenses                                        50            51           110           110         2,664
        Provision for doubtful accounts                         304           829           756            40           437
        Loss (gain) on disposition of assets                     --            14            (2)           (4)           (2)
        Other non-cash expenses                                 (44)          (51)          (51)          (25)         (130)
        Changes in assets and liabilities:
          Accounts receivable                                (3,027)       (3,630)       (3,177)          491         3,428
          Prepaid expenses and other current assets             (25)         (133)         (239)         (423)         (858)
          Other assets                                          300           (35)           --           (70)          (13)
          Accounts payable                                    1,131          (906)         (110)          (96)        5,246
          Accrued and other liabilities                          80         1,314            99          (295)       (1,082)
          Deferred revenue                                     (250)          113         1,305           509          (363)
                                                         ----------    ----------    ----------    ----------    ----------
            Net cash (used by) provided by
                operating activities                        (10,884)      (11,640)       (6,807)       (3,498)        3,416
                                                         ----------    ----------    ----------    ----------    ----------
Cash flows from investing activities:
    Purchase of fixed assets                                   (263)         (525)       (1,280)         (823)       (6,322)
    Purchase of business                                         --            --           (12)          (12)       (3,152)
    Proceeds from sale of fixed assets                           --            --             6            29             6
    Purchase of short-term investments                           --       (15,261)      (28,248)      (15,715)      (31,277)
    Purchase from maturities of short-term investments           --         8,145        28,334        11,048         7,030
                                                         ----------    ----------    ----------    ----------    ----------
            Net cash used by investing activities              (263)       (7,641)       (1,200)       (5,473)      (33,715)
                                                         ----------    ----------    ----------    ----------    ----------
Cash flows from financing activities:
    Net proceeds from issuance of preferred stock            20,023         6,775         6,794         6,794        34,300
    Net proceeds from issuance of common stock                   36            43           772            13           612
    Proceeds from issuance of notes payable                      --            --         1,264           150           792
    Principal payments under capital lease                     (875)       (1,264)         (879)         (503)          (52)
    Principal payments under note obligations                    --            --          (150)          (22)         (149)
                                                         ----------    ----------    ----------    ----------    ----------
            Net cash provided by financing activities        19,184         5,554         7,801         6,432        35,503
                                                         ----------    ----------    ----------    ----------    ----------
            Net increase (decrease) in cash and
               cash equivalents                               8,037       (13,727)         (206)       (2,539)        5,204

Cash and cash equivalents at beginning of period             10,614        18,651         4,924         4,924         4,718
                                                         ----------    ----------    ----------    ----------    ----------
Cash and cash equivalents at end of period               $   18,651    $    4,924    $    4,718    $    2,385    $    9,922
                                                         ==========    ==========    ==========    ==========    ==========
Summary of non-cash investing and financing activities:
    Issuance of common stock in exchange for note
       receivable                                        $      210    $       --    $    1,000    $    1,000    $    3,790
    Issuance of common stock for purchase of a business          --            --            55            55         3,300
    Assets acquired or exchanged under capital leases         1,451           593            62            --            --


See accompanying notes to consolidated financial statements.

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(1)  Summary of Significant Accounting Policies

     (a)  Company

          MedicaLogic, Inc. (the Company) develops, markets and supports electronic medical record software used by physicians at the point of care, throughout the U.S.

          The accompanying consolidated financial statements include the accounts of the Company and subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     (b)  Unaudited Quarterly Information

          The financial information included herein for the six-month periods ended June 30, 1998 and 1999 is unaudited; however, such information reflects all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in the consolidated financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

     (c)  Cash Equivalents

          For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

     (d)  Short-Term Investments

          Short-term investments include various corporate debt instruments and have been classified as available-for-sale securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities at December 31, 1997 and 1998. Short-term investments are carried at amortized cost, which approximates market. At December 31, 1998, contractual maturities of short-term investments ranged from seventy-two to one hundred and thirty-three days. At June 30, 1999 (unaudited), contractual maturities of short-term investments ranged from 104 to 296 days.

                                      F-7                            (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (e)  Accounts Receivable

          Accounts receivable are shown net of allowance for doubtful accounts of $852, $1,360 and $1,514 at December 31, 1997 and 1998 and June 30,
          1999 (unaudited), respectively. The following table presents a rollforward of the allowance for doubtful accounts:

                                                    1996          1997          1998
                                              ----------    ----------    ----------
           Balance - beginning of period      $       30    $      165    $      852

           Provision                                 304           829           756
           Charge offs                              (169)         (142)         (248)
                                              ----------    ----------    ----------
           Balance - end of period            $      165    $      852    $    1,360
                                              ==========    ==========    ==========

     (f)  Property and Equipment

          Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. The cost of repairs and maintenance is expensed as incurred.

          Depreciation on furniture, equipment and leasehold improvements is calculated on a straight-line basis over the estimated useful lives of the assets, five years for furniture and two to three years for equipment. Property and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is recognized over the shorter of the life of the improvement or the remaining life of the lease using the straight-line method.

          In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

                                          F-8                        (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (g)  Goodwill

          Goodwill represents the excess of the aggregate purchase price over the fair value of the tangible and intangible assets acquired in various acquisitions. Goodwill costs are being amortized on a straight-line basis, over periods ranging from two to four years. Amortization expense for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1999 (unaudited) was $-0-, $-0-, $34 and $361, respectively. Accumulated amortization at December 31, 1997 and 1998 and at June 30, 1999 (unaudited) was $-0-, $34 and
          $395, respectively.

     (h)  Software Development Costs

          Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and charged all costs to research and development expense.

     (i)  Revenue Recognition

          In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SOP 98-4, Deferral of the Effective Date of a Provision of 97-2, Software Revenue Recognition. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence (VSOE) of the fair value of various elements in a multiple element arrangement. The provisions of SOP's 97-2 and 98-4 have been applied to transactions entered into by the Company beginning January 1, 1998. Prior to 1997, the Company's revenue policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.

          SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on VSOE of the relative fair values of each element in the arrangement.

          The revenue allocated to software products is generally recognized by the Company upon the delivery of the products. The revenue allocated to extended support agreements is recognized ratably over the term of the maintenance agreement and revenue allocated to service elements is recognized as the services are performed.

                                          F-9                        (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


          In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. This SOP amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

          SOP 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective.

     (j)  Income Taxes

          The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that include the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     (k)  Stock-Based Employee Compensation

          The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for employee stock options and similar equity instruments. As is permitted under SFAS No. 123, the Company has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25 and provide the pro forma disclosures as prescribed by SFAS No. 123.

     (l)  Advertising

          The Company expenses costs of advertising when the costs are incurred. Advertising expense was approximately $700, $836 and $896 for the years ended December 31, 1996, 1997 and 1998, respectively.

                                      F-10                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (m)  Net Loss Per Share

          The Company has adopted SFAS No. 128, Earnings Per Share, which provides that "basic net income (loss) per share" and "diluted net income (loss) per share" for all prior periods presented are to be computed using the weighted average number of common shares outstanding during each period, with diluted net income per share including the effect of potentially dilutive common shares. The reconciliation of shares used to calculate basic and diluted income per share consists of the following as of December 31:

                                                                                            June 30,
                                                                                   --------------------------
                                             1996           1997           1998           1998           1999
                                      -----------    -----------    -----------    -----------    -----------
                                                                                                  (Unaudited)
      Basic weighted average
          shares of common
          stock                        13,152,557     13,269,082     13,766,073     13,357,891     16,840,576

      Effect of dilutive
          securities:
          Stock options and
            warrants                           --             --             --             --             --
                                      -----------    -----------    -----------    -----------    -----------

      Diluted weighted average
          shares of common
          stock                        13,152,557     13,269,082     13,766,073     13,357,891     16,840,576
                                      ===========    ===========    ===========    ===========    ===========

          Common stock equivalents related to stock options and warrants of 839,853, 1,830,568, 2,259,447, 2,274,118 and 3,059,283 are
          anti-dilutive in a net loss year and, therefore, are not included during the years ended December 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999 (unaudited) net loss per share.

     (n)  Use of Estimates

          Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     (o)  Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases and notes payable approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                      F-11                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (p)  Contingencies and Factors that Could Affect Future Results

          A substantial portion of the Company's revenues each year are generated from the development and release to market of computer software products. In the extremely competitive industry environment in which the Company operates, such product generating, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction could have a severe near term impact on the Company's growth and results of operations.

     (q)  Pro Forma Shareholders Equity (Unaudited)

          Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the Company's initial public offering is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 29,059,283 shares of common stock based on the shares of convertible preferred stock outstanding at June 30, 1999. Unaudited pro forma shareholders' equity at June 30, 1999, as adjusted for the conversion of the convertible preferred stock, is disclosed on the balance sheet.

(2)  Acquisition

          On January 5, 1998, the Company paid $12 in cash and issued 27,500 shares of common stock valued at $2.00 per share to acquire certain intangible assets of Health Outcome Technologies, Inc. (HOT). This acquisition was accounted for as a purchase and results of operations for the acquired company are included only from the date of acquisition forward. In connection with this acquisition, the Company recorded goodwill of $67, which is being amortized over two years, the estimated economic life of the goodwill. The separate results of operations of HOT were not material compared to the Company's overall results of operations and as such, pro forma financial information has been omitted.

                                      F-12                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(3)  Balance Sheet Components

     (a)  Property and Equipment

          Property and equipment, including equipment under capital leases, consist of the following:

                                                        December 31,
                                              ------------------------------          June 30,
                                                       1997             1998             1999
                                              -------------    -------------    -------------
                                                                                  (Unaudited)
      Furniture and equipment                 $       3,850    $       4,565    $       9,343
      Leasehold improvements                            876            1,267            1,347
                                              -------------    -------------    -------------

                                                      4,726            5,832           10,690

      Less accumulated depreciation
          and amortization                           (2,757)          (4,028)          (4,071)
                                              -------------    -------------    -------------

                                              $       1,969    $       1,804    $       6,619
                                              =============    =============    =============

     (b)  Accrued Liabilities

          Accrued liabilities consist of the following:

                                                               December 31,
                                                        -------------------------
                                                               1997          1998
                                                        -----------   -----------
      Royalties                                         $       947   $       843
      Payroll and related liabilities                           674           627
      Litigation accruals                                       301           488
      Other                                                     265           328
                                                        -----------   -----------

                                                        $     2,187   $     2,286
                                                        ===========   ===========

(4)  Leases

     The Company leases certain office furniture and equipment under long-term capital leases, which expire over the next two years. At December 31, 1997 and 1998, the net book value of leased furniture and equipment included in property and equipment was $1,122 and $307, respectively.

     The Company also leases its office facilities under non-cancelable operating lease agreements.

                                      F-13                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     Future minimum lease payments under non-cancelable operating leases and the capital leases as of December 31, 1998 are as follows:

                                                                 Capital     Operating
                                                                  Leases        Leases
                                                             -----------   -----------
     Year ending December 31:
          1999                                               $       267   $       821
          2000                                                        65           945
          2001                                                        40           945
          2002                                                        --           953
          2003                                                        --         1,044
          Thereafter                                                  --         4,090
                                                             -----------   -----------

               Total minimum lease payments                          372   $     8,798
                                                                           ===========

      Less amount representing interest                              (65)
                                                             -----------

               Present value of net minimum capital
                 lease payments                                      307

      Less current portion of capital leases                        (215)
                                                             -----------

               Non-current portion of capital leases         $        92
                                                             ===========

     Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled approximately $600, $611 and $1,073, respectively.

                                      F-14                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(5)  Notes Payable

     Notes payable consists of the following:

                                                                       December 31,
                                                                -------------------------       June 30,
                                                                       1997          1998          1999
                                                                -----------   -----------   -----------
                                                                                            (Unaudited)
     Notes payable, monthly principal and interest
        payments of $47; interest at two-year treasury
        constant maturities plus 5% per annum (10.4%
        as of December 31, 1998 and 9.53% at June 30,
        1999 (unaudited)); maturing between September
        2000 and September 2001; secured by equipment
        purchased thereunder                                    $        --   $     1,007   $       774
     Note payable, monthly principal and interest
        payments of $1; interest at 11% per annum;
        final payment due December 31, 2008; unsecured                   --            70            68
     Note payable, monthly principal and interest
        payments of $3; interest at 11% per annum;
        final payment due December 31, 2000; unsecured                   --            37            --
     Notes payable, monthly principal and interest
        payments of $25; interest at two-year treasury
        constant maturities plus 5% per annum (9.45%
        at June 30, 1999); maturing between March 2001
        and July 2001; secured by equipment purchased
        thereunder, (unaudited)                                          --            --           529
     Note payable, monthly principal and interest
        payments of $3; interest at 11% per annum;
        final payment due December 1999; unsecured;
        (unaudited)                                                      --            --            17
     Note payable, monthly principal and interest
        payments of $13; interest at 7.96% per annum;
        final payment due April 2001; secured by
        equipment purchased thereunder, (unaudited)                      --            --           369
                                                                -----------   -----------   -----------

                                                                         --         1,114         1,757

      Less current portion of long-term debt                             --           527           924
                                                                -----------   -----------   -----------

                                                                $        --   $       587   $       833
                                                                ===========   ===========   ===========

     Future minimum payments as of December 31, 1998 are as follows:

     Year ending December 31:
          1999                                       $     527
          2000                                             465
          2001                                              69
          2002                                               7
          2003                                               7
          Thereafter                                        39
                                                     ---------
                 Total minimum payments              $   1,114
                                                     =========

                                      F-15                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(6)  Convertible Redeemable Preferred Stock

       The Company has authorized several series of convertible redeemable preferred stock. The title, carrying amount, and number of shares issued and outstanding are as follows:

                                                                     December 31,
                                                            ----------------------------         June 30,
                                                                    1997            1998            1999
                                                            ------------    ------------    ------------
                                                                                             (Unaudited)
      Series A, $1.00 liquidation preference; issued
          and outstanding 5,750,001 at December 31,
          1997 and 1998 and June 30, 1999 (unaudited)              5,698           5,698           5,698
      Series A-1, $10.00 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
      Series C, $2.25 liquidation preference; issued
          and outstanding 7,012,637 shares at
          December 31, 1997 and 1998 and June 30, 1999
          (unaudited)                                             15,697          15,697          15,697
      Series C-1, $22.50 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
      Series E, $3.15 liquidation preference; 4,761,907
          shares issued and outstanding at December 31,
          1997 and 1998 and June 30, 1999 (unaudited)             14,423          14,423          14,423
      Series E-1, $31.50 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
      Series F, $3.40 liquidation preference; 2,000,000,
          4,000,000, and 4,000,000 shares issued and
          outstanding at December 31, 1997 and 1998
          and June 30, 1999 (unaudited)                            6,775          13,569          13,569
      Series F-1, $34.00 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
      Series I, $3.80 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
      Series I-1, $38.00 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
      Series J, $4.75 liquidation preference; 7,534,738
          shares issued and outstanding at June 30, 1999
          (unaudited)                                                 --              --          34,300
      Series J-1, $47.50 liquidation preference; no
          shares issued and outstanding at June 30,
          1999 (unaudited)                                            --              --              --
                                                            ------------    ------------    ------------

                    Total convertible redeemable
                      preferred stock                             42,593          49,387          83,687
                                                            ============    ============    ============

       See note 13 for unaudited recent developments.

                                      F-16                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     The terms for each series of preferred stock are similar and are summarized below:

     Dividends
     ---------

     Preferred shareholders are entitled to receive dividends when and if declared by the Board of Directors at an annual rate of $.10 and $1 per share for Series A and A-1, $.225 and $2.25 per share for Series C and C-1, $.315, $3.15 for Series E and E-1, $.340 and $3.40 for Series F and F-1, and $.380 and $3.80 for Series I and I-1, respectively. The right to receive dividends on preferred stock is not cumulative and no right to receive dividends accrues to holders of the preferred stock in the event the Board of Directors does not declare dividends. No dividends may be declared or paid on common stock until all declared dividends on preferred stock have been paid. As of December 31, 1998, no dividends had been declared or paid.

     Liquidation Preferences
     -----------------------

     Upon dissolution, liquidation or winding up of the affairs of the Company, either voluntarily or involuntarily, the preferred shareholders receive preference in liquidation over the common shareholders of the Company. The liquidation value for each outstanding share is $1 and $10 for Series A and A-1, $2.25 and $22.50 for Series C and C-1, $3.15 and $31.50 for Series E and E-1, $3.40 and $34.00 for Series F and F-1 and $3.80 and $38.00 for Series I and I-1, respectively, adjusted for any stock dividends. The holders of Series E and E-1, Series F and F-1 and Series I and I-1, on a parity basis among these Series, are entitled to receive their liquidation value prior to and in preference to any distribution to the holders of Series A and A-1 and Series C and C-1 preferred stock. The holders of Series C and C-1 preferred stock are entitled to receive their liquidation value prior to and in preference to any distribution to the holders of Series A and A-1.

     Redemption
     ----------

     The preferred stock is subject to certain mandatory redemption features following the affirmative vote of a majority of the outstanding shares of the preferred stock, effective no earlier than December 31, 2001. Upon the majority vote of the outstanding shares, the Company is required to redeem all of the then outstanding preferred stock or an amount determined by the Company for which funds are available for redemption. The per share redemption price for each series of preferred stock is equal to its per share liquidation value for each respective series discussed above.

     In the event of a redemption of only a portion of the total outstanding preferred stock, the Company is required to redeem Series E and E-1, Series F and F-1 and Series I and I-1 prior to and in preference to the holders of Series A and A-1 and Series C and C-1 preferred stock. In addition, the holders of Series C and C-1 will have preference over the holders of Series A and A-1 preferred stock.

                                      F-17                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     Voting
     ------

     The holder of each share of each series of preferred stock is entitled to the number of votes such holder would be entitled to if the shares of preferred stock were converted to common stock.

     Conversion
     ----------

     Each share of preferred stock is voluntarily convertible into common stock at any time after the date of issuance at a rate that equals the original issue price divided by the conversion price at the time in effect, subject to certain adjustments as set forth in the purchase agreements. Automatic conversion to common stock at the then effective conversion rate will occur for Series A, A-1, C, C-1, E and E-1, following the effectiveness of a registration statement under the Securities Act of 1933 in which the aggregate price to the public equals or exceeds $7,500,000 and in which the public offering price per share of common stock equals or exceeds $5. The public offering price of the Company's common stock that will trigger automatic conversion of the Series F and F-1 and the Series I and I-1 preferred stock is $5.40 and $5.79 per share, respectively.

(7)  Shareholders' Equity

     (a)  Shareholders' Agreement

          The Company and certain of its shareholders have an agreement that includes restrictions on the purchase and sale of the Company's stock. Except as expressly provided, no shareholder is allowed to transfer ownership of stock without the prior written consent of the other shareholders that are party to the agreement. These restrictions lapse upon the effectiveness of a registration of common stock under the Securities Act of 1933, as amended, and the consummation of the sale of common stock pursuant to that registration statement.

          The agreement also requires the Company to purchase a shareholder's stock under specific conditions and entitles the Company to purchase a shareholder's stock under certain other conditions. The acquisition price is equal to the fair value of the shares to be purchased.

                                      F-18                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (b)  Stock Incentive Plan

          On February 9, 1993, the Company adopted a Stock Incentive Plan which allowed for the issuance of 4,499,384 shares of common stock. Under the 1996 Stock Incentive Plan, adopted December 31, 1996, together with the 1993 Stock Incentive Plan (the Plans), 1,000,000 shares of common stock were reserved for issuance. The 1996 Plan was amended in 1998 to reserve an additional 700,000 shares of common stock for issuance, bringing the total under the Plans to 6,194,384. Pursuant to the terms of the Plans, the Board of Directors is authorized to grant incentive stock options, non-statutory stock options and to sell restricted stock to employees or others providing services or benefits to the Company. The Plans also allow granting of stock bonuses, stock appreciation rights, and other forms of stock based incentives, although none have been granted to date. Option prices for incentive stock options are set at not less than the fair market value of the common stock at the date of grant. Options vest over periods determined by the Board of Directors. Options to employees are contingent upon continued employment with the Company and, unless otherwise specified, expire ten years from the date of grant. As of March 1998, the Company extended the term of all outstanding options from five years to ten years, which constituted a new measurement date. The Company recorded a compensation charge of $110 in connection with this change in option terms.

          The per share weighted average fair market value, as determined by applying the Black-Scholes option pricing model to stock options granted under the Plans during 1996, 1997 and 1998 was $1.44, $1.45 and $1.72, respectively, on the date of grant, with the following weighted average assumptions:

                                                    Years Ended December 31,
                                              ---------------------------------
                                                   1996        1997        1998
                                              ---------   ---------   ---------
          Risk-free interest rate                   6.3%        6.5%        6.0%
          Expected dividend yield                     0%          0%          0%
          Expected life (in years)                    4           4           7
          Expected volatility                       100%        100%        100%

          The Company continues to apply APB Opinion No. 25 in accounting for the Plan and, accordingly, compensation cost is generally not recognized for its stock options in the financial statements. The effect on the Company's net loss, had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 is as follows:

                                                    Years Ended December 31,
                                              ---------------------------------
                                                   1996        1997        1998
                                              ---------   ---------   ---------
          Net loss                            $ (10,315)  $ (10,670)  $  (7,035)
          Pro forma net loss                    (10,859)    (11,772)     (8,145)

          Net loss per share                      (0.78)      (0.80)      (0.51)
          Pro forma net loss
              per share                           (0.83)      (0.89)      (0.59)

                                      F-19                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


          Transactions involving the Plans are summarized as follows:

                                                                                       Weighted
                                                                                        Average
                                                                        Number         Exercise
                                                                     of shares            Price
                                                                 -------------    -------------
          Options outstanding, December 31, 1995                       591,040    $        1.20

          Granted                                                      496,300             2.00
          Exercised                                                    (36,500)            0.75
          Forfeited                                                    (42,700)            1.25
                                                                 -------------    -------------

          Options outstanding, December 31, 1996                     1,008,140             1.54

          Granted                                                    1,072,950             2.00
          Exercised                                                    (52,137)            0.82
          Forfeited                                                    (80,923)            1.95
                                                                 -------------    -------------

          Options outstanding, December 31, 1997                     1,948,030             1.84

          Granted                                                      960,986             2.02
          Exercised                                                    (69,061)            1.05
          Forfeited                                                   (413,153)            1.99
                                                                 -------------    -------------

          Options outstanding, December 31, 1998                     2,426,802             1.90

          Granted (unaudited)                                        1,820,500             2.86
          Exercised (unaudited)                                       (334,800)            1.79
          Forfeited (unaudited)                                        (29,013)            1.96
                                                                 -------------    -------------

          Options outstanding, June 30, 1999
            (unaudited)                                              3,883,489    $        2.36
                                                                 =============    =============

          At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of outstanding options were $0.20 to $2.00 and eight years, respectively. At December 31, 1998 1,509,146 options were exercisable with a weighted average exercise price of $1.84.

          At December 31, 1998, 193,024 shares were available for grant. See note 13 for unaudited recent developments.

                                      F-20                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (c)  Stock Warrants

          In 1994, the Company entered into a Stock Purchase Warrant Agreement (the Agreement) with Indius, Inc. (II). Pursuant to the Agreement, the Company issued II warrants to purchase up to 45,000 shares of common stock at $.31 per share, conditioned on II meeting certain software development and licensing requirements. At December 31, 1998 all of the warrants were exercisable. These warrants were exercised in March 1998.

     (d)  Restricted Stock Purchase Agreement

          As of December 1998, the Company had sold 500,000 shares of common stock for $2.00 per share to senior management of the Company under agreements which allow the Company, at its option, to repurchase these shares of common stock at $2.00 per share. In accordance with the Company repurchase agreements associated with 335,000 of these shares, the shares subject to repurchase are reduced in equal increments over 36 months from the original vesting dates which range from February 28, 1996 to February 13, 1997. 165,000 of these shares of common stock are released from the Company's repurchase rights if certain key business performance criteria are met. See note 13 for Unaudited Recent Developments.

(8)  Income Taxes

     The Company incurred a loss for both financial reporting and tax return purposes for the years ended December 31, 1996, 1997 and 1998. As such, there was no current or deferred tax provision for those years.

     The actual income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to net income (loss) before income taxes) as follows:

                                                                  Years Ended December 31,
                                                          ------------------------------------------
                                                                  1996           1997           1998
                                                          ------------   ------------   ------------
     Computed expected income tax
       (benefit) expense                                         (34.0)%        (34.0)%        (34.0)%
     Increase (reduction) in income tax
        expense (benefit) resulting from:
           State income tax (benefit) expense                     (4.3)          (4.3)          (4.3)
           Increase in valuation allowance                        39.0           43.8           44.7
           Research and development credits                       (0.7)          (3.1)          (8.3)
           Other                                                    --           (2.4)           1.9
                                                          ------------   ------------   ------------

                    Income tax expense                              --%            --%            --%
                                                          ============   ============   ============

                                      F-21                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                December 31,
                                                                      -------------------------------
                                                                                1997             1998
                                                                      --------------   --------------
      Deferred tax assets:
          Furniture and equipment due to differences
            in depreciation                                           $          165    $         229
          Net operating loss and research and
            experimentation credit carryforwards                              11,221           14,169
          Allowance for doubtful accounts                                        326              234
          Other accruals                                                         173              215
                                                                      --------------   --------------

                    Gross deferred tax assets                                 11,885           14,847

          Less valuation allowance                                           (11,406)         (14,559)
                                                                      --------------   --------------

                    Net deferred tax assets                                      479              288
                                                                      --------------   --------------

      Deferred tax liabilities:
          Change in method of accounting                                        (467)            (280)
          Other                                                                  (12)              (8)
                                                                      --------------   --------------

                    Net deferred tax liabilities                                (479)            (288)
                                                                      --------------   --------------

                    Net deferred tax assets and liabilities           $           --   $           --
                                                                      ==============   ==============

     The valuation allowance for deferred tax assets as of December 31, 1998 was approximately $14,559. The net change in the total valuation allowance for the years ending December 31, 1996, 1997 and 1998 was an increase of approximately $4,067, $4,668 and $3,153, respectively.

     The Company has available federal and state net operating loss carryforwards for tax purposes of approximately $33,671 and research and experimentation credits of approximately $1,259, which expire through 2018. Approximately $7,100 of the net operating losses are subject to annual utilization limitation due to ownership changes in prior years.

(9)  Contingencies

     The Company is involved in various claims and legal actions in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

                                      F-22                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(10) Segment Information

     MedicaLogic derives its revenue from a single operating segment, electronic medical records, and the service and support related to these products.

     Geographic Information

     MedicaLogic operates solely within the United States and to date has derived all of its revenue from within the United States.

     Major Customers

     During 1996, the Company had sales to four customers which accounted for approximately 41% of total revenues.

     During 1997, the Company had sales to two customers which accounted for approximately 32% of total revenues. The Company had accounts receivable from these customers representing approximately 36% of trade accounts receivable at December 31, 1997.

     During 1998, the Company had sales to one customer which accounted for approximately 21% of total revenues. The Company had accounts receivable from this customer representing approximately 20% of trade accounts receivable at December 31, 1998.

(11) 401(k) Plan

     The Company sponsors a 401(k) deferred savings plan for all employees. Employees become eligible to participate in the plan upon employment. Employees may contribute up to 15% of their pay to the plan, subject to the limitation of $10 by the Internal Revenue Code. All employee contributions vest immediately. The Company has not made any matching contributions but does pay administrative costs for the Plan. These costs were not significant for any period presented.

                                      F-23                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


(12) Subsequent Event

     On January 29, 1999, the Company acquired PrimaCis Health Information Technology, Inc. (PrimaCis), a Delaware corporation. The total purchase price, including acquisition costs, was $6,453 and consisted of $3,153 in cash and the issuance of 1,500,000 shares of common stock. In connection with this transaction, the Company entered into a separate agreement under which it will receive a purchase order from a customer for 1,500 licenses. Also related to this separate agreement, the Company has agreed to issue common stock at fair market value up to $12 million, contingent upon sales of additional licenses. The contingent stock agreement expires December 31, 2002.

     Approximately $2,300 of the total purchase price for PrimaCis related to a prepayment for a commission related to the purchase order from a customer for 1,500 licenses. The purchase accounting allocations resulted in goodwill of approximately $3,200 and other intangible assets of $1,000. Goodwill costs will be amortized on a straight-line basis over a four year period. Other intangible assets will be amortized on a straight-line basis over a two year period.

     The pro forma results shown below assume the acquisition described above occurred as of the beginning of 1998.

     Revenues                                             $       16,408
     Net loss                                                    (10,126)
     Diluted net loss per share                                    (0.66)

     The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the periods presented. In addition, they are not intended to be a projection of future results that may be achieved from the combined operations.

(13) Unaudited Recent Developments

     (a)  Issuance of Preferred Stock

          On May 28, 1999, the Company amended its Articles of Incorporation to authorize 8,421,050 shares of Series J preferred stock and 842,105 shares of Series J-1 preferred stock. The terms of Series J and J-1 preferred stock are substantially identical to Series I and I-1 preferred stock as described in note 6 except that the dividend preference for Series J and J-1 preferred stock is $0.475 and $4.75 per share, respectively; the liquidation preference and redemption price for Series J and J-1 preferred stock are $4.75 and $47.50 per share, respectively; and the public offering price of the Company's common stock that will trigger automatic conversion of the Series J and J-1 preferred stock is $5.40 per share. There are 7,534,738 and -0- shares of Series J and J-1 preferred stock outstanding as of June 30, 1999.

                                      F-24                           (Continued)

                                MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (Dollars in thousands, except per share data)


     (b)  Lease Transactions

          On May 12, 1999 the Company entered into a ten year operating lease agreement for office space. The lease requires a letter of credit in lieu of a cash security deposit in the amount of $1,750. In consideration for the lessor's agreement to enter into the lease, the Company irrevocably granted options to purchase up to 50,000 shares of common stock, at a price of $3.25 per share. The lessor is required to exercise the option at any time within three years of the Company's initial public offering. In addition, at the time of the Company's initial public offering the lessor will have the right to purchase the greater of 100,000 shares of common stock or 1% of the number of shares offered at the initial offering price.

     (c)  Stock Incentive Plan

          On April 30, 1999, the Company's 1996 Stock Incentive Plan was amended to reserve an additional 3,800,000 shares of common stock, bringing the total under the 1993 and 1996 Plans to 9,994,384.

          The Company adopted, subject to shareholder approval, the MedicaLogic, Inc. 1999 Stock Incentive Plan, which authorizes the issuance of 4,000,000 shares of common stock.

     (d)  Employee Stock Purchase Plan

          The Company adopted, subject to shareholder approval, the MedicaLogic, Inc. 1999 Employee Stock Purchase Plan.

     (e)  Term Loan Facility and Leasing Arrangement

          The Company entered into a term loan facility to finance the purchase of new capital equipment in the amount of $3,300. These loans are secured by the equipment purchased thereunder. $1,672 is outstanding under this facility at June 30, 1999.

          In August 1999, the Company entered into a leasing arrangement for the purpose of leasing computer equipment. These leases are secured by the equipment obtained thereunder.

     (f)  Restricted Stock Purchase Agreement

          During the first six months of 1999, the Company sold an additional 1,360,000 shares of common stock to senior management at prices between $2.20 per share and $3.25 per share. 1,090,000 of these shares are subject to a repurchase option which lapses in equal increments over 36 months from the purchase date. An additional 270,000 shares are subject to repurchase if certain key business performance criteria are not met. In connection with these stock issuances the Company recorded compensation expense of $309 for the first six months of 1999.

                          Independent Auditors' Report



The Board of Directors
PrimaCis Health Information
    Technology, Inc.:


We have audited the accompanying balance sheet of PrimaCis Health Information Technology, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrimaCis Health Information Technology, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.


                                       KPMG LLP


Portland, Oregon
July 23, 1999

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                                  Balance Sheet

                  (Dollars in thousands, except per share data)

                                                                     December 31,
                                   Assets                                   1998
                                                                     -----------
Current assets:
     Cash and cash equivalents                                       $        50
     Accounts receivable                                                      51
     Other receivables                                                        10
                                                                     -----------

                 Total current assets                                        111

Property and equipment, net                                                   58
Other assets                                                                  11
                                                                     -----------

                 Total assets                                        $       180
                                                                     ===========

                      Liabilities and Stockholders' Deficit

Current liabilities:
     Accounts payable                                                         19
     Accrued liabilities                                                      72
     Deferred revenue                                                        225
     Current portion of capital leases                                        10
     Notes payable to related party                                          381
                                                                     -----------

                 Total current liabilities                                   707

Non-current portion of capital leases                                         10
                                                                     -----------

                 Total liabilities                                           717
                                                                     -----------

Stockholders' deficit:
     Common stock, par value $0.001 per share; authorized
        15,000,000 shares; issued and outstanding 11,361,425
        shares at December 31, 1998                                           11
     Additional paid in capital                                            3,005
     Notes from shareholders                                                 (39)
     Warrants                                                                109
     Accumulated deficit                                                  (3,623)
                                                                     -----------

                 Total stockholders' deficit                                (537)
                                                                     -----------

                 Total liabilities and stockholders' deficit         $       180
                                                                     ===========


See accompanying notes to financial statements.

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                             Statement of Operations

                  (Dollars in thousands, except per share data)


                                                                      Year Ended
                                                                     December 31,
                                                                            1998
                                                                     -----------
Revenues:
     Software                                                        $        70
     Maintenance and service                                                 178
                                                                     -----------

                 Total revenues                                              248

Operating expenses:
     Cost of revenue                                                          16
     Marketing and sales                                                     282
     Research and development                                                559
     General and administrative                                            1,063
                                                                     -----------

                 Operating loss                                           (1,672)

Other income (expense):
     Interest expense                                                       (116)
     Interest income                                                           2
     Other                                                                    (7)
                                                                     -----------

                 Loss before income taxes                                 (1,793)

Provision for income taxes                                                    --

                 Net loss                                            $    (1,793)
                                                                     ===========

Net loss per share - basic and diluted                               $     (0.16)
                                                                     ===========

Shares used in computing net loss
     per share - basic and diluted                                    11,481,704


See accompanying notes to financial statements.

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                       Statement of Stockholders' Deficit

                          Year ended December 31, 1998

                             (Dollars in thousands)


                                       Common stock       Additional                                                     Total
                                 ----------------------      paid in     Notes from                Accumulated   shareholders'
                                     Shares      Amount      capital   shareholders     Warrants       deficit         deficit
                                 ----------   ---------   ----------   ------------   ----------   -----------   -------------
Balances at December 31, 1997     9,458,093   $       9   $    1,687   $         --   $       --   $    (1,830)  $        (134)

Issuance of common stock          3,203,332           3        1,329            (39)          --            --           1,293
Cancellation of common stock     (1,300,000)         (1)         (11)            --           --            --             (12)
Issuance of stock warrants               --          --           --             --          109            --             109
Net loss                                 --          --           --             --           --        (1,793)         (1,793)
                                 ----------   ---------   ----------   ------------   ----------   -----------   -------------

Balances at December 31, 1998    11,361,425   $      11   $    3,005   $        (39)  $      109   $    (3,623)  $        (537)
                                 ==========   =========   ==========   ============   ==========   ===========   =============


See accompanying notes to financial statements.

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                             Statement of Cash Flows

                             (Dollars in thousands)


                                                                      Year Ended
                                                                     December 31,
                                                                            1998
                                                                     -----------
Cash flows from operating activities:
     Net loss                                                        $    (1,793)
     Adjustments to reconcile net loss to net cash
        used by operating activities:
           Depreciation and amortization                                      37
           Other non-cash expense                                             91
           Changes in assets and liabilities:
              Accounts receivable                                            (22)
              Prepaid expenses and other current assets                        5
              Accounts payable                                                16
              Accrued and other liabilities                                 (128)
              Deferred revenue                                               200
                                                                     -----------

                 Net cash used by operating activities                    (1,594)
                                                                     -----------

Cash flows from investing activities:
     Purchase of fixed assets                                                (37)
                                                                     -----------

                 Net cash used by investing activities                       (37)
                                                                     -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                            1,293
     Proceeds from issuance of notes payable                                 381
     Principal payments under capital lease                                   (7)
                                                                     -----------

                 Net cash provided by financing activities                 1,667
                                                                     -----------

                 Net increase in cash and
                    cash equivalents                                          36

Cash and cash equivalents at beginning of year                                14
                                                                     -----------

Cash and cash equivalents at end of year                             $        50
                                                                     ===========

Summary of non-cash investing and financing activities:
     Issuance of common stock in exchange for note
         receivable                                                  $        39
     Assets acquired or exchanged under capital leases                        23
                                                                     ===========


See accompanying notes to financial statements.

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


(1)  Summary of Significant Accounting Policies

     (a)  Company

          PrimaCis Health Information Technology, Inc. (the Company), located in Houston, Texas, was formed in April 1996. The Company develops, supports and markets its electronic medical record software and its Internet-based oncology content for its Internet site.


     (b)  Cash Equivalents

          For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.


     (c)  Property and Equipment

          Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. The cost of repairs and maintenance is expensed as incurred.

          Depreciation on property and equipment is calculated on a double-declining basis over the estimated useful lives of the assets, generally five to seven years. Property and equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is recognized over the shorter of the life of the improvement or the remaining life of the lease using the straight-line method.


     (d)  Software Development Costs

          Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and charged all such costs to research and development expense.

                                      F-31                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


     (e)  Revenue Recognition

          In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SOP 98-4, Deferral of the Effective Date of a Provision of 97-2, Software Revenue Recognition. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence (VSOE) of the fair value of various elements in a multiple element arrangement. The provisions of SOP's 97-2 and 98-4 have been applied to transactions entered into beginning January 1, 1998. Prior to 1997, the Company's revenue policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.

          SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on VSOE of the relative fair values of each element in the arrangement.

          The revenue allocated to software products is generally recognized upon the delivery of the products. The revenue allocated to extended support agreements is recognized ratably over the term of the maintenance agreement and revenue allocated to service elements is recognized as the services are performed. Deferred revenue consists of payments received or owed from customers for support or other services not yet performed.

          In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. This SOP amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

          SOP 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective.

                                      F-32                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


     (f)  Income Taxes

          The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that include the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


     (g)  Stock-Based Employee Compensation

          The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for employee stock options and similar equity instruments. As is permitted under SFAS No. 123, the Company has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25 and provide the pro forma disclosures as prescribed by SFAS No. 123.


     (h)  Net Loss Per Share

          The Company has adopted SFAS No. 128, Earnings Per Share, which provides that "basic net income (loss) per share" and "diluted net income (loss) per share" for all prior periods presented are to be computed using the weighted average number of common shares outstanding during each period, with diluted net income per share including the effect of potentially dilutive common shares. The reconciliation of shares used to calculate basic and diluted income per share consists of the following as of December 31, 1998:

          Basic weighted average shares
             of common stock                                    11,481,704

          Effect of dilutive securities:
             Stock options and warrants                            400,000
                                                              ------------

          Diluted weighted average share
             of common stock                                    11,881,704
                                                              ============

          Common stock equivalents related to stock options and warrants are anti-dilutive in a net loss year and, therefore, are not included in the 1998 net loss per share.

                                      F-33                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


     (i)  Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases and notes payable approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


     (j)  Use of Estimates

          Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


     (k)  Other Assets

          Other assets consist primarily of legal costs related to the organization of the Company. The organizational costs are being amortized on a straight-line basis over a period of five years. Amortization expense for the year ended December 31, 1998 was $5. Accumulated amortization at December 31, 1998 was $14.


     (l)  Contingencies and Factors that Could Affect Future Results

          A substantial portion of the Company's revenues each year are generated from the development and release to market of computer software products. In the extremely competitive industry environment in which the Company operates, such product generating, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction could have a sever near term impact on the Company's growth and results of operations.

                                      F-34                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


(2)  Property and Equipment

     Property and equipment, including equipment under capital leases, consist of the following at December 31, 1998:

     Furniture                                        $       74
     Equipment                                                27
                                                      ----------

                                                             101

      Less accumulated depreciation
          and amortization                                    43
                                                      ----------

                                                      $       58
                                                      ==========


(3)  Leases

     The Company leases certain office furniture and equipment under a long-term capital lease, which expires on December 2, 2000. At December 31, 1998, the net book value of leased furniture and equipment included in property and equipment was $20.

     The Company also leases its office facilities under non-cancelable operating lease agreements.

                                      F-35                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


     Future minimum lease payments under non-cancelable operating leases and the capital leases as of December 31, 1998 are as follows:

                                                                 Capital     Operating
                                                                  Leases        Leases
                                                             -----------   -----------
     Year ending December 31:
          1999                                               $        12   $        42
          2000                                                        12            12
          2001                                                        --            --
          2002                                                        --            --
          2003                                                        --            --
          Thereafter                                                  --            --
                                                             -----------   -----------

                    Total minimum lease payments                      24   $        54
                                                                           ===========

      Less amount representing interest                                4
                                                             -----------

                    Present value of net minimum capital
                      lease payments                                  20

      Less current portion of capital leases                          10
                                                             -----------

                    Non-current portion of capital leases    $        10
                                                             ===========

     Rent expense for the year ended December 31, 1998, totaled approximately
     $35.


(4)  Notes Payable

     During 1998, the Company received an unsecured loan of $381 from an officer and shareholder of the Company. The loan was evidenced by promissory note payable and other supporting documentation, and was paid in full during 1999. In conjunction with this loan, the Company granted the shareholder the option to purchase 300,000 shares of common stock of the Company at an exercise price of $0.06 per share. The Company recorded the option at fair value, as determined by the Black-Scholes method, as additional interest expense over the life of the loan.


(5)  Stockholders' Equity


     (a)  Stockholders' Agreement

          The Company and its stockholders have an agreement that includes restrictions on the purchase and sale of the Company's stock. Except as expressly provided, no stockholder is allowed to transfer ownership of stock without the prior written consent of all stockholders.

                                      F-36                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


     (b)  Stock Incentive Plan

          In 1997, the Company adopted an Incentive Stock Option Plan (the
          Plan). Pursuant to the terms of the Plan, the Board of Directors is authorized to grant incentive stock options, non-statutory stock options and restricted stock to employees or non-employees. Option prices for incentive stock options are generally set at not less than the fair market value of the common stock at the date of grant. Options vest over periods determined by the Board of Directors. Options are contingent upon continued employment with the Company and, unless otherwise specified, expire ten years from the date of grant. The Company has reserved 500,000 shares of its common stock for issuance under the Plan.

          The per share weighted average fair market value, as determined by applying the Black-Scholes method to stock options granted under the Plan during 1998, was $0.37 on the date of grant with the following weighted average assumptions:

                       Year Ended December 31, 1998
          ----------------------------------------------------

          Risk free interest rate                                   6.0%
          Expected dividend yield                                     0%
          Expected life (in years)                                 10.0
          Expected volatility                                       100%


          The Company continues to apply APB Opinion No. 25 in accounting for its Plan and, accordingly, compensation cost is generally not recognized for its stock options in the financial statements. For the year ended December 31, 1998, the Company recognized $282 in compensation costs with respect to stock based compensation awards as valued under APB No. 25. The effect on the Company's net loss, had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, for the year ended December 31, 1998 is as follows:

          Net loss                                         $       (1,793)
          Pro forma net loss                                       (1,801)

          Net loss per share                               $        (0.16)
          Pro forma net loss per share                              (0.16)

                                      F-37                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


          Transactions involving the Plan are summarized as follows:

                                                                             Weighted
                                                                              Average
                                                                Number       Exercise
                                                             of shares          Price
                                                          ------------   ------------
          Options outstanding, December 31, 1997                    --   $         --

          Granted                                              270,000           0.48
          Exercised                                                 --             --
          Forfeited                                           (205,000)          0.59
                                                          ------------   ------------

          Options outstanding, December 31, 1998                65,000   $       0.14
                                                          ============   ============

          At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of outstanding options were $.05 to $.09 and ten years, respectively. At December 31, 1998, 65,000 options were exercisable with a weighted average exercise price of $0.14.

          At December 31, 1998, 435,000 shares were available for grant.


     (c)  Warrants

          During fiscal 1998, the Company issued warrants to investors. At December 31, 1998 warrants to purchase 300,000 and 35,000 shares of common stock at exercise prices of $0.06 and $0.40, respectively, were outstanding.


(6)  Income Taxes

     The Company incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the year ended December 31, 1998.

                                      F-38                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


     The actual income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to net income (loss) before income taxes) as follows (in thousands):

                                                                            1998
                                                                    ------------
      Computed expected income tax (benefit) expense                       (34.0)%

      Increase (reduction) in income tax expense
         (benefit) resulting from:
             State income tax (benefit) expense                               --
             Increase in valuation allowance                                34.0
             Research and development credits                                 --
                                                                    ------------

                   Income tax expense                                         --%
                                                                    ============


     The tax effects of temporary differences and net operating loss carryforwards which give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1998 are as follows:

     Deferred tax assets:
        Net operating loss and research and
           experimentation credit carryforwards                     $      1,362
                                                                    ------------

                  Gross deferred tax assets                                1,362

        Less valuation allowance                                          (1,362)
                                                                    ------------

                    Net deferred tax assets                         $         --
                                                                    ============

     The net change in the total valuation allowance for the year ended December 31, 1998 was an increase of $687.

     The Company has available federal and state net operating loss carryforwards for tax purposes of approximately $3,537 which expire through 2018. Approximately $3,537 of the net operating losses are subject to annual utilization limitation due to the change in ownership in 1999.


(7)  Significant Customers

     The Company had two customers that accounted for approximately 98% of the total revenue for the year ended December 31, 1998.

                                      F-39                           (Continued)

                           PRIMACIS HEALTH INFORMATION
                                TECHNOLOGY, INC.

                          Notes to Financial Statements

                                December 31, 1998

                  (Dollars in thousands, except per share data)


(8)  Subsequent Events

     On January 29, 1999, the Company entered into a reorganization and merger agreement with MedicaLogic, Inc. The purchase price consisted of $3,000 in cash and 1,500,000 shares of MedicaLogic common stock at $2.20 per share.

                         Pro Forma Financial Information



The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition of PrimaCis Health Information Technology, Inc. (PrimaCis). The historical financial information has been derived from the respective historical financial statements of MedicaLogic, Inc. and PrimaCis, and should be read in conjunction with such financial statements and the related notes included herein. The unaudited pro forma condensed combined statements of operations combine MedicaLogic's and PrimaCis' historical statements of operations and give effect to the acquisition, including the amortization of goodwill and other tangible assets resulting from the acquisition, as if it occurred on January 1, 1998. The unaudited pro forma condensed combined statement of operations for the period from December 31, 1998 through June 30, 1999 have not been presented as the results of operations presented for MedicaLogic during this period include PrimaCis' operating results. The unaudited pro forma condensed combined balance sheet as of December 31, 1998 gives effect to the acquisition of PrimaCis as if it had occurred on December 31, 1998.

The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The pro forma adjustments are based upon available information and certain assumptions that MedicaLogic believes are reasonable under the circumstances.

                                MEDICALOGIC, INC.

                          Unaudited Pro Forma Condensed
                             Combined Balance Sheet

                             (Dollars in thousands)


                                                                           December 31, 1998
                                                    ---------------------------------------------------------------
                                                                                         Pro forma        Pro forma
                      Assets                         MedicaLogic         PrimaCis      adjustments         combined
                                                    ------------     ------------     ------------     ------------
Current assets:
    Cash and cash equivalents                       $      4,718     $         50     $     (3,153)(1) $      1,615
    Short-term investments                                 7,030               --                             7,030
    Accounts receivable, net                              10,084               51                            10,135
    Other current assets                                     545               10            2,250 (3)        2,805
                                                    ------------     ------------                      ------------

             Total current assets                         22,377              111                            21,585

Property and equipment, net                                1,804               58              (15)(3)        1,847
Other assets                                                 127               11            4,755 (3)        4,893
                                                    ------------     ------------                      ------------

             Total assets                           $     24,308     $        180                      $     28,325
                                                    ============     ============                      ============

      Liabilities, Redeemable Preferred Stock
        and Shareholders' Equity (Deficit)

Current liabilities:
    Accounts payable                                $        557     $         19                      $        576
    Accrued and other liabilities                          2,286               72                             2,358
    Deferred revenue                                       2,701              225                             2,926
    Current portion of capital leases                        215               10                               225
    Current portion of notes payable                         527              381                               908
                                                    ------------     ------------                      ------------

             Total current liabilities                     6,286              707                             6,993

Non-current portion of capital leases                         92               10                               102
Notes payable                                                587               --                               587
                                                    ------------     ------------                      ------------

             Total liabilities                             6,965              717                             7,682
                                                    ------------     ------------                      ------------

Convertible redeemable preferred stock;
    50,000,000 shares authorized; aggregate
    liquidation preference $50,128; issued
    and outstanding 21,524,545 at December 31,
    1998                                                  49,387               --                            49,387

Commitments and contingencies

Shareholders' equity (deficit):
    Common stock, no par value; authorized
    10,000,000 shares; issued and outstanding
    13,308,561 shares at December 31, 1998                 5,139               11            3,289 (1,2)      8,439
    Additional paid in capital                                --            3,114           (3,114)(2)           --
    Common stock notes receivable                         (2,039)             (39)              39 (2)       (2,039)
    Accumulated deficit                                  (35,144)          (3,623)           3,623 (2)      (35,144)
                                                    ------------     ------------                      ------------

        Total shareholders' equity (deficit)             (32,044)            (537)                          (28,744)
                                                    ------------     ------------                      ------------

        Total liabilities, redeemable preferred
           stock and shareholders' equity
           (deficit)                                $     24,308     $        180                      $     28,325
                                                    ============     ============                      ============


See notes to unaudited pro forma condensed combined financial information.

                                MEDICALOGIC, INC.

                     Unaudited Pro Forma Condensed Combined
                             Statement of Operations

                  (Dollars in thousands, except per share data)


                                                                     Year Ended December 31, 1998
                                                    ---------------------------------------------------------------
                                                                                         Pro forma        Pro forma
                                                     MedicaLogic         PrimaCis      adjustments         combined
                                                    ------------     ------------     ------------     ------------
Revenues:
    Software                                        $     10,410     $         70                      $     10,480
    Service and support                                    5,750              178                             5,928
                                                    ------------     ------------                      ------------

             Total revenues                               16,160              248                            16,408
                                                    ------------     ------------                      ------------

Operating expenses:
    Cost of revenue                                        6,754               16                             6,770
    Marketing and sales                                    7,579              282     $      1,305 (4)        9,166
    Research and development                               8,016              559                             8,575
    General and administrative                             1,044            1,063               (7)(4)        2,100
                                                    ------------     ------------                      ------------

             Total operating expenses                     23,393            1,920                            26,611
                                                    ------------     ------------                      ------------

             Operating loss                               (7,233)          (1,672)                          (10,203)

Other income (expense):
    Interest expense                                        (187)            (116)                             (303)
    Interest income                                          707                2                               709
    Other, net                                              (322)              (7)                             (329)
                                                    ------------     ------------                      ------------

             Loss before income taxes                     (7,035)          (1,793)                          (10,126)

Provision for income taxes                                    --               --                                --
                                                    ------------     ------------                      ------------

             Net loss                               $     (7,035)    $     (1,793)                     $    (10,126)
                                                    ============     ============                      ============

Net loss per share:
    Basic and diluted                               $      (0.51)    $      (0.16)                     $      (0.66)
                                                    ============     ============                      ============

Shares used in computing net loss per share:
    Basic and diluted                                 13,766,073       11,481,704                        15,230,789
                                                    ============     ============                      ============


See notes to unaudited pro forma condensed combined financial information.

                               Medicalogic, inc.,

                   Notes to the Unaudited Pro Forma Condensed
                         Combined Financial Information

                  (Dollars in thousands, except per share data)


     The unaudited pro forma condensed financial information reflects the acquisition by MedicaLogic, Inc. of PrimaCis Health Information Technology, Inc. (PrimaCis) and gives effect to certain reclassifications to the historical financial statements to conform the presentation of the historical operations of the merged companies.

     The adjustments to the unaudited pro forma condensed combined balance sheet have been calculated as if the acquisition occurred on December 31, 1998. The adjustments to the unaudited pro forma condensed combined statement of operations have been calculated as if the acquisition occurred on January 1, 1998.

     Pursuant to the merger agreement, a total of $3,000 in cash and 1,500,000 shares of common stock, valued at $2.20 per share, was issued in connection with the acquisition of PrimaCis in exchange for all outstanding common shares and vested options of PrimaCis. In addition, MedicaLogic paid $153 in merger related costs which is included in the total purchase price. The pro forma adjustments to record the purchase of PrimaCis are as follows:

     (1) To record the cash paid and stock issued in exchange for all outstanding shares of PrimaCis capital stock.

     (2) To reflect the elimination of the historical stockholders' equity accounts of PrimaCis.

     (3) To record allocation of the purchase price and adjust PrimaCis' balance sheet for purchase accounting entries:

          Total consideration                                   $    6,453

              Book value of assets acquired      $      537
              Write down of property and
                 equipment to fair value                 15
              Write down of startup costs                11
                                                 ----------

          Net book value allocated to
            tangible assets                                            563

          Record prepaid commission                                 (2,250)
                                                                ----------

          Goodwill and other intangibles                        $    4,766
                                                                ==========

                                      F-44                           (Continued)

                               Medicalogic, inc.,

                   Notes to the Unaudited Pro Forma Condensed
                         Combined Financial Information

                  (Dollars in thousands, except per share data)


     The adjustments to the net book value of assets acquired relate to allocation of the purchase price to the assets acquired based on their relative fair values and are summarized as follows:

     o To write down PrimaCis' property and equipment to the fair value of the property and equipment acquired.

     o To eliminate PrimaCis intangibles consisting of start up costs to their fair value.

     o To allocate a portion of the purchase price to prepaid commission related to the sale of MedicaLogic software to a PrimaCis customer.

     o To record the allocation of the excess purchase price over the fair value of net tangible assets acquired, totaling approximately $4,800, which has been recorded as goodwill and other intangible assets which consists primarily of a customer list. Goodwill, totaling $3,800, is amortized on a straight line basis, over a four year period. Other intangible assets, totaling $1,000, are amortized on a straight-line basis, over a two year period.

(4) To record amortization of goodwill and other intangible assets recorded as a result of the acquisition and to reduce depreciation expense to reflect new asset fair values.

--------------------------------------------------------------------------------
     1999


                                MEDICALOGIC, INC.



                             ________________ Shares

                                 ---------------

                                   PROSPECTUS

                                 ---------------



                          Donaldson, Lufkin & Jenrette

                          BancBoston Robertson Stephens

                           U.S. Bancorp Piper Jaffray

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of MedicaLogic, Inc. have not changed since the date hereof.

--------------------------------------------------------------------------------

Until       , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry fee.

      Registration fee................................... $ 16,680
      NASD filing fee....................................    6,500
      Blue Sky fees and expenses (including legal fees)..    5,000 (1)
      Nasdaq National Market entry fee...................   95,000 (1)
      Accounting fees and expenses.......................  250,000 (1)
      Other legal fees and expenses......................  200,000 (1)
      Transfer agent and registrar fee...................    5,000 (1)
      Printing and engraving.............................   90,000 (1)
      Miscellaneous......................................   31,820 (1)
                                                           -------
                                       Total............. $700,000 (1)
                                                           =======
--------------

(1)  Estimated expense.


Item 14.  Indemnification of Directors and Officers

     Article IV of the Registrant's 1994 Restated Articles of Incorporation requires indemnification of current or former directors of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act. The Oregon Business Corporation Act permits or requires indemnification of directors and officers in certain circumstances. The effects of the indemnification provisions are as follows:

     (a) The Indemnification Provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of the Company), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere, or its equivalent, is not, of itself, determinative that the person did not meet the required standards of conduct.

     (b) The Indemnification Provisions grant a right of indemnification in respect of any proceeding by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

     (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer is entitled to indemnification as a matter of right.

     (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     (e) The Registrant may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     The Registrant has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.


Item 15.  Recent Sales of Unregistered Securities

     Within the last three years, the Registrant has issued and sold the following unregistered securities on the dates and for the consideration indicated:

     In December 1996, the Registrant issued an aggregate of 4,761,907 shares of Series E Preferred Stock to 24 investors for total consideration of $15,000,007.05. The Series E Preferred Stock was offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     In November 1997, the Registrant issued 2,000,000 shares of Series F Preferred Stock to one investor for total consideration of $6,800,000. The shares of Series F Preferred Stock was offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. In connection with the same transaction, the Registrant granted to the investor an option to purchase an additional 2,000,000 shares of Series F Preferred for $3.40 a share and an option to purchase 4,129,665 shares of Series G Preferred Stock for $3.65 a share. The Registrant also issued to the investor an option to purchase one share of Series H Preferred Stock, which option was exercisable upon the failure of the Registrant to reach specific revenue targets. On March 31, 1998, the investor exercised its option to purchase 2,000,000 shares of Series F Preferred Stock for a total purchase price of $6,800,000. The investor and the Registrant agreed to extend the exercise period for the Series G option agreement to June 1, 1998. The Series G option has expired and will not be exercised. The Series H option has also expired and will not be exercised. The Series F Preferred Stock was offered and sold, and the Series F option, the Series G option and the Series H option were issued and, in the case of the Series G option, extended by the Registrant, in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     In January 1998, the Company issued an aggregate of 27,500 shares of Common Stock at a deemed value of $2.00 a share to Health Outcome Technologies, Inc. ("HOT") in consideration for the acquisition of certain intangible assets of HOT. These shares of Common Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated under the Securities Act.

     In March 1998, the Registrant issued 45,000 shares of Common Stock to an investor for a total purchase price of $13,950, pursuant to the exercise of a warrant issued in 1994. The Common Stock issued pursuant to the warrant was offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act.

     In August 1998, the Registrant issued an aggregate of 350,000 shares of Common Stock to Enterprise Partners IV Associates, L.P. and Enterprise Partners IV, L.P., for a total purchase price of $700,000. In addition, the Registrant granted an option to purchase 16,000 shares of Common Stock at a price of $2.00 a share to Enterprise Partners IV Associates, L.P. and granted an option to purchase 184,000 shares of Common Stock at a price of $2.00 a share to Enterprise Partners IV, L.P. The options were exercised on April 14, 1999. The shares of Common Stock and the options were offered and sold and issued in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     In February 1999, the Registrant issued 1,500,000 shares of Common Stock to the shareholders of PrimaCis Information Technology, Inc., at a deemed value of $2.20 a share, as partial consideration for the acquisition of PrimaCis. The shares of Common Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     In May 1999, the Registrant issued shares of its Series J Preferred Stock to four investors. The Registrant offered and sold an aggregate of 7,326,316 shares of Series J Preferred Stock to the investors at a price of $4.75 a share, for a total purchase price of $34,800,000. The shares of Series J Preferred Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     In August 1999, the Registrant issued an additional 3,050,527 shares of its Series J Preferred Stock to 11 investors. The Registrant offered and sold the shares of Series J Preferred Stock to the investors at a price of $4.75 a share, for $13,499,998.75 in cash, and services from three of the investors valued at $990,004.50. The shares of Series J Preferred Stock were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

Options, Restricted Stock and Grants under Stock Incentive Plan

     As set forth in the chart below, between September 1996 and September 1999 the Registrant granted to employees, consultants and directors stock options under the Registrant's Stock Incentive Plans in reliance on the exemption from registration provided by either (i) Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

                                                          Number of
                                                             Shares
                                                         Subject to    Exercise
                                                            Options       Price
                                                         ----------    --------
     September 1, 1996 to October 28, 1998..............  1,901,636      $ 2.00
     October 29, 1998 to May 25, 1999...................    743,000      $ 2.20
     May 26, 1999 and thereafter........................  1,719,500      $ 3.25

     Of the options granted during the period from September 1, 1996 to October 28, 1998 to purchase 1,901,636 shares of Common Stock, 1,752,189 were outstanding as of September 10, 1999. Of the options granted during the period from October 29, 1998 to May 25, 1999 to purchase 743,000 shares of Common Stock, 742,631 remain outstanding. Of the options granted after May 26, 1999 to purchase 1,719,500 shares of Common Stock, all were outstanding as of September 10, 1999.

     In the past three years, the Registrant from time to time offered and sold the following shares of Common Stock as incentive compensation to senior management of the Registrant, subject to repurchase or performance requirements, pursuant to Registrant's Stock Incentive Plans. Such restricted Common Stock was issued in reliance on the exemption from registration provided by either (i)
Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

                                                       Number of
                                                       Shares of
                                                      Restricted        Sale
                                                          Common       Price
                                                      ----------      ------
     September 1, 1996 to October 28, 1998...........    500,000      $ 2.00
     October 29, 1998 to May 25, 1999................    600,000      $ 2.20
     May 26, 1999 and thereafter.....................    885,000      $ 3.25

     In the past three years, the Registrant from time to time has granted shares of its Common Stock to employees or consultants in exchange for services rendered to the Registrant, pursuant to the Registrant's Stock Incentive Plans, as set forth in the table below in reliance upon the exemption from registration provided by either (i) Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

                                                                           Deemed Per
                                                Number of Shares       Share Value at
     Date                                              of Common        Date of Grant
     ----                                       ----------------      ---------------
     September 1, 1996 to October 28, 1998....       58,700                $ 2.00
     October 29, 1998 to May 25, 1999.........       47,500                $ 2.20
     May 26, 1999 and thereafter..............       70,000                $ 3.25

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     1.1(2)    Form of Underwriting Agreement
     3.1       1994 Restated Articles of Incorporation, as amended
     3.2       Restated Bylaws
     4.1       See Article II of Exhibit 3.1 and Article V of Exhibit 3.2
     4.2(2)    Specimen Stock Certificate
     5.1(2)    Opinion of Stoel Rives LLP
     10.1      1999 Amended and Restated Investor Rights Agreement
     10.2      1993 Stock Incentive Plan
     10.3      1996 Stock Incentive Plan, as amended
     10.4      1999 Stock Incentive Plan
     10.5      Form of Incentive Stock Option Agreement
     10.6(2)   Form of Restricted Stock Purchase Agreement (Performance)
     10.7      Form of Restricted Stock Purchase Agreement
     10.8      Equipment Financing Agreement between the Company and GE Capital
               Financing dated June 5, 1998
     10.8.1    Industrial Business Park Lease between the Company and Evergreen
               Corporate Center LLC dated January 15, 1997, as amended July 15,
               1999
     10.8.2    Office Lease between 945 Battery LLC, and the Company, dated May
               9, 1999
     10.9      Agreement to Issue Shares of Common Stock between the Company and
               Baylor College of Medicine dated as of February 16, 1999
     10.10     Software Deposit Agreement with Fidex Americas Corporation dated
               April 15, 1996
     10.11(1)  Oracle Alliance Agreement between the Company and Oracle
               Corporation dated April 1, 1998, as amended
     10.12     Employment Agreement between the Company and Mark Leavitt, dated
               August 1, 1985
     21.1      Subsidiaries of the Registrant
     23.1      Consent of KPMG LLP
     23.2(2)   Consent of Stoel Rives LLP (included in Exhibit 5.1)
     24.1      Power of Attorney (included on signature page)
     27.1      Financial Data Schedule

--------------

(1) Certain portions of this Exhibit have been omitted based on a request for confidential treatment; such portions have been filed separately with the Commission.

(2)  To be filed by amendment.


(b)  Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on September 17, 1999.


                                       MEDICALOGIC, INC.



                                       By DAVID C. MOFFENBEIER
                                          --------------------------------------
                                          David C. Moffenbeier
                                          Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark K. Leavitt and David C. Moffenbeier his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any amendments (whether pre-effective or post-effective) to this registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

   Signature                       Title                      Date
   ---------                       -----                      ----

   MARK K. LEAVITT                 Chairman of the Board      September 17, 1999
   -----------------------------   and Chief Executive
   Mark K. Leavitt, M.D.           Officer Principal
                                   Executive Officer

   Signature                       Title                      Date
   ---------                       -----                      ----

   DAVID C. MOFFENBEIER            Chief Operating Officer    September 17, 1999
   -----------------------------   and Director Principal
   David C. Moffenbeier            Financial and Accounting
                                   Officer

   CHARLES D. BURWELL              Director                   September 17, 1999
   -----------------------------
   Charles D. Burwell


   BRUCE M. FRIED                  Director                   September 17, 1999
   -----------------------------
   Bruce M. Fried


   RONALD H. KASE                  Director                   September 17, 1999
   -----------------------------
   Ronald H. Kase

                                   Director                   September 17, 1999
   -----------------------------
   Neal Moszkowski


   MARK A. STEVENS                 Director                   September 17, 1999
   -----------------------------
   Mark A. Stevens


   RONALD R. TAYLOR                Director                   September 17, 1999
   -----------------------------
   Ronald R. Taylor


   DAVID W. WROE                   Director                   September 17, 1999
   -----------------------------
   David W. Wroe

                                  EXHIBIT INDEX

  Exhibit No.  Description
  -----------  -----------

     1.1(2)    Form of Underwriting Agreement
     3.1       1994 Restated Articles of Incorporation, as amended
     3.2       Restated Bylaws
     4.1       See Article II of Exhibit 3.1 and Article V of Exhibit 3.2
     4.2(2)    Specimen Stock Certificate
     5.1(2)    Opinion of Stoel Rives LLP
     10.1      1999 Amended and Restated Investor Rights Agreement
     10.2      1993 Stock Incentive Plan
     10.3      1996 Stock Incentive Plan, as amended
     10.4      1999 Stock Incentive Plan
     10.5      Form of Incentive Stock Option Agreement
     10.6(2)   Form of Restricted Stock Purchase Agreement (Performance)
     10.7      Form of Restricted Stock Purchase Agreement
     10.8      Equipment Financing Agreement between the Company and GE Capital
               Financing dated June 5, 1998
     10.8.1    Industrial Business Park Lease between the Company and Evergreen
               Corporate Center LLC dated January 15, 1997, as amended July 15,
               1999
     10.8.2    Office Lease between 945 Battery LLC, and the Company, dated May
               9, 1999
     10.9      Agreement to Issue Shares of Common Stock between the Company and
               Baylor College of Medicine dated as of February 16, 1999
     10.10     Software Deposit Agreement with Fidex Americas Corporation dated
               April 15, 1996
     10.11(1)  Oracle Alliance Agreement between the Company and Oracle
               Corporation dated April 1, 1998, as amended
     10.12     Employment Agreement between the Company and Mark Leavitt, dated
               August 1, 1985
     21.1      Subsidiaries of the Registrant
     23.1      Consent of KPMG LLP
     23.2(2)   Consent of Stoel Rives LLP (included in Exhibit 5.1)
     24.1      Power of Attorney (included on signature page)
     27.1      Financial Data Schedule

--------------

(1) Certain portions of this Exhibit have been omitted based on a request for confidential treatment; such portions have been filed separately with the Commission.

(2)  To be filed by amendment.